                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           KAHLER REALTY CORPORATION
                (Name of Registrant as Specified In Its Charter)
______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share ("Common Stock"), of Kahler Realty Corporation.
     (2) Aggregate number of securities to which transaction applies: 4,741,891 being the maximum number of shares of Common Stock to be acquired by Tiger Real Estate Fund, L.P. in the transaction.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $16,122.43 is calculated in accordance with Rule 0-11(c)(1) under the Exchange Act as one-fiftieth of one percent of the product of 4,741,891 shares of Common Stock to be acquired in the transaction and the proposed cash payment per share of Common Stock of $17.00.
     (4) Proposed maximum aggregate value of transaction:  $80,612,147.
     (5) Total fee paid:  $16,122.43.
[X]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    ___________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________

    (3)  Filing Party:

    ___________________________________________________________________________

    (4)  Date Filed:

    ___________________________________________________________________________

                           KAHLER REALTY CORPORATION

                                                                   July 25, 1996

Dear Kahler Realty Corporation Shareholder:

          You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of KAHLER REALTY CORPORATION (the "Company") to be held on August 13, 1996, at 10:00 a.m., Central Daylight Time, at The Kahler Hotel, 20 Second Avenue SW, Viking Room, Rochester, Minnesota 55902. At the Special Meeting, you will be asked to consider and vote upon a proposal to authorize and adopt the Agreement and Plan of Merger, dated as of May 6, 1996 (the "Merger Agreement"), among the Company, Tiger Real Estate Fund, L.P. (now known as Tiger/Westbrook Real Estate Fund, L.P.) ("Tiger") and Tiger Real Estate Acquisition Corp. (the "Merging Subsidiary").

          Upon the terms and subject to the conditions of the Merger Agreement, the Merging Subsidiary, a subsidiary of Tiger, will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation under the name "Kahler Realty Corporation", and each share of common stock, par value $.10 per share (the "Common Stock"), of the Company (other than shares (i) held in the treasury of the Company, (ii) owned by Tiger or by the Merging Subsidiary or (iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares) will be converted into the right to receive $17.00 per share in cash, without interest.

          THE BOARD OF DIRECTORS (THE "BOARD") OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. The Board's approval and recommendation were based on a number of factors described in the accompanying Proxy Statement (the "Proxy Statement"), including the opinion of Montgomery Securities ("Montgomery Securities"), the financial advisor to the Company engaged by the Board, that the consideration to be received by shareholders of the Company pursuant to the Merger is fair, from a financial point of view, to such shareholders as of May 6, 1996 and as of the date of the Proxy Statement. The opinion of Montgomery Securities dated the date of the Proxy Statement is included as Annex B to the Proxy Statement.

          PLEASE READ THE PROXY STATEMENT, WHICH PROVIDES YOU WITH A DESCRIPTION OF THE TERMS OF THE MERGER AND CERTAIN OTHER INFORMATION, BEFORE CASTING YOUR VOTE. A conformed copy of the Merger Agreement is included as Annex A to the Proxy Statement.

          Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Common Stock you own, you should complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card. A failure to vote will have the same effect as a vote against the Merger. YOU ARE URGED, THEREFORE, TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER BECOMES EFFECTIVE, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES IN EXCHANGE FOR THE $17 PER SHARE CASH CONSIDERATION.



                                       Sincerely,

                                       /s/ Harold W. Milner
                                       _______________________________________
                                       Harold W. Milner
                                       President and Chief Executive Officer

                           KAHLER REALTY CORPORATION

           _________________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 13, 1996
           _________________________________________________________

To the Shareholders of Kahler Realty Corporation:

          Notice is hereby given that a Special Meeting of Shareholders of KAHLER REALTY CORPORATION (the "Company") will be held on August 13, 1996, at 10:00 a.m., Central Daylight Time, at The Kahler Hotel, 20 Second Avenue SW, Viking Room, Rochester, Minnesota 55902, for the following purposes:

               (a) To consider and vote upon a proposal to authorize and adopt the Agreement and Plan of Merger, dated as of May 6, 1996 (the "Merger Agreement"), among the Company, Tiger Real Estate Fund, L.P. (now known as Tiger/Westbrook Real Estate Fund, L.P.) ("Tiger") and Tiger Real Estate Acquisition Corp. (the "Merging Subsidiary"), pursuant to which, among other things: (i) the Merging Subsidiary, a subsidiary of Tiger, will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation under the name "Kahler Realty Corporation"; and (ii) each share of common stock, par value $.10 per share (the "Common Stock"), of the Company (other than shares held in the treasury of the Company, owned by Tiger or by the Merging Subsidiary, or held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the Business Corporation Act of the State of Minnesota (the "MBCA")), will be converted into the right to receive $17.00 per share in cash, without interest.

               (b) To transact such other business as may properly come before the Special Meeting, including any and all adjournments and postponements thereof.

          A conformed copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement (the "Proxy Statement").

          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT.

          Only holders of record of shares of Common Stock as of the close of business on July 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. Under Section 302A.613 of the MBCA, the affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote is required to adopt the Merger Agreement.

          Under the MBCA, shareholders of the Company have the right to dissent from the Merger and demand appraisal rights for their shares of Common Stock, provided that the Merger is consummated and such shareholders comply with the requirements of Sections 302A.471 and 302A.473 of the MBCA. See "THE MERGER-- Appraisal Rights of Dissenting Shareholders" in the Proxy Statement for a description of the rights of dissenting shareholders and a discussion of the procedures which must be followed by dissenting shareholders of the Company to obtain appraisal of their shares of Common Stock.




                                       /s/ Michael J. Quinn
                                       _______________________________________
                                       Michael J. Quinn
                                       Senior Vice President, Secretary and
                                        General Counsel

Rochester, Minnesota
July 25, 1996

                           KAHLER REALTY CORPORATION
                              20 Second Avenue SW
                          Rochester, Minnesota 55902

                               -----------------
                                PROXY STATEMENT
                               -----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 13, 1996

          This proxy statement ("Proxy Statement") is being furnished to the shareholders of Kahler Realty Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at a Special Meeting of Shareholders to be held on August 13, 1996, at 10:00 a.m., Central Daylight Time, at The Kahler Hotel, 20 Second Avenue SW, Viking Room, Rochester, Minnesota, 55902, and at any and all adjournments and postponements thereof (the "Special Meeting").

          At the Special Meeting, you will be asked to consider and vote upon a proposal to authorize and adopt the Agreement and Plan of Merger, dated as of May 6, 1996 (the "Merger Agreement"), among the Company, Tiger Real Estate Fund, L.P. (now known as Tiger/Westbrook Real Estate Fund, L.P.) ("Tiger") and Tiger Real Estate Acquisition Corp. (the "Merging Subsidiary").

          Upon the terms and subject to the conditions of the Merger Agreement, the Merging Subsidiary, a subsidiary of Tiger, will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation") under the name "Kahler Realty Corporation", and each share of common stock, par value $.10 per share (the "Common Stock"), of the Company (other than shares (i) held in the treasury of the Company, (ii) owned by Tiger or by the Merging Subsidiary or (iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the Business Corporation Act of the State of Minnesota (the "MBCA")), will be converted into the right to receive $17.00 per share in cash, without interest. Copies of Sections 302A.471 and 302A.473 of the MBCA are included as Annex C to this Proxy Statement.

          A conformed copy of the Merger Agreement is included as Annex A hereto. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

          THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. The Board's approval and recommendation were based on a number of factors described in this Proxy Statement, including the opinion of Montgomery Securities ("Montgomery Securities"), the financial advisor to the Company engaged by the Board, that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair, from a financial point of view, to such shareholders as of May 6, 1996 and as of the date of this Proxy Statement. The opinion of Montgomery Securities dated the date of this Proxy Statement is included as Annex B to this Proxy Statement.

          Under Section 302A.613 of the MBCA, the affirmative vote of at least a majority of the outstanding shares of Common Stock entitled to vote is required to adopt the Merger Agreement. Only holders of record of shares of Common Stock at the close of business on July 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. Pursuant to voting agreements, Mayo Foundation and Milner Associates have agreed with Tiger to vote approximately 19.9% of the outstanding shares of Common Stock in favor of the authorization and adoption of the Merger Agreement. See "THE SPECIAL MEETING--Voting Agreements." Conformed copies of the voting agreements are included as Annexes D and E hereto. The summaries of the portions of the voting agreements set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the texts of the voting agreements.

          This Proxy Statement is first being mailed to the Company's shareholders on or about July 25, 1996.
                              ____________________________


                   The date of this Proxy Statement is July 25, 1996.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
SUMMARY...........................................................   1

THE SPECIAL MEETING...............................................  11
     Date; Time; Place; Purpose; Record Date......................  11
     Votes Required...............................................  11
     Terms of the Voting Agreements...............................  11
     Revocation and Use of Proxies; Solicitation..................  12

THE COMPANIES.....................................................  13
     Kahler Realty Corporation....................................  13
     Tiger/Westbrook Real Estate Fund, L.P........................  14
     Tiger Real Estate Acquisition Corp...........................  14

THE MERGER........................................................  14
     Structure of the Merger......................................  14
     Background of the Transaction................................  15
     Reasons for the Merger; Recommendation of the Board..........  19
     Certain Projections..........................................  20
     Opinion of Financial Advisor.................................  22
     Interests of Certain Persons in the Merger...................  26
     Mayo Foundation; Non-Competition Agreement...................  29
     Effective Time of the Merger.................................  30
     Payment for Shares of Common Stock...........................  30
     Certain Other Effects of the Merger..........................  31
     Regulatory and Third Party Approvals.........................  31
     Accounting Treatment.........................................  31
     Terms of the Merger..........................................  32
     Source and Amount of Funds...................................  39
     Certain Tax Consequences of the Merger.......................  39
     Appraisal Rights of Dissenting Shareholders..................  39

MARKET PRICES; DIVIDENDS..........................................  42

SELECTED FINANCIAL AND OPERATING DATA OF THE COMPANY (UNAUDITED)..  43

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.......  45

INDEPENDENT PUBLIC ACCOUNTANTS....................................  46

INCORPORATION BY REFERENCE........................................  46

OTHER MATTERS.....................................................  46

ANNEXES:
     ANNEX A  Agreement and Plan of Merger
     ANNEX B  Fairness Opinion of Montgomery Securities
     ANNEX C Sections 302A.471 and 302A.473 of the Business Corporation Act of the State of Minnesota
     ANNEX D Voting Agreement Between Tiger Real Estate Acquisition Corp. and Milner Associates
     ANNEX E Voting Agreement Between Tiger Real Estate Acquisition Corp. and Mayo Foundation

                                    SUMMARY

          The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This Summary does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement and the Annexes hereto. Shareholders are urged to read this Proxy Statement, including such Annexes, in its entirety.


THE SPECIAL MEETING

DATE; TIME; PLACE; PURPOSE; RECORD DATE

          The Special Meeting will be held on August 13, 1996, at 10:00 a.m., Central Daylight Time, at The Kahler Hotel, 20 Second Avenue SW, Viking Room, Rochester, Minnesota, 55902. At the Special Meeting, shareholders of the Company will be asked to consider and vote upon a proposal to authorize and adopt the Merger Agreement. The Board has fixed the close of business on July 1, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING--Date; Time; Place; Purpose; Record Date."

VOTES REQUIRED

          The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the Merger Agreement. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any and all adjournments and postponements thereof. As of the Record Date, 4,348,141 shares of Common Stock, were issued and outstanding, of which 1,113,234 shares (approximately 25.6% of the outstanding shares of Common Stock) were beneficially owned by Mayo Foundation and 832,630 shares (approximately 18.7% of the outstanding shares of Common Stock) were beneficially owned by directors and executive officers of the Company and their affiliates. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS". Each share of Common Stock issued and outstanding on the Record Date entitles the holder thereof to one vote on each proposal presented at the Special Meeting.

          Mayo Foundation and all of such directors and executive officers of the Company and their affiliates have indicated to the Company that they intend to vote all such shares in favor of approval of the Merger Agreement. In addition, Mayo Foundation and Milner Associates (an affiliate of Harold W. Milner, President and Chief Executive Officer of the Company) have entered into voting agreements (the "Voting Agreements") with Merging Subsidiary pursuant to which such shareholders have agreed to vote approximately 19.9% of the outstanding shares of Common Stock in favor of the Merger. See "THE SPECIAL MEETING--Votes Required" and "--Terms of the Voting Agreements" and Annexes D and E.

TERMS OF THE VOTING AGREEMENTS

          Pursuant to their Voting Agreements with Merging Subsidiary, Milner Associates and Mayo Foundation agreed to vote an aggregate of approximately 19.9% of the outstanding shares of Common Stock (a) in favor of the Merger, the Merger Agreement and any transactions contemplated thereunder, and (b) against any matter that could result in the breach of the Merger Agreement or the non-fulfillment of any of the conditions of the Company's obligations under the Merger Agreement. See "THE SPECIAL MEETING--Voting Agreements" and Annexes D and E.

THE COMPANIES

KAHLER REALTY CORPORATION

          Founded in 1917, the Company is a publicly-held real estate company primarily engaged in the business of owning, developing and managing hotels. The Company owns or manages 23 hotels throughout the United States, focusing primarily on markets in Rochester, Minnesota and in the intermountain region of Utah, Idaho, Montana and Arizona. The Company also owns Textile Care Services, a laundry service that serves southeastern Minnesota and the Salt Lake City area, as well as a wholesale and retail formal wear supplier in the midwestern and western states. The mailing address of the Company's principal executive offices is 20 Second Avenue SW, Rochester, Minnesota, 55902. See "THE COMPANIES--Kahler Realty Corporation."

TIGER/WESTBROOK REAL ESTATE FUND, L.P.

          Tiger is a private real estate investment fund that invests in a wide array of real estate related assets and companies. To date, Tiger has completed 22 investments comprised of over 130 properties in 20 States with an estimated portfolio value of over $1.0 billion. Tiger's principal executive offices are located at 101 Park Avenue, 47th Floor, New York, New York 10178. See "THE COMPANIES--Tiger/Westbrook Real Estate Fund, L.P."

TIGER REAL ESTATE ACQUISITION CORP.

          The Merging Subsidiary is a corporation recently organized by Tiger for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger Agreement and the transactions contemplated thereby. The mailing address of the Merging Subsidiary's principal executive offices is 101 Park Avenue, 47th Floor, New York, New York 10178. See "THE COMPANIES--Tiger Real Estate Acquisition Corp."

THE MERGER

STRUCTURE OF THE MERGER

          Upon the terms and subject to the conditions of the Merger Agreement, the Merging Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation under the name "Kahler Realty Corporation". In the Merger, each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by Tiger or by the Merging Subsidiary or (iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA) will be converted into the right to receive $17.00 per share in cash, without interest. See "THE MERGER--Terms of the Merger--Structure of the Merger."

BACKGROUND OF THE TRANSACTION

          Since the late 1980's, the Company has pursued a growth strategy pursuant to which the Company has sought to make opportunistic acquisitions of hotels throughout the United States, with particular emphasis on the intermountain region of Utah, Idaho, Montana and Arizona. The Company's growth strategy also includes the expansion and renovation of the Company's existing hotels.

          While the Company has been able to expand from the ownership of six hotels in 1985 to the ownership or management of 23 hotels today, the ability of the Company to expand at a more significant rate and to fully realize the opportunities that it believes are available has been limited by the Company's significant leverage and its limited access to the capital markets. Throughout 1994 and much of 1995, the Company attempted to lessen its leverage and to access the capital markets by restructuring into a real estate investment trust. The attempt was not successful and the proposed restructuring was not effected.

          After determining that it was unlikely that the Company's proposed restructuring could be completed in 1995 and after a company that operates hotels expressed an interest in pursuing a possible business combination with the Company, on November 24, 1995 the Company issued a press release announcing that it had retained Montgomery Securities as financial advisor to assist the Board in evaluating potential strategic alternatives available to enhance shareholder value. As part of such evaluation, third party proposals were solicited for an acquisition of the Company or certain portions of its business. The Board held a special meeting on April 17, 1996 to review those third party proposals that had been received as well as other strategic alternatives available to the Company. At such meeting, the Company's legal and financial advisors reviewed the terms of such third party proposals and the Company's financial advisors also analyzed other possible strategic alternatives, including again pursuing a real estate investment trust offering, seeking to obtain additional equity or debt financing under the Company's current corporate structure, implementing a stock repurchase program, and maintaining the Company's current corporate and financial structure. At such meeting, the Board concluded that a fully financed all cash merger proposal received from Tiger was the most attractive third party proposal and authorized the Company's management and financial and legal advisors to commence negotiations with Tiger. The Board also instructed the Company's management and financial advisors to further analyze the Company's prospects if it maintained its current corporate and financial structure.

          After extensive negotiations between the Company and Tiger between April 18 and May 6, 1996 (including a special meeting of the Board at which the negotiations were reviewed and the prospects of the Company if it rejected the Tiger offer discussed), a special meeting of the Board was held on May 6, 1996 at which the Company's legal advisers reviewed the terms of the proposed merger agreement and voting agreements and Montgomery Securities rendered its opinion that the consideration to be received by the shareholders of the Company was fair to such holders from a financial point of view as of that date. The Board then unanimously approved the Merger Agreement and the Merger. The Merger Agreement and the Merger were also unanimously approved by a special committee of the Board consisting of all non-management directors of the Company (Messrs. Herrell, Huntsman, Lucas, McIlrath and Sheffert; collectively, the "Non-Management Directors") to ensure that Tiger and the Merging Subsidiary would not be deemed "interested shareholders" under the MBCA and thereby prohibit the Company from engaging in a business combination with either Tiger or the Merging Subsidiary for four years. On May 7, 1996, the Merger Agreement and the Voting Agreements were executed. See "THE MERGER--Background of the Transaction."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

          The Board, at a special meeting held on May 6, 1996, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is in the best interests of the shareholders of the Company and recommends that the shareholders vote FOR the authorization and adoption of the Merger Agreement and the Merger. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "THE MERGER--Reasons for the Merger; Recommendation of the Board" and "--Opinion of Financial Advisor."

OPINIONS OF FINANCIAL ADVISOR

          On May 6, 1996, Montgomery Securities delivered its oral opinion, subsequently confirmed in writing as of such date and as of the date of this Proxy Statement, to the Board to the effect that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view as of such dates. The full text of Montgomery Securities' opinion dated the date of this Proxy Statement, including the procedures followed, the matters considered and the assumptions made by Montgomery Securities, is included as Annex B to this Proxy Statement. For a description of such opinion, see "THE MERGER--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          General. In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that certain members of the Board and of management of the Company have certain interests which may present them with potential conflicts of interest in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

          Options. Pursuant to the terms of the Merger Agreement, the options ("Options") received by Company employees (including certain executive officers) and Directors under stock plans of the Company will, at the Effective Time (as defined below), be fully exercisable and the holder of each Option will be entitled to receive with respect to each share of Common Stock subject to such Option, an amount in cash equal to the excess of $17 over the exercise price for such share of Common Stock payable upon exercise of such Option. See "THE MERGER--Interests of Certain Persons in the Merger--Options."

          Termination Protection Agreements. The Merger will constitute a change in control under termination agreements with five executive officers of the Company (Harold W. Milner, Kevin L. Molloy, Michael R. Hinckley, Steven R. Stenhaug and Michael J. Quinn) so that if any such employee is terminated by the Company without cause (as defined in the termination agreements) or by the employee for good reason (as defined in the termination agreements) within two years following the Merger, then such employee will be entitled to receive from the Company certain severance benefits. See "THE MERGER--Interests of Certain Persons in the Merger--Termination Protection Agreements."

MAYO FOUNDATION; NON-COMPETITION AGREEMENT

          Mayo Foundation owns the Mayo Clinic, an internationally renowned medical clinic in the Rochester, Minnesota area. The level of demand created by the Mayo Clinic is such that the results of operations of the Company's Rochester hotels are dependent upon the continued attractiveness of the Mayo Clinic to patients and medical conferences. Mayo Foundation also beneficially owned, as of the Record Date, 1,113,234 shares of Common Stock representing approximately 25.6% of the Common Stock.

          As a condition to entering into the Merger Agreement, Tiger required that Mayo Foundation enter into a non-competition agreement with Tiger. Concurrently with the execution of the Merger Agreement, Mayo Foundation entered into a non-competition agreement, dated as of May 6, 1996 (the "Non-Competition Agreement"), with Tiger, in which Mayo Foundation agrees that, if the Merger is completed, for a period of seven years after the Effective Time, it and its affiliates will refrain from taking certain actions relating to the ownership, financing or operation of hotels or the employment of certain Company employees, in each case in the Rochester, Minnesota Metropolitan Statistical Area (the "Geographic Area"). See "THE MERGER--Non-Competition Agreement."

EFFECTIVE TIME OF THE MERGER; PAYMENT FOR SHARES OF COMMON STOCK

          The Merger will become effective at the date and time that the articles of merger ("Articles of Merger") are duly filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such later time as may be specified in the Articles of Merger (the "Effective Time"). So long as the Merger Agreement shall not have been terminated, the filing of the Articles of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived. See "THE MERGER-- Effective Time of the Merger."

          Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to holders of certificates formerly evidencing shares of Common Stock promptly, but in no event later than two business days, following the Effective Time, by ChaseMellon Shareholder Services, L.L.C. (the "Paying Agent"). Payment will be made to such former holders of Common Stock as promptly as practicable following receipt by the Paying Agent of certificates for their Common Stock and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. See "THE MERGER--Payment for Shares of Common Stock."

REGULATORY AND THIRD PARTY APPROVALS

          The Merger may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the applicable waiting period in connection with such information has expired or been earlier terminated. The Company received early termination of the waiting period applicable to the Merger on June 24, 1996. In addition, the obligations of Tiger and Merging Subsidiary to effect the Merger are subject to the receipt of certain governmental approvals and third party consents. See "THE MERGER-- Regulatory and Third Party Approvals--HSR Act", "--Other Governmental Approvals" and "--Third Party Contractual Consents".

ACCOUNTING TREATMENT

          The Merger will be accounted for as a "purchase," for accounting and financial reporting purposes. See "THE MERGER--Accounting Treatment."

TERMS OF THE MERGER

          Conditions to Consummation of the Merger. The obligations of the Company, Tiger and the Merging Subsidiary to effect the Merger are subject to the fulfillment, at or prior to the closing of the transactions pursuant to the Merger Agreement (the "Closing"), of the following conditions: (a) the approval and adoption of the Merger Agreement at the Special Meeting by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote; (b) the filing of the Articles of Merger with and the acceptance of the same by the Secretary of State of the State of Minnesota and the expiration of all applicable waiting periods under the HSR Act; (c) the absence of any temporary restraining order, injunction or other legal restraint or prohibition preventing the consummation of the Merger or any pending action or proceeding by any governmental entity seeking the same, the absence of any pending action or proceeding by any governmental entity seeking material damages in connection with the Merger or any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to, the Merger which makes the consummation of the Merger illegal; and (d) the opinion of Montgomery Securities addressed to the Board, to the effect that the consideration to be received in the Merger is fair to the Company's shareholders, shall not have been withdrawn.

          In addition, the obligations of Tiger and the Merging Subsidiary to effect the Merger are subject to the fulfillment, at or prior to the Closing, of certain other conditions, any one or more of which may be waived by Tiger, including: (a) the accuracy in all material respects of the representations and warranties of the Company set forth in the Merger Agreement; (b) the performance by the Company in all material respects of all material obligations required to be performed by it under the Merger Agreement on or prior to the date of the Closing (the "Closing Date"); (c) the receipt of certain third party contractual consents on terms reasonably satisfactory to Tiger and the receipt by Tiger of all consents, approvals, licenses and permits of governmental entities necessary to enable Tiger to operate the Company's Properties (as defined in the Merger Agreement) immediately following the Effective Time substantially in the same manner as operated on May 6, 1996; and (d) the absence since May 6, 1996 of any material adverse change in the business, Properties, assets, results of operations or financial condition of the Company and its Subsidiaries (as defined in the Merger Agreement) taken as a whole.

          The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Closing of certain other conditions, including: (a) the accuracy in all material respects of the representations and warranties of Tiger and the Merging Subsidiary set forth in the Merger Agreement; and (b) the performance by Tiger and the Merging Subsidiary in all material respects of all material obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date. See "THE MERGER-- Terms of the Merger--Conditions to Consummation of the Merger."

          No Solicitation and Related Matters. Pursuant to the Merger Agreement, the Company has agreed that it will not, nor will it authorize or permit any of its Subsidiaries or, to the extent within its control, the entities in which the Company directly or indirectly holds an equity interest, but less than that required to constitute a Subsidiary (the "Investment Entities"), or any of their respective officers, directors, employees or other representatives retained by them to, solicit or initiate, or encourage, or take any other action to facilitate or encourage, the submission of inquiries or the making of a Takeover Proposal (as defined below in "THE MERGER--Terms of the Merger--No Solicitation and Related Matters"), or enter into or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Takeover Proposal, provided, that following receipt of an unsolicited Takeover Proposal that the Company reasonably anticipates could lead to a Superior Proposal (as defined below in "THE MERGER--Terms of the Merger--No Solicitation and Related Matters"), the Company may, subject to execution of a confidentiality agreement, provide information to the party making such Takeover Proposal and participate in discussions or negotiations concerning such a Takeover Proposal following notice to Tiger.

          The Company has also agreed that the Board will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tiger or the Merging Subsidiary, the approval or recommendation by the Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal, the Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate the Merger Agreement, in each case at any time after the fifth business day following notice to Tiger. The Board may also withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and terminate the Merger Agreement if Montgomery Securities' fairness opinion is withdrawn. If the Company proposes to take any of the foregoing actions, it shall concurrently with entering into such agreement pay, or cause to be paid, to Tiger or the Merging Subsidiary (as Tiger shall designate) all documented out-of-pocket expenses payable to non-affiliates and incurred by Tiger and the Purchaser in connection with the Merger Agreement and the transactions contemplated thereby to the date of such action, up to $1,250,000 (the "Expense Reimbursement") and in the event that the Company shall enter into any agreement relating to a Takeover Proposal, such agreement shall provide for the payment to Tiger of a $5,000,000 termination fee (the

"Termination Fee"), upon the consummation of the transaction contemplated by the agreement, provided that if, prior to the receipt of a Takeover Proposal, the Company proposes to take any of the foregoing actions as provided in the second preceding sentence, it shall concurrently pay to Tiger or the Merging Subsidiary the Expense Reimbursement and the Termination Fee.

          Pursuant to the Voting Agreement between Milner Associates and Merging Subsidiary, Milner Associates agreed to be bound by and to comply with the no solicitation obligations of the Company described above. See "THE MERGER--Terms of the Merger--No Solicitation and Related Matters."

          Termination; Fees and Expenses. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company: (a) by unanimous written consent of Tiger, the Merging Subsidiary and the Company; (b) by Tiger, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any such representation or warranty of the Company is or becomes untrue, in each case such that the conditions to the obligations of Tiger and the Merging Subsidiary with respect to the accuracy of the representations and warranties of the Company and the performance of the material obligations of the Company could not be satisfied;
(c) by the Company, upon a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Tiger, or if any such representation or warranty of Tiger is or becomes untrue, in each case such that the conditions to the obligations of the Company with respect to the accuracy of the representations and warranties of Tiger and the Merging Subsidiary and the performance of the material obligations of Tiger and the Merging Subsidiary could not be satisfied; (d) by either Tiger or the Company, if any permanent injunction or action by any governmental entity preventing the consummation of the Merger shall have become final and nonappealable; (e) by either Tiger or the Company if the Merger has not been consummated on or prior to October 6, 1996;
(f) by either Tiger or the Company, if the approval by the shareholders of the Company of the Merger Agreement and the Merger has not been obtained by reason of the failure to obtain the required vote at a duly called meeting of shareholders or an adjournment of such a meeting; (g) by Tiger, if (i) following the receipt of a Takeover Proposal, the Board or any committee thereof shall have withdrawn or modified (or resolved to withdraw or modify) its approval or recommendation of the Merger Agreement or the Merger in any manner which is adverse to Tiger or the Merging Subsidiary; or (ii) the Board has approved or recommended (or resolved to approve or recommend) to the shareholders of the Company a Superior Proposal; and (h) by the Company (in accordance with the provisions of the Merger Agreement relating to Takeover Proposals and Superior Proposals) if the Board receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board based on the advice of outside counsel), it determines to be a Superior Proposal (and after notice to Tiger) or if Montgomery Securities withdraws its fairness opinion.
See "THE MERGER--Terms of the Merger--Termination."

          Unless the Merger Agreement is terminated by the Company, and Tiger or the Merging Subsidiary shall have failed to perform in any material respects its obligations under the Merger Agreement, (x) if the Merger Agreement is terminated under clauses (b), (f) (but only if a Takeover Proposal has been received by the Company prior to the vote or the Board has withdrawn or adversely modified its approval or recommendation of the Merger), (g) or (h) of the preceding paragraph, or (y) if at any time within one year following the termination of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act (other than Tiger or any of its affiliates)) shall have acquired, directly or indirectly, the Company, all or substantially all its Properties or assets or more than 50% of the shares of Common Stock then outstanding; or if the Company enters into an agreement with respect to a Superior Proposal prior to the one year anniversary of the termination of the Merger Agreement, the Company shall pay upon demand Tiger or the Merging Subsidiary for all documented out-of-pocket fees and expenses payable to non-Affiliates incurred by Tiger and the Merging Subsidiary in connection with the Merger Agreement and the transactions contemplated thereby to the date of such event, up to a maximum reimbursement obligation of $1,250,000. The Company shall pay to Tiger an additional fee of $5,000,000 upon demand if (i) (A) it is required to reimburse Tiger or the Merging Subsidiary for its fees and expenses (as set forth in clause (x) above, except in the case of a termination by Tiger described in clause (b) of the preceding paragraph, (B) the Company shall have entered into an agreement with respect to a Superior Proposal within one year after such termination and (C) the transactions contemplated by such agreement shall have been consummated or (ii) it is required to pay Tiger or the Merging Subsidiary the Expense Reimbursement as a result of a person or "group" having acquired the Company, all or substantially all its Properties or assets or more than 50% of the shares of the Common Stock then outstanding or the Company having entered into an agreement with respect to a Superior Proposal within one year following the termination of the Merger Agreement, as set forth in clause (y) above. Except as set forth above, each party to the Merger Agreement agreed to bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Terms of the Merger--Fees and Expenses."

CERTAIN TAX CONSEQUENCES OF THE MERGER

          The receipt of cash for the Common Stock pursuant to the Merger or pursuant to the exercise of appraisal rights under the MBCA will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. SECURITY HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER. See "THE MERGER--Certain Tax Consequences of the Merger."

DISSENTERS' APPRAISAL RIGHTS

          Under the MBCA, if the Merger is effected, holders of shares of Common Stock who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares under the MBCA will be entitled to dissenters' rights of appraisal in connection with the Merger. See "THE MERGER--Appraisal Rights of Dissenting Shareholders" and Annex C to this Proxy Statement.

MARKET PRICES

          The Common Stock is listed on the NASDAQ National Market System ("NASDAQ"). As of November 22, 1995, the last full trading day prior to the press release by the Company announcing that it had retained Montgomery Securities to assist the Board in evaluating strategic alternatives to enhance shareholder value, including a possible sale of all or a part of the Company, the high and low sales prices of the Common Stock, as reported to the NASDAQ, were $10.125 and $10.00, respectively and the closing sales price was $10.125. As of May 6, 1996, the last full trading day prior to the announcement by the Company of the execution of the Merger Agreement, the high, low and closing sales prices of the Common Stock, as reported to the NASDAQ, were each $15.50.

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

SUMMARY SELECTED FINANCIAL AND OPERATING DATA OF THE COMPANY (UNAUDITED)

          The following table presents summary historical financial data for the Company. The data should be read in conjunction with the historical Consolidated Financial Statements and Notes thereto of the Company which are incorporated by reference elsewhere in this Proxy Statement. The interim unaudited information for the three months ended March 31, 1996 and April 2, 1995 reflect, in the opinion of management of the Company, all adjustments necessary for a fair presentation of results for such periods and all such adjustments are of a normal recurring nature. The results of operations for such interim periods are not necessarily indicative of the results of operations for any other interim periods or for the year as a whole. See "SELECTED FINANCIAL AND OPERATING DATA OF THE COMPANY (UNAUDITED)."


                                                                Fiscal Year (1)                               First Three Months (1)
                                        ----------------------------------------------------------------      ----------------------
                                           1991          1992         1993          1994          1995          1995          1996
                                        ---------     ---------    ---------     ---------     ---------      ---------    ---------
                                                     (dollars in thousands, except per share and Hotel Operating Data)
Revenues
  Revenue of owned operations.........  $  64,652     $  74,014    $  96,979     $ 109,910     $  121,772     $ 29,367     $ 31,535
  Other properties managed and/or
    partially owned...................     31,506        29,237       17,910        17,490         18,113        4,109        4,519
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
      Total revenues..................  $  96,158     $ 103,251    $ 114,889     $ 127,400     $  139,885     $ 33,476     $ 36,054
                                        =========     =========    =========     =========     ==========     ========     ========
Revenue of Owned Operations
  Lodging.............................  $  51,021     $  58,408    $  80,505     $  93,243     $  105,356     $ 26,643     $ 28,629
  Formal wear, laundry & other........     13,193        14,182       15,277        15,894         15,912        2,686        2,795
  Interest income.....................        438         1,424        1,197           773            504           38          111
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
   Total revenue of owned operations..     64,652        74,014       96,979       109,910        121,772       29,367       31,535
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
Operating Costs and Expenses
  Lodging.............................     38,458        45,053       60,974        70,797         79,318       19,753       21,145
  Formal wear, laundry & other........     10,772        12,092       12,621        13,487         12,801        3,177        3,214
  Corporate expenses..................      2,827         3,225        3,272         3,257          3,901        1,055        1,056
  Depreciation and amortization.......      5,740         6,492        7,904         8,477          8,919        2,036        2,233
  Non-recurring charges (2)...........         --         2,758(2)        --         1,811(2)         526(2)        --           --
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
   Total operating costs and expenses.     57,797        69,620       84,771        97,829        105,465       26,021       27,648
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
Gross Operating Profit...............       6,855         4,394       12,208        12,081         16,307        3,346        3,887
  Interest expense...................      (6,764)       (7,303)      (9,362)      (11,207)       (13,115)      (3,050)      (3,062)
  Equity earnings (loss) of
    affiliates.......................      (2,326)         (688)          27           193            533          154          115
  Gain (loss) on sale of assets......       3,005          (693)           6            20            (11)           1           --
                                       ----------     ---------    ---------     ---------     ----------     --------     --------
Income (Loss) From
  Operations Before
  Income Taxes.......................         770        (4,290)       2,879         1,087          3,714          451          940
  Provision (credit) for
    income taxes.....................         247          (300)         875           323            697          140          294
                                       ----------     ---------    ---------     ---------     ----------     --------     --------
  Income (loss) before
    extraordinary item and
    changes in accounting
    principle........................         523        (3,990)       2,004           764          3,017          311          646
  Extraordinary item net of
    income taxes.....................         173         2,517           --            --             --           --           --
  Cumulative effect of
    change in accounting for
    nonpension post-
    retirement benefits..............          --          (250)          --            --             --           --           --
                                        ---------     ---------    ---------     ---------     ----------     --------     --------
Net Income (Loss)....................   $     696     $  (1,723)   $   2,004     $     764     $    3,017     $    311     $    646
                                        =========     =========    =========     =========     ==========     ========     ========
  Income (loss) per share (3)........   $    0.13     $   (0.59)   $    0.46     $    0.14     $     0.69     $   0.07     $   0.15
                                        =========     =========    =========     =========     ==========     ========     ========
Other Financial Data:
  EBITDA (4).........................   $  10,269     $  11,398    $  20,139     $  20,751     $   25,759     $  5,536     $  6,235
  Cash flows from:
    Operations (5)...................   $   7,686     $   4,427(5) $  10,249     $   9,434(5)  $   13,271(5)  $  4,116     $  3,424
    Investing activities.............     (19,729)       (9,797)     (14,685)      (13,256)       (16,234)      (1,702)      (3,445)
    Financing activities.............      12,024         5,975        4,617         3,948          2,776       (1,263)       2,083

                                                                 Fiscal Year (1)                              First Three Months (1)
                                        ------------------------------------------------------------------    ----------------------
                                           1991          1992         1993          1994          1995          1995          1996
                                        -----------   -----------  -----------   -----------   -----------    ---------    ---------
                                                      (dollars in thousands, except per share and Hotel Operating Data)
Hotel Operating Data (owned
  or managed):
  Number of hotels--end of
     period......................               14            16           18            20            22           20           22
  Number of rooms--end of
     period......................            3,374         3,699        4,103         4,382         4,647        4,385        4,647
  Room nights available..........        1,214,729     1,314,976    1,406,488     1,560,874     1,669,835      405,975      430,938
  Occupancy......................             60.9%         61.9%        63.9%         65.1%         65.9%        64.6%        62.9%
  ADR (6)........................       $    61.71    $    61.36   $    63.31    $    63.75    $    65.48     $  69.88     $  74.41
  REVPAR (6).....................       $    37.56    $    38.01   $    40.48    $    41.53    $    43.13     $  45.16     $  46.82
Balance Sheet Data:
  Investment in real estate
    (before accumulated
    depreciation)................       $  122,659    $  156,583   $  196,873    $  205,028    $  217,702     $206,688     $220,566
  Net investment in real estate..           81,259       110,202      142,743       150,747       156,584      150,472      157,322
  Total assets...................          114,170       132,392      162,406       169,069       178,367      170,392      182,994
  Total mortgage debt............           81,334        93,710      123,985       125,126       129,754      123,804      133,575
  Stockholders' equity...........           16,586        14,867       16,366        21,271        24,173       21,504       24,984
Cash Dividends Declared
  Per Common Share:                             --            --          .04           .08           .13          .03          .04
Book Value Per Share:                         5.06          4.42         4.78          5.10          5.63         5.14         5.76

- ----------------
(1) The Company's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years and for the three months ended April 2, 1995 and March 31, 1996.

(2) Non-recurring charges for fiscal 1992, 1994 and 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million and $526,000 of expenses in 1994 and 1995, respectively, related to the REIT Offering.

(3) Income per share in 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents of 3,274,000. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Common Stock aggregating 3,341,000. Common Stock equivalents are excluded since the effect is antidilutive. For 1993, 1994 and 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000, 3,956,000 and 4,355,000, respectively.

(4) "EBITDA" means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP"), is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain the Company's assets, to service existing debt or to use at the Company's discretion for other purposes.

(5) Cash flow from operations for fiscal 1992, 1994 and 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $526,000, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $13.8 million for 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 and 1995 charges represent costs incurred in connection with the REIT Offering.

(6) "ADR" means average daily room revenue per occupied room, while "REVPAR" means average daily room revenue per available room.

                              THE SPECIAL MEETING

Date; Time; Place; Purpose; Record Date

          The Special Meeting will be held on August 13, 1996, at 10:00 a.m., Central Daylight Time, at The Kahler Hotel, 20 Second Avenue SW, Viking Room, Rochester, Minnesota, 55902.

          The purpose of the Special Meeting is to consider and vote upon a proposal to authorize and adopt the Merger Agreement, dated as of May 6, 1996, among the Company, Tiger and the Merging Subsidiary. As a result of the Merger, all shareholders (other than Tiger) will cease to have an equity interest in, or possess any rights as shareholders of, the Company. See "THE MERGER--Terms of the Merger."

          The Board has fixed the close of business on July 1, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record at the Record Date.

          Shareholders have the right to dissent from the Merger Agreement and, subject to certain conditions provided under the MBCA, to receive payment for the fair value of their shares of Common Stock. See "THE MERGER--Appraisal Rights of Dissenting Shareholders" and Annex C to this Proxy Statement.

Votes Required

          The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to authorize and adopt the Merger Agreement. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any and all adjournments and postponements thereof. As of the Record Date, 4,348,141 shares of Common Stock, were issued and outstanding and entitled to vote at the Special Meeting. Each share of Common Stock issued and outstanding on the Record Date will entitle the holder thereof to one vote on each proposal presented at the Special Meeting. Shares of Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

          As of the Record Date, 4,348,141 shares of Common Stock, were issued and outstanding, of which 1,113,234 shares (approximately 25.6% of the outstanding shares of Common Stock) were beneficially owned by Mayo Foundation and 832,630 shares (approximately 18.7% of the outstanding shares of Common Stock) were beneficially owned by directors and executive officers of the Company and their affiliates. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS". Mayo Foundation and all of such directors and executive officers of the Company and their affiliates have indicated to the Company that they intend to vote all such shares in favor of approval of the Merger Agreement.

Terms of the Voting Agreements

          The following is a summary of certain provisions of the Voting Agreements, conformed copies of which are included as Annexes D and E to this Proxy Statement. Such summary is qualified in its entirety by reference to the Voting Agreements.

          Pursuant to the Voting Agreements, Milner Associates (an affiliate of Harold W. Milner, President and Chief Executive Officer of the Company) has agreed to vote all 492,407 shares of Common Stock owned by Milner Associates, and Mayo Foundation agreed to vote 370,000 of the 1,113,234 shares of Common Stock it owns, (a) in favor of the Merger, the Merger Agreement and any transactions contemplated thereunder, and

(b) against any proposal, action or agreement that would result in the breach of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in the non-fulfillment of any of the conditions of the Company's obligations under the Merger Agreement (collectively, the "Voting Commitments"). However, neither Milner Associates nor Mayo Foundation has any obligations under their respective Voting Agreements if the Merger Agreement is amended to (i) change the form of the merger consideration or (ii) reduce the merger consideration below $17.00 per share; Milner Associates' Voting Agreement obligations are also voided if the Merger Agreement is amended to change the treatment of options to purchase shares of Common Stock. The Voting Agreements cover an aggregate of approximately 19.9% of the outstanding shares of Common Stock.

          The Voting Agreements each also provide that in the event Milner Associates or Mayo Foundation does not comply with their respective Voting Commitments and until termination of the Merger Agreement, Merging Subsidiary shall irrevocably be appointed such non-complying party's attorney and proxy, with full power of substitution, to vote the shares of Common Stock subject to such non-complying party's Voting Agreement, and to otherwise act at any meeting of shareholders of the Company or consent in lieu of any such meeting or otherwise, on matters concerning such non-complying party's Voting Commitments.

          Under the Voting Agreements, Milner Associates and Mayo Foundation have each covenanted not to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any lien, option, right of first refusal, agreement, limitation on its voting rights or other encumbrance of any nature whatsoever with respect to, the shares of Common Stock subject to the Voting Agreements, or, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing. Furthermore, Milner Associates agreed to be bound by and to comply with the non-solicitation obligations of the Company set forth in the Merger Agreement. See "THE MERGER--Terms of the Merger--No Solicitation and Related Matters."

          The Voting Agreement with Mayo Foundation is limited to 370,000 of the 1,113,234 shares of Common Stock owned by Mayo Foundation in order to limit the aggregate number of shares of Common Stock subject to the Voting Agreements to less than 20% of the outstanding shares of Common Stock. Because the shares of Common Stock subject to the Voting Agreements may be deemed to be beneficially owned by Tiger for purposes of Minnesota's Control Share Acquisition Act, the provisions of such Act would have been triggered (and, in general, the aggregate voting power of the shares subject to the Voting Agreements would have been limited to 20% of the aggregate voting power of all outstanding shares of Common Stock) had the Voting Agreement with the Mayo Foundation been applicable to all shares of Common Stock owned by the Mayo Foundation. While the Mayo Foundation does not have any agreement, arrangement or understanding with Tiger or the Company with respect to the voting of the shares of Common Stock owned by Mayo Foundation that are not subject to the Voting Agreement, Mayo Foundation has informed the Company that it intends to vote all such shares in favor of the approval and authorization of the Merger Agreement.

Revocation and Use of Proxies; Solicitation

          Proxies relating to shares held in the name of a broker for customer(s) who are the beneficial owner(s) of such shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Special Meeting as to the Merger Agreement and the Merger if authority to vote is withheld by the broker (a "broker non-vote"). Abstentions will be recorded as such by the Inspectors of Election for the Special Meeting. In light of the treatment of abstentions and broker non-votes and the fact that the affirmative votes required to authorize and adopt the Merger Agreement and the Merger are stated percentages of the total number of outstanding shares of Common Stock on the Record Date, abstentions and broker non-votes (as well as any other failure to vote shares of Common Stock) will have the same effect as votes against the authorization and adoption of the Merger Agreement and the Merger.

          SHAREHOLDERS WHO FAIL TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR OTHERWISE FAIL TO VOTE THEIR SHARES OF COMMON STOCK AT THE SPECIAL MEETING WILL IN EFFECT BE VOTING AGAINST THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

          Shares of Common Stock which are represented by properly executed, dated and returned proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR authorization and adoption of the Merger Agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of at least a majority of the shares of Common Stock present, in person or by proxy. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy being revoked, or by submission of a properly executed proxy bearing a later date than the proxy being revoked, to the Secretary of the Company at 20 Second Avenue SW, Rochester, Minnesota, 55902, or by voting the Common Stock covered thereby in person at the Special Meeting.

          In addition to soliciting proxies by mail, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company has also retained MacKenzie Partners, Inc. as its proxy solicitor in connection with the Special Meeting. The fee for such services will be not more than approximately $4,000 plus out-of-pocket expenses. Any questions or requests for assistance regarding proxies and related materials may be directed to MacKenzie Partners, Inc. by telephone at 1-800-322-2885. The Company will bear the cost of the Special Meeting and of soliciting proxies therefor, including the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of shares of Common Stock.

                                 THE COMPANIES

KAHLER REALTY CORPORATION

          General. Founded in 1917, the Company is a publicly-held real estate company primarily engaged in the business of owning, developing and managing hotels. The Company owns or manages 23 hotels throughout the United States, focusing primarily on markets in Rochester, Minnesota and in the intermountain region of Utah, Idaho, Montana and Arizona. The Company also owns Textile Care Services, a laundry service that serves southeastern Minnesota and the Salt Lake City area, as well as Anderson's Formal Wear, a wholesale and retail formal wear supplier in the midwestern and western states.

          The Company's executive offices are located at 20 Second Avenue Southwest, Rochester, Minnesota 55902 and its telephone number is (507) 285-2700. The approximate number of employees of the Company as of December 31, 1995 was 3,400.

          Lodging. The Company is primarily engaged in the business of owning, developing and managing hotels. As of the date hereof, the Company owned or managed 23 hotels in 11 states which had a total of 4755 guest rooms. Kahler has multiple hotels in its two primary markets: (i) Rochester, Minnesota and (ii) the intermountain region of Utah, Idaho, Montana and Arizona, as well as other hotels located throughout the United States. In Rochester, Minnesota, the Company owns four hotels with 1,325 rooms, the largest number of rooms under common management in the area. The Company owns or manages 11 hotels with 2,389 rooms in Utah, Idaho, Montana and Arizona. The five hotels located in the Greater Salt Lake City area have 1,295 rooms, the largest number of rooms under common management in that area. The Company also operates two hotels with conference centers located in Morgantown, West Virginia and Fort Worth, Texas. In addition, the Company owns or manages six other hotels in Michigan, Wisconsin, West Virginia, Illinois, Minnesota and

Iowa. Eleven hotels are operated under Sheraton, Hilton, Holiday Inn, Best Western, Quality Inn and Knights Inn franchises and licenses, with the balance being operated without any franchise or other affiliation.

          Formal Wear. Anderson's Formal Wear ("Anderson's") is a wholesale and retail distributor of men's formal wear. It operates wholesale distribution centers in Rochester, Minnesota; Denver, Colorado; Kansas City, Kansas and Dallas, Texas. From these centers, the formal wear is distributed to retail outlets throughout the Midwest and Western United States. Anderson's operates 39 retail outlets in Colorado, Iowa, Kansas, Minnesota, Missouri, Nevada, North Dakota, South Dakota, Texas, Oklahoma and Wisconsin. Purchases of tuxedos and related accessories come from a number of different manufacturers. These tuxedos are stored in the four distribution centers and rented at wholesale cost per affair to more than 1,500 unaffiliated retail dealers.

          Textile Care Services. Textile Care Services provides commercial and institutional laundry and dry cleaning services, as well as providing linen and uniform rental and dust control services. Textile Care Services provides cleaning and rental services to the Company's lodging facilities and to medical, institutional and commercial businesses (including the Mayo Clinic) in Rochester, Minnesota and Salt Lake City, Utah.

TIGER/WESTBROOK REAL ESTATE FUND, L.P.

          Tiger is an approximately $784 million real estate investment fund. Tiger's investors include 28 institutions comprised mainly of public and private pension funds, endowments and foundations. Tiger has completed 22 investments comprised of over 130 properties in 20 states with an estimated portfolio value in excess of $1 billion. Tiger invests in a broad range of real estate related assets, portfolios and companies. Its investments include hotels, office, retail and industrial properties, apartment complexes, residential lot developments, resorts, golf course properties, marina facilities and debt securities. The sole general partner of Tiger is Tiger/Westbrook Real Estate Partners Management, L.L.C. ("TREPM"). The sole managing member of TREPM is Westbrook Real Estate Fund I, L.L.C ("WREF"). Since its inception, the managing members of WREF have been Paul D. Kazilionis and William H. Walton III. Tiger's principal executive offices are located at 101 Park Avenue, 47th Floor, New York, New York 10178, and its telephone number is (212) 984-2500.

TIGER REAL ESTATE ACQUISITION CORP.

          The Merging Subsidiary is a corporation recently organized by Tiger for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger Agreement and the transactions contemplated thereby. The principal executive offices of the Merging Subsidiary are located at 101 Park Avenue, 47th floor, New York, New York 10178, and its telephone number is (212) 984-2500.

                                   THE MERGER

STRUCTURE OF THE MERGER

          If the Merger Agreement is authorized and adopted by the shareholders in accordance with the MBCA, and the other conditions contained in the Merger Agreement are satisfied or waived, the Merging Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation under the name "Kahler Realty Corporation". Upon the terms and subject to the conditions of the Merger Agreement, each share of the Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by Tiger or by the Merging Subsidiary or (iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA) will be converted into the right to receive $17 per share in cash, without interest. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

BACKGROUND OF THE TRANSACTION

          Since the late 1980's, the Company has pursued a growth strategy pursuant to which the Company has sought to make opportunistic acquisitions of hotels throughout the United States, with particular emphasis on the intermountain region of Utah, Idaho, Montana and Arizona. The Company's growth strategy also includes the expansion and renovation of the Company's existing hotels.

          While the Company has been able to expand from the ownership of six hotels in 1985 to the ownership or management of 23 hotels today, the ability of the Company to expand at a more significant rate and to fully realize the opportunities that it believes are available has been limited by the Company's significant leverage (as of March 31, 1996, the Company's consolidated indebtedness as a percentage of its total capitalization was 85%) and the Company's limited access to the capital markets. As a result of these considerations, in August 1994 the Board approved a series of related transactions (the "REIT Restructuring") pursuant to which, among other things, the Company's hotel management operations and non-hotel businesses (the "Management Business") would be separated from the Company's hotel ownership and hotel development business (the "Ownership and Development Business"), the Management Business would be spun-off to the Company's shareholders, the Company (consisting entirely of the Ownership and Development Business) would be converted to a real estate investment trust ("REIT") for federal income tax purposes and the Company would raise approximately $91.2 million (net of underwriting discounts and offering expenses) through a public offering of the Company's common stock (the "REIT Offering"). The Company intended to use approximately $88.8 million of the net proceeds from the REIT Offering to repay outstanding indebtedness of the Company. The Board believed that the REIT Restructuring would provide the Company with greater access to the capital markets and that such access combined with the Company's decreased leverage would provide the Company with greater financing flexibility to pursue its growth strategy.

          On October 10, 1994, the shareholders of the Company approved the REIT Restructuring. On October 14, 1994, however, the Company was forced to postpone the REIT Restructuring after the underwriters for the REIT Offering informed the Company that they were not prepared to proceed with such offering due to adverse market conditions. In the Spring of 1995, market conditions improved. Accordingly, in June, 1995 the Company decided that it would seek to complete the REIT Offering in the fourth quarter of 1995. The Company intended to raise approximately $108.4 million (net of underwriting discounts and offering expenses) in the recommenced REIT offering and use approximately $106.2 million of the net proceeds from such recommenced REIT offering to repay outstanding indebtedness of the Company.

          In October 1995, the Company was informed by the lead underwriter for the REIT Offering that it was unlikely that such offering could be completed in 1995 due to adverse conditions in the public market for REIT equity securities, principally a large number of REIT equity offerings and a lack of investor interest in the Company. In late October 1995, a company that operates hotels called the Chairman of the Company and expressed an interest in pursuing a possible business combination with the Company. Following receipt of such call, the Company retained Simpson Thacher & Bartlett, as special legal counsel, to assist the Company in evaluating its strategic alternatives. The Company also determined to retain an investment banking firm to assist the Company in evaluating such alternatives.

          On November 6, 1995, the Company received a letter from the hotel operator referred to above requesting that such party be permitted to immediately commence a due diligence review of the Company. The Company declined such proposal and stated that after the Company had retained a financial advisor and the Board had fully reviewed the situation, a representative of the Company would contact such hotel operator if appropriate.

          On November 24, 1995, the Company issued a press release announcing that it had retained Montgomery Securities as financial advisor to assist the Board in exploring the potential strategic alternatives available to enhance shareholder value, including the possibilities of continuing to pursue the REIT Offering, pursuing a sale of all or part of the Company's assets or continuing to operate the Company in its present corporate form.

          Thereafter, with the assistance of its legal and financial advisors, the Board evaluated the following strategic alternatives for the Company: (i) soliciting third party proposals for an acquisition of the Company or its Ownership and Development Business, (ii) pursuing a REIT offering, (iii) seeking additional equity or debt financing under the Company's current corporate structure, (iv) implementing a stock repurchase program and (v) maintaining the Company's current corporate and financial structure. As part of such evaluation, third party proposals were solicited for an acquisition of the Company or its Ownership and Development Business. During December 1995, January 1996 and February 1996, 28 parties contacted, or were contacted by, Montgomery Securities or the Company, or both, including the hotel operator that contacted the Company in late October 1995. During such period, 19 interested parties entered into confidentiality agreements with the Company and received confidential information regarding the Company in order to assist each such party in making a preliminary proposal to the Company.

          In response to a request from Montgomery Securities for preliminary proposals, on or prior to February 12, 1996 five preliminary proposals to acquire the entire Company were received as well as one preliminary proposal for a sale-leaseback financing involving twelve of the Company's properties. Four of the parties submitting such preliminary proposals (including the party proposing a sale-leaseback transaction) were invited to conduct full due diligence reviews of the Company, including site visits and meetings with senior management of the Company, in anticipation of submitting final proposals. On March 4, 1996 the Company received an additional preliminary proposal to acquire all of the Company and the party making such proposal was subsequently provided the opportunity to conduct a full due diligence review of the Company. In addition, in March 1996 the Company was contacted by an individual purporting to represent an investor group that was interested in pursuing a possible acquisition of the Company. Following the execution of a confidentiality agreement, such individual was permitted to conduct a due diligence review of the Company. All interested parties were requested to submit definitive proposals to the Company on or prior to April 16, 1996.

          In response to the Company's instructions, on or prior to April 16, 1996, the Company received four proposals: two definitive proposals to acquire all of the outstanding Common Stock in merger transactions; one preliminary non-binding proposal to acquire one-third of the outstanding Common Stock while simultaneously combining the Company's operations with that of the acquiror; and a proposed letter of intent contemplating a sale-leaseback transaction involving twelve of the Company's properties. The Company also received a letter purporting to be on behalf of the investor group referenced above that contained a proposal to acquire all of the Company in a cash merger transaction but did not identify the members of the investor group or contain any information regarding the source of financing for the transaction. After the Company informed the party that submitted such letter that its proposal would not be considered bona fide unless appropriate information regarding its financing was made available, such party repeatedly refused to provide any such information or any evidence that it could finance an acquisition of the Company and the Board concluded that the proposal was not bona fide.

          On April 17, 1996, the Board held a special meeting to review each of the third party proposals as well as the other strategic alternatives that were being evaluated. At such meeting, the Company's legal advisors and Montgomery Securities reviewed the process by which third party proposals had been solicited, the terms of each of the third party proposals and Montgomery Securities also analyzed such other strategic alternatives.

          Tiger's proposal was a definitive offer to acquire all of the outstanding shares of Common Stock of the Company for cash consideration in the range of $16.50 to $17.50 per share of Common Stock, with price subject to the results of additional due diligence. The Board looked favorably upon the following terms of Tiger's proposal: the offer was for all outstanding shares of Common Stock for a cash purchase price in excess of the Company's current and historical market price and the prices specified in the other bona fide acquisition proposals that were received; Tiger had available all necessary financing for the transaction; and Tiger's proposed acquisition structure was a merger that would require fewer third party consents and other structural contingencies than the other bona fide acquisition proposals received by the Company. The Board also believed, however, that the Tiger offer contained numerous issues that would need to be resolved if the Company were to pursue the proposed transaction. The most significant of such issues were the specific price per share of Common Stock that Tiger would pay, the scope of the Company's representations and warranties, the ability of Tiger to terminate the transaction if the results of Tiger's continuing due diligence were not satisfactory, and the terms of the non-solicitation, expense reimbursement and termination fee provisions.

        The Board determined to reject a merger proposal by a company that operates hotels. Such proposal consisted of the acquisition of all of the outstanding shares of Common Stock for consideration consisting of a combination of $3.80 per share of Common Stock in cash and stock of the acquiror with a purported value of $10.20 per share of Common Stock. The Board found this offer to be less attractive than the Tiger offer primarily because the proposed purchase price per share of Common Stock was significantly lower than the bottom of Tiger's price range.

        A preliminary, non-binding acquisition proposal by a private owner/operator of hotels was also rejected by the Board. Such proposal consisted of (i) the acquiror purchasing one-third of the outstanding Common Stock for $15.50 per share in cash or, at the election of the shareholders of the Company selling their shares, stock of the acquiror, (ii) voting control of the Company being transferred to the acquiror and (iii) all of the hotel assets and operations of the Company being transferred to the acquiror in exchange for a 23.6% equity interest in the acquiror. The proposal valued such continuing equity interest at $15.50 per share of Common Stock. The Board concluded that such proposal was less attractive than the Tiger proposal because (l) the purported value per share of Common Stock was less than Tiger's price range, (2) the acquiror would gain control of the Company and its assets by purchasing only one-third of the outstanding Common Stock, (3) the value of the Common Stock retained by the Company's shareholders was believed to be extremely uncertain in light of the lack of any market valuation of the acquiror, the proposed holding company and control structure and Montgomery Securities' view that the liquidity of the Common Stock would likely decrease following the transaction and (4) the proposal constituted a non-binding outline of terms and, in light of the complex structure proposed and certain legal issues relating thereto, the Board believed there was significant uncertainty as to whether the Company and the potential acquiror would agree on definitive terms.

        The Board also determined to not pursue a preliminary proposal by a financing entity to enter into a sale-leaseback transaction involving twelve of the Company's hotel properties. Such transaction would also have included the grant by the Company to such financing entity of a right of first refusal over any sale of the other hotel interests owned by the Company. The analyses of Montgomery Securities and the Company's management indicated that all of the proceeds from such transaction would be required to be used to repay outstanding debt encumbering the properties to be sold and to finance certain fees and reserve payments relating to the transaction. Montgomery Securities also believed that such a transaction would not increase the equity value of the Company. The Board determined not to pursue such transaction principally because such transaction would not provide any net proceeds to facilitate the Company's expansion, such a sale of a majority of the Company's hotel assets would not facilitate future debt financings and Montgomery Securities' belief that the transaction would not increase the equity value of the Company, and therefore that the Company's ability to expand through equity financings would not be enhanced.

        Following the Board's review of the various third party proposals, Montgomery Securities reviewed the potential strategic alternatives that could possibly be pursued by the Company. During such review the members of the Board asked questions of Montgomery Securities and discussed their own analyses of the various alternatives.

        Montgomery Securities discussed the potential advantages that could be realized by the Company if it were able to successfully complete a REIT offering on the terms previously attempted by the Company. Such advantages included a capital structure with significantly more equity that would likely increase the

Company's ability to obtain additional financing to finance its growth strategy, and increased liquidity for shareholders because of a larger public float for the Common Stock. Montgomery Securities believed, however, that the Company was not likely to successfully complete a REIT financing in the current market environment.

          Montgomery Securities then reviewed the possibility of raising additional equity or debt financing under the Company's existing structure in order to finance the Company's growth strategy. Montgomery Securities indicated that in light of (a) the Company's relatively high leverage and cost of capital, lack of shareholder liquidity and heterogeneous asset mix, (b) the geographic concentration of the Company's hotels and (c) the potential negative impact of such a transaction on the Company's earnings per share and stock price, it was very uncertain whether the Company could complete any significant equity or debt financing on attractive terms in the current market environment. Montgomery Securities also reviewed the possibility of implementing a stock repurchase program. Montgomery Securities indicated that because of the Company's capital constraints, it believed any such program would have to be fairly modest and would therefore have relatively little impact on earnings per share or the Company's stock price.

          Finally, Montgomery Securities discussed the alternative of the Company maintaining its current corporate and financial structure. Montgomery Securities believed that due to market concerns regarding the factors described under (a) and (b) above, and the resulting constraints on the ability of the Company to expand rapidly, a decision by the Company to retain the status quo could cause a significant decline in the Company's stock price in the short term with uncertain prospects for the Company's shareholders in the long term.

          At its April, 17, 1996 special meeting, the Board concluded that the fully financed offer received from Tiger was the most attractive third party proposal. The Board also concluded that, based upon the Company's prior experience and the analyses of Montgomery Securities, it was very uncertain whether the REIT Offering or any other significant financing could be completed on attractive terms in the near term. The Board believed that by decreasing the Company's financial resources, a stock repurchase program would not address the underlying problem that was inhibiting the Company's growth and would therefore not benefit the Company's shareholders. As a result, the Board authorized the Company's management and legal and financial advisors to commence negotiations with Tiger. In light of the significant issues that remained to be resolved with Tiger, the Board also instructed the Company's management and financial advisors to further review the Company's prospects if the Company maintained its current corporate and financial structure.

          During the period from April 18, 1996 through April 23, 1996, representatives of the Company and Tiger engaged in negotiations over the terms of Tiger's proposed transaction. During such period, Tiger also conducted additional due diligence investigations of the Company.

          At a special meeting of the Board on April 24, 1996, Montgomery Securities, the Company's legal advisors and management reviewed the status of the negotiations with Tiger. In addition, the Company's management and Montgomery Securities discussed the prospects of the Company if it rejected the Tiger proposal and maintained its current corporate and financial structure. The Company's management reviewed the historical growth of the Company and management's belief that, under the Company's current corporate and financial structure, the Company could continue such growth into the future. Management also reviewed its most recent financial projections for the Company (See "THE MERGER--Certain Projections"). Montgomery Securities reviewed its analysis from the April 17, 1996 Board meeting, indicated that such analysis remained unchanged, and repeated its view that the prospects for the Company's equity value were uncertain in light of the factors identified above. At the April 24, 1996 meeting, the Board authorized management, Montgomery Securities and the Company's legal advisors to continue the negotiations with Tiger.

          From April 26, 1996 through May 6, 1996, representatives of Tiger and the Company continued to negotiate the terms of Tiger's proposed transaction and Tiger continued its due diligence review of the Company. The negotiations generated satisfactory agreement on the following terms: (i) a price of $17.00,
(ii)
the inclusion of exceptions in many of the Company's representations and warranties for matters not having a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under the Merger Agreement, (iii) the absence of any right of Tiger to terminate the Merger Agreement based on the results of its due diligence (other than the general ability to terminate if the Company's representations and warranties are materially untrue or that the Company cannot perform its obligations in all material respects, and (iv) the Company, following receipt of a takeover proposal that, in the exercise of its fiduciary obligations, it determines to be a superior proposal may terminate the Merger Agreement and enter into an agreement regarding the superior proposal upon payment of a $5,000,000 termination fee and certain expenses of Tiger up to $1,250,000.

        At a special meeting of the Board on May 6, 1996 the Company's legal advisors reviewed the terms of the proposed merger agreement with Tiger and the voting agreements to be entered into by Tiger with Mayo Foundation and Milner Associates. Montgomery Securities reviewed its financial analyses of the proposed transaction and rendered its opinion that the consideration to be received by the shareholders of the Company was fair to such holders from a financial point of view as of that date. The Board then unanimously determined that the Merger Agreement was in the best interest of the Company and unanimously approved the Merger Agreement. The Merger Agreement and the Voting Agreements were also unanimously approved by a special committee of the Board consisting of all Non-Management Directors for purposes of Section 302 A.673 of the MBCA to ensure that Tiger and the Merging Subsidiary would not be deemed "interested shareholders" under such Section (and thereby prohibit the Company from engaging in a business combination with Tiger or Merging Subsidiary for four years) due to the execution of the Voting Agreements.

        During the night of May 6, 1996, the Merger Agreement was finalized and on May 7, 1996, the Merger Agreement and the Voting Agreements were executed.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

        The Board, at a special meeting held on May 6, 1996, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. THE BOARD HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. Certain members of the Board and of management of the Company have certain interests which may present them with potential conflicts of interest in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

        The Board's decision to approve and recommend the Merger Agreement was the product of the Board's lengthy evaluation process described under "THE MERGER--Reasons for the Merger". This process involved (a) the implementation of a controlled auction process by Montgomery Securities to generate the highest, bona fide, third party acquisition proposals for the Company and review of such third party proposals by the Board with the assistance of its legal and financial advisors, (b) a presentation to the Board by Montgomery Securities on the strategic alternatives available to the Board: namely (i) a sale of the Company through the controlled auction process, (ii) financing alternatives (including a REIT Offering, debt or equity financing or a stock repurchase program) and (iii) the maintenance of the corporate and financial structure of the Company and (c) several special meetings of the Board in which the Board considered the various third party proposals and strategic alternatives and, with the assistance of its financial and legal advisers, took action. (See "The Merger--Background of the Transaction")

        In determining to approve and recommend the Merger Agreement, the Board considered a number of factors, including the following: (i) the Board's belief that the Company's high leverage and limited access to the capital markets prevent the Company from fully realizing its growth strategy and that it is unlikely that the Company could successfully address such problem in an appropriate time frame (see "The

Merger--Background of the Transaction"); (ii) the results of the Board's review of potential strategic alternatives to maximize shareholder value and the Board's belief that the Merger presents the best opportunity to achieve such objective (see "The Merger--Background of the Transaction"); (iii) the presentations of Montgomery Securities at numerous meetings of the Board and the opinion of Montgomery Securities that the consideration to be received by the Company's shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Company's shareholders as of May 6, 1996 (see "The Merger--Opinion of Financial Advisor" and "--Background of the Transaction"); (iv) the fact that the $17 per share price in the Merger represents a premium of approximately 68% over the closing sales price of $10.125 per share for the Common Stock as reported on the NASDAQ Stock Market on November 22, 1995, the last full trading day prior to the announcement by the Company that it had retained Montgomery Securities as financial advisor to assist the Board in evaluating strategic alternatives, including a possible sale of all or a part of the Company, and a premium of approximately 10% over the closing sales price of $15.50 per share for the Common Stock as reported on the NASDAQ Stock Market on May 6, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement (See "MARKET PRICES; DIVIDENDS"); (v) that the execution of the Merger Agreement followed the solicitation of offers for an acquisition of the Company in a controlled auction process; (vi) information with respect to the financial condition, results of operations, business and prospects of the Company, including the prospects of the Company if it were to remain independent, and current industry, economic and market conditions; (vii) the terms and conditions of the Merger Agreement, including the fact that the Merger Agreement does not include a financing condition to the obligations of Tiger and the Merging Subsidiary to consummate the Merger; (viii) that the Merger Agreement permits the Company to terminate the Merger Agreement or take certain other actions relating to an unsolicited Takeover Proposal if the Board, in the exercise of its fiduciary obligations (as determined in good faith by the Board based on the advice of outside counsel), determines that such Takeover Proposal is a Superior Proposal, pays Tiger's out-of-pocket expenses and, under certain circumstances, a $5,000,000 termination fee (see "THE MERGER--Terms of the Merger--No Solicitation and Related Matters" and "--Fees and Expenses"); and (ix) the terms of the Voting Agreements, including the commitment of Mayo Foundation and Milner Associates to vote in favor of the Merger Agreement an aggregate of approximately 19.9% of the outstanding shares of Common Stock (see "The Special Meeting--Voting Agreements" and Annexes D and E).

          The foregoing discussion of factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

CERTAIN PROJECTIONS

          Set forth below is a summary of the projections for fiscal years 1996 and 1997 prepared by the Company on April 15, 1996 (the "Company Projections") on the basis of the then most recent information concerning the Company and reflecting the Company's business models on a consolidated basis for the period covered, on the assumption that the Company would continue its current corporate and financial structure (and not consummate the Merger). The Company Projections represented the best estimate of the Company, for which the Company believed it had a reasonable basis on April 15, 1996, based on a variety of assumptions that the Company believed were reasonable as of such date, including those described below.

          The Company Projections with respect to revenues, revenues of owned operations, operating costs and expenses, depreciation and amortization, gross operating profit, interest expense, equity in earnings of affiliates, income from operations before income taxes, provision for income taxes, net income and net income per common share were prepared by the Company's management in a manner intended to be consistent with the Company's historical financial statements. The Company Projections, however, were not prepared with a view to public disclosure or in compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. In addition, the Company Projections have not been audited, compiled or otherwise examined by KPMG Peat Marwick LLP, the Company's independent accountants, or by any other independent accountants.

          The Company Projections set forth below include inherently forward-looking statements and, like all forward-looking statements, involve risks and uncertainties, including those noted in this paragraph. The Company Projections, while presented with numerical specificity, are based upon a variety of assumptions that involve subjective judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions, industry developments, construction schedules and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that the Company Projections set forth below will prove to be reliable estimates of probable future performance. It is likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of the Company Projections herein should not be regarded as a representation by any party that the estimated results will be realized. There can be no assurances in this regard. In addition, the management of the Company is not aware of any securities analyst who regularly follows the Company or of any current published estimates by securities analysts with which the Company Projections may be compared.

          The Company does not as a matter of course regularly make public forecasts or projections as to future performance. The summary of the Company Projections provided below is provided because such Company Projections were provided to Tiger and the 1996 Company Projections were relied upon by Montgomery Securities in the preparation of its opinions concerning the fairness, from a financial point of view, of the consideration to be paid pursuant to the Merger (See "THE MERGER--Opinion of Financial Advisor" below).

          The Company Projections summarized below reflect three-months actual and nine-months projected for fiscal year 1996 and twelve-months projected for fiscal year 1997. Material assumptions on which the Company Projections presented below are based include the following:

          1.   A prime rate of interest for 1996 and 1997 of 8.25%.

          2. Budgeted construction costs for 1996 of $1,818,000 for the expansion of the Boise Park Suite Hotel in Boise, Idaho, and the inclusion of the expansion (increasing available rooms at the hotel from 130 rooms to 238 rooms) in operations beginning April 1, 1996.

          3. Budgeted construction costs for 1996 of $10,857,000 for the addition of 96 rooms and a conference center to the Provo Park Hotel in Provo, Utah, and the inclusion of the expansion in operations of the Company beginning January 1, 1997.

          4. Budgeted construction costs for 1996 of $8,141,000 for the construction of the Residence Inn in Provo, Utah, and the inclusion of the new hotel in operations of the Company beginning January 1, 1997.

          5. The inclusion of the Best Western Colonial Park Hotel in Helena, Montana (acquired on April 1, 1996 for $9,280,000) in operations of the Company beginning April 1, 1996.

          6. For purposes of determining Net Income Per Common Share, a weighted average of 4,450,000 shares of Common Stock outstanding in 1996 and 4,550,000 shares of Common Stock outstanding in 1997.

              KAHLER REALTY CORPORATION SELECTED PROJECTION DATA
        (April 15, 1996 -- Dollars in thousands, except per share data)


                                                1996         1997
                                            ------------  ----------

REVENUES....................................    155,482     172,356
REVENUES OF OWNED OPERATIONS................    134,327     148,555
OPERATING COSTS AND EXPENSES (1)............    115,278     126,924
GROSS OPERATING PROFIT......................     19,049      21,631
INTEREST EXPENSE............................    (12,773)    (11,768)
EQUITY IN EARNINGS OF AFFILIATES............        489         406
INCOME FROM OPERATIONS BEFORE INCOME TAXES..      6,765      10,269
PROVISION FOR INCOME TAXES..................      2,097       3,491
NET INCOME..................................      4,668       6,778
NET INCOME PER COMMON SHARE.................    $  1.05     $  1.49
====================================================================

(1) Operating Costs and Expenses includes depreciation and amortization of 10,047 for 1996 and 10,507 for 1997.


OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated November 21, 1995, the Board retained Montgomery Securities to act as its financial advisor in connection with the consideration by the Company of various strategic and financial alternatives available to it to maximize shareholder value, including the possible sale of all or a portion of the Company. Montgomery Securities is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Montgomery Securities as its financial advisor on the basis of Montgomery Securities' experience and expertise in transactions similar to the Merger, and its reputation in the lodging and investment communities.

     On May 6, 1996, Montgomery Securities delivered its oral opinion, subsequently confirmed in writing as of such date and as of the date of this Proxy Statement, that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders, from a financial point of view, as of such dates. The amount of such consideration was determined pursuant to negotiations between the Company and Tiger and not pursuant to recommendations of Montgomery Securities. No limitations were imposed by the Company on Montgomery Securities with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF MONTGOMERY SECURITIES' WRITTEN OPINION TO THE COMPANY DATED THE DATE OF THIS PROXY STATEMENT IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY SECURITIES' OPINION IS DIRECTED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with its opinion, Montgomery Securities, among other things:
(i) reviewed publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to the Company made available to Montgomery Securities from published sources and from the internal records of the Company; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (iv) compared the

Company from a financial point of view with certain other companies in the lodging industry which Montgomery Securities deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the lodging industry which Montgomery Securities deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to Montgomery Securities by them, including financial forecasts and related assumptions of the Company and its individual properties for 1996, which forecasts are summarized above under "THE MERGER--Certain Projections", and historical financial information regarding the Company's individual properties; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as Montgomery Securities deemed appropriate.

     In connection with its review, Montgomery Securities did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to Montgomery Securities by the Company's management, Montgomery Securities assumed for purposes of its opinion, with the consent of the Company, that the 1996 forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which Montgomery Securities can form its opinion. Although the Company prepared and provided to Montgomery Securities financial forecasts for 1997, Montgomery Securities did not rely on such forecasts for purposes of rendering its opinion. The Company does not publicly disclose internal management forecasts of the type provided to Montgomery Securities by its management in connection with Montgomery Securities' review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions (See "THE MERGER--Certain Projections"). Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery Securities has assumed no liability for such forecasts. Montgomery Securities also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to Montgomery Securities, except for such changes disclosed by management of the Company to Montgomery Securities prior to the date of Montgomery Securities' opinion. Montgomery Securities relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving the Company. Montgomery Securities assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery Securities did not assume responsibility for making an independent evaluation, appraisal or engineering inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Montgomery Securities furnished with any such appraisals (other than an architectural and engineering report prepared by a third party in 1994 in connection with the Company's proposed Real Estate Investment Trust offering). Finally, Montgomery Securities' opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect Montgomery Securities' opinion, Montgomery Securities did not assume any obligation to update, revise or reaffirm its opinion.

     Montgomery Securities also assumed, with the Company's consent, that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

     Set forth below is a brief summary of the report presented by Montgomery Securities to the Board on May 6, 1996 in connection with its opinion.

     Market Test and Comparable Transactions Analysis. Montgomery Securities conducted a market test by circulating a confidential offering memorandum to nineteen potential acquirors of the Company. Of those nineteen entities, four submitted final bids to acquire the Company (which bids are described above under "THE MERGER--Background of the Transaction"), including Tiger's bid to acquire the Company pursuant to the Merger at a price of $17.00 per share. The Company also received a letter purporting to be on behalf of an investor group that contained a proposal to acquire all of the Company in a cash merger transaction at a price per share that was higher than Tiger's bid. However, the Board, in consultation with its legal and financial advisors, determined that the higher bid was not bona fide (see "The MERGER--Background of the Transaction.") Montgomery Securities also reviewed the consideration paid in the following acquisitions of lodging companies that have been announced since 1993 (acquiror/target); FelCor Suite Hotels/Crown Sterling Suites; Harvey Hotel Company/United Inns, Inc.; and Morgan Stanley Real Estate Fund, L.P./Red Roof Inns, Inc. Montgomery Securities analyzed the consideration in such transactions as a multiple of the target companies' earnings before interest, taxes, depreciation and amortization for the latest twelve months ("LTM EBITDA"). Such analysis yielded mean and median multiplies of 8.3x and 8.7x, and high and low multiples of 11.2x and 6.6x, LTM EBITDA. Montgomery Securities then applied the foregoing multiples to the Company's LTM EBITDA ($26.3 million, excluding non-recurring charges), and subtracted the Company's net debt as of March 31, 1996 ($135.3 million). This analysis indicated an imputed equity value of the Company of between $83.0 million and $93.5 million, or between $19.13 and $21.56 per share.

     Comparable Company Analysis. Using public and other available information, Montgomery Securities calculated the multiples of LTM EBITDA and estimated 1996 EBITDA and net income at which the following thirteen publicly traded lodging companies were trading on May 1, 1996; Bristol Hotel Company; Extended Stay America; Hilton Hotels Corp.; John Q. Hammons Hotels, Inc.; LaQuinta Inns, Inc.; Marcus Corp.; Prime Hospitality Corp.; Red Lion Hotels, Inc.; Red Roof Inns, Inc.; Servico Inc.; ShoLodge, Inc.; Studio Plus Hotels, Inc.; and Supertel Hospitality, Inc. The May 1, 1996 stock prices of the above companies reflected the following ranges of multiples: 6.4x to 22.3x LTM EBITDA; 5.8x to 13.5x estimated 1996 EBITDA; and 11.7x to 37.2x estimated 1996 net income. Based upon its evaluation of the Company compared to such companies, Montgomery Securities calculated an imputed equity value (defined as aggregate value minus net debt) of the Company using the following multiples: 7.0x to 8.0x the Company's LTM EBITDA ($26.3 million excluding non-recurring charges); 6.0x to 7.0x the Company's 1996 estimated EBITDA ($29.6 million); and 12.0x to 15.0x the Company's 1996 estimated net income ($4.6 million). This analysis indicated an imputed equity value of the Company of between $42.2 million and $74.9 million, or between $9.74 and $17.27 per share.

     Premiums Paid Analysis. Montgomery Securities reviewed the consideration paid in eighty five completed acquisitions of between $100 and $250 million that have occurred since 1995 where more than 50% of the public target was acquired. Montgomery Securities calculated the premiums paid in those transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer, and then calculated the mean of those premiums (which were 28.7%, 32.9% and 38.5%, respectively). Montgomery Securities then applied the mean premiums so derived to the Company's closing stock prices on November 22, 1995 ($10.13), November 16, 1995 ($10.50) and October 24, 1995 ($13.13), which were, respectively, the trading days one day, one week and four weeks prior to the announcement by the Company that it had retained Montgomery Securities as its financial advisor to consider strategic and financial alternatives. This analysis indicated an imputed equity value of the Company of between $56.5 million and $78.8 million, or between $13.03 and $18.17 per share.

     No other company or transaction used in the comparable transactions analysis or the premiums paid analysis as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

     Capitalization Rate Valuation Analysis. Montgomery Securities reviewed financial information provided to it by the Company regarding the individual 1995 performance of each of the 23 hotels owned (in whole or in part) or managed by the Company, its textile care, food service and formal wear businesses, and assigned an assumed capitalization rate to each of those hotels and businesses and calculated the weighted average of those capitalization rates (which was 12.2%). Based on that financial information, Montgomery Securities calculated the aggregate free cash flows generated by the 23 hotels and the three businesses in 1995, subtracted the Company's net debt at March 31, 1996 and further reduced the resulting total by approximately $20.5 million to account for working capital and other balance sheet items that are attributable to corporate overhead rather than to the operation of any particular properties. This analysis indicated an imputed equity value of the Company of $70.6 million or $14.88 per share.

     In connection with its opinion dated the date of this Proxy Statement, Montgomery Securities performed procedures to reconfirm, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     While the foregoing summary describes all analyses and examinations that Montgomery Securities deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Montgomery Securities. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery Securities believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Company. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery Securities' view of the actual value of the Company.

     In performing its analyses, Montgomery Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Montgomery Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery Securities' analysis of the fairness of the Merger to the Company's shareholders and were provided to the Company in connection with the delivery of Montgomery Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery Securities used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery Securities' opinion and presentation to the Company were among the many factors taken into consideration by the Board in making its determination to approve, and to recommend that its shareholders approve, the Merger.

     Pursuant to a letter agreement dated November 21, 1995 (the "Engagement Letter"), the Company engaged Montgomery Securities to act as its financial advisor in connection with the consideration by the Company of various strategic and financial alternatives available to it. Upon execution of the Engagement Letter, the Company agreed to pay Montgomery Securities a retainer of $100,000. In addition, if the Merger is effected the Engagement Letter provides for the Company to pay Montgomery Securities a fee equal to approximately .79167% of the total consideration paid to the shareholders of the Company in the Merger plus the long-term debt and notes payable of the Company at the Effective Time, less a reduction of up to $50,000 based on fees payable by the Company to a specified third party in connection with the Merger. The $100,000 fee discussed above will be credited against the fee payable to Montgomery Securities if the Merger is effected. The fee is not conditioned on the outcome of Montgomery Securities' opinion or whether or not such opinion was deemed to be favorable for any party's purposes. The Company will be obligated to pay that fee contingent upon the consummation of the Merger. Accordingly, the payment of a substantial majority of Montgomery Securities' total fee is subject to the consummation of the Merger. The Board was aware of this fee structure and took it into account in considering Montgomery Securities' opinion and in approving the Merger Agreement and the transactions contemplated thereby. The Engagement Letter also calls for the Company to reimburse Montgomery Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, the Company has agreed to indemnify Montgomery Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Montgomery Securities' engagement. Montgomery Securities and its affiliates may maintain business relationships with the Company and its affiliates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the recommendation of the Board with respect to the Merger, shareholders should be aware that the members of the Board and certain members of management of the Company at the time of the approval of the Merger Agreement and the Merger had, and currently have, certain interests which may present them with potential conflicts of interest in connection with the Merger. The members of the Board were aware of these potential conflicts and considered them along with the other matters described under "THE MERGER--Reasons for the Merger; Recommendation of the Board."

     Options; Stock Plans. Company employees (including certain executive officers) and the Directors have received Options to acquire Common Stock pursuant to the Kahler Corporation Amended and Restated 1987 Stock Option Plan, the Amended and Restated Kahler Corporation Stock Option Plan for Non-Employee Directors, the Kahler Corporation Amended and Restated 1982 Incentive Stock Option Plan, the Kahler Realty Corporation 1994 Stock Option Plan, and the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan (the "Stock Plans"), certain of which Options are currently vested and thus exercisable in full. Pursuant to the Merger Agreement, at the Effective Time each outstanding Option not then otherwise vested will vest and become fully exercisable, each outstanding Option (whether or not vested) will be cancelled, and the holder of each Option will be entitled to receive with respect to each share of Common Stock subject to such Option, an amount in cash equal to the excess of $17.00 over the exercise price for such share of Common Stock payable upon exercise of such Option. In accordance with the Merger Agreement, the Stock Plans shall terminate as of the Effective Time. The following table specifies the number of Options held by directors and executive officers of the Company, and the amount of the payment each individual will receive as a result of the vesting of then unvested Options at the Effective Time as a result of the
Merger:



                                          OUTSTANDING   AMOUNT OF
NAME                                        OPTIONS      PAYMENT
- ----                                      -----------  ----------

Harold W. Milner........................       22,500   $168,094
Kevin L. Molloy.........................       17,300     75,675
Michael R. Hinckley.....................       10,600     69,488
Steven R. Stenhaug......................       22,250     69,625
Michael J. Quinn........................       13,100     68,013
John H. Herrell.........................       12,000     16,500
A. Blaine Huntsman......................        8,000     16,500
Donald L. Lucas.........................       12,000     16,500
Donald C. McIlrath, M.D.................       16,000     16,500
Mark W. Sheffert........................       32,200     16,500


The above dollar amounts do not include payments for those shares of Common Stock that could currently be purchased pursuant to currently vested but unexercised Options (as those Options could be currently exercised in full and are not vested by the Merger), nor payments related to the Merger for shares of Common Stock currently owned by such directors and executive officers.

          Termination Protection Agreements. In March 1996, the Board approved, and the Company entered into, Termination Agreements with five executive employees (Harold W. Milner, Kevin L. Molloy, Michael R. Hinckley, Steven R. Stenhaug and Michael J. Quinn). Under the Termination Agreements, if the employment of the employee is terminated by the Company without cause (as defined below) or by the employee for good reason (as defined below) within two years following a Change in Control (as defined below) of the Company (which the Merger would constitute), then the employee will be entitled to receive from the Company certain severance benefits which include a lump sum equal to (i) his highest annual base salary within the three-year period prior to his termination of employment plus (ii) the higher of (A) fifty percent of such highest annual base salary, or (B) his highest annual bonus within such three-year period. The Termination Agreements also provide that following a Change in Control, the employee will be entitled to receive (a) continued welfare benefits until the earlier of three years or commencement of equivalent benefits with a new employer, (b) indemnification from the Company for expenses incurred in connection with service to the Company, and (c) outplacement assistance services.

          The benefits payable under the Termination Agreements are conditional and dependent on a number of variables. Therefore, the amounts which could be payable to eligible executives are not precisely determinable. However, based upon current levels of base pay and bonus, the Company estimates that the lump sum amounts that would be payable under the Termination Agreements to Messrs. Milner, Molloy, Hinckley, Stenhaug and Quinn, if paid currently, would be approximately $432,600, $301,075, $241,025, $157,500 and $134,400, respectively.

          Under the terms of the Termination Agreements, the following terms have the following meanings:

                   "Cause" means termination upon: (i) the willful and continued failure by the employee to perform substantially his duties with the Company (other than any such failure resulting from his disability or incapacity due to physical or mental illness) after a demand for substantial performance is delivered to him by the chairman of the board or president of the Company which specifically identifies the manner in which such executive believes that such employee has not substantially performed his duties; or (ii) the employee's conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or Minnesota law which is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the employee's part shall be considered "willful" unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interests of the Company. It is also expressly understood that the employee's attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has not expressly disapproved in writing of the employee's engagement in such activities. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the employee and an opportunity for the employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the employee was guilty of the conduct set forth above in clause (i) or (ii) of this definition and specifying the particulars thereof in detail.

                   "Change in Control" is deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 30% or more of the outstanding voting securities of the Company,

     (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company, (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of the relevant Termination Agreement) of the Exchange Act, shall acquire 30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date of the relevant Termination Agreement) pursuant to the Exchange
     Act), or (v) individuals who constitute the Board on the date of the relevant Termination Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the relevant Termination Agreement, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no Change in Control of the Company shall be deemed to have occurred for purposes of the relevant Termination Agreement by virtue of any transaction which results in: (vi) the employee, or a group of Persons (as defined in the Termination Agreements) which includes the employee, acquiring, directly or indirectly more than fifty percent (50%) of the combined voting power of the Company's Voting Securities (as defined in the Termination Agreements), or (vii) the employee becoming immediately employed by a Person which leases and/or manages substantially all of the assets of the Company, providing that the terms of such employment do not constitute "Good Reason" termination neither when such employment commences nor at any time during the then remaining term of this Agreement.

          "Good Reason" means termination based on:

        (i) an adverse change in the employee's status or position(s) as an executive officer of the Company as in effect immediately prior to the Change in Control of the Company, including, without limitation, any adverse change in the employee's status or position(s) as a result of a material diminution in the employee's duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to the employee of any duties or responsibilities which, in the employee's reasonable judgment, are inconsistent with such status or positions(s), or any removal of the employee from or any failure to reappoint or reelect the employee to such position(s) (except in connection with the termination of his employment for Cause, Disability or Retirement (each as defined in the Termination Agreements) or as a result of the employee's death or by the employee other than for Good Reason);

       (ii) a reduction by the Company in the employee's rate of compensation (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control of the Company;

      (iii) the failure by the Company to continue in effect any Plan (as defined in the Termination Agreements) in which the employee is participating at the time of the Change in Control of the Company (or Plans providing the employee with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control of the Company, or the taking of any action, or the failure to act, by the Company which would adversely affect the employee's continued participation in any of such Plans on at least as favorable a basis to the employee as is the case on the date of the Change in Control of the Company or which would materially reduce the employee's benefits in the future under any of such Plans or deprive the employee of any material benefit enjoyed by the employee at the time of the Change in Control in the Company;

          (iv) the Company's requiring the employee to be based anywhere other than the environs of the municipality where the employee's office is located immediately prior to the Change in Control of the Company, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which the employee undertook on behalf of the Company prior to the Change in Control of the Company;

           (v) the failure by the Company to obtain from any Successor (as defined in the Termination Agreements) the assent to the relevant Termination Agreement;

          (vi) any purported termination by the Company of the employee's employment which is not properly affected pursuant to a Notice of Termination (as defined in the Termination Agreements) and pursuant to any other requirements of the Termination Agreement. For purposes of the relevant Termination Agreement, no such purported termination shall be effective; or

         (vii) any refusal by the Company to continue to allow the employee to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control of the Company, the employee was not expressly prohibited in writing by the Board from attending to or engaging in.

          Indemnification and Insurance. Pursuant to the Merger Agreement, the By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of officers and directors of the Company than are set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, agents, or employees of the Company or otherwise entitled to indemnification pursuant to the Company's By-Laws. The Surviving Corporation shall cause any entity to which it shall transfer all or substantially all of the Company's operations to assume the indemnification obligations of the Surviving Corporation under the By-Laws for the remainder of such six year period.

          The Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute in the place of such current policies, other policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant to the Merger Agreement.

MAYO FOUNDATION; NON-COMPETITION AGREEMENT

          Mayo Foundation owns the Mayo Clinic, an internationally renowned medical clinic in the Rochester, Minnesota area. As a result of its operations, the Mayo Clinic generates a strong demand for hotel accommodations (including accommodations at the Company's four hotels in the Rochester area). The Company's Rochester hotels are connected to the Mayo Clinic facilities by skywalk and pedestrian subways. The level of demand created by the Mayo Clinic is such that the results of operations of the Company's Rochester hotels are dependent upon the continued attractiveness of the Mayo Clinic to patients and medical conferences. In addition to lodging, the Company regularly furnishes laundry, hospitality and food services to the Mayo Foundation and its affiliates at competitive prices and purchases, at competitive prices, steam, electricity, water and related services from Franklin Heating Station, a Mayo Foundation affiliate. Mayo Foundation also beneficially owned, as of the Record Date, 1,113,234 shares of Common Stock representing approximately 25.6% of the Common Stock.

          As a condition to entering into the Merger Agreement, Tiger required that Mayo Foundation enter into a non-competition agreement with Tiger. In light of such condition, Kahler requested that Mayo Foundation enter into a non-competition agreement with Tiger. Mayo Foundation expressed a willingness to enter into such agreement and negotiated an agreement with Tiger independently from the Company.

          Concurrently with the execution of the Merger Agreement, Mayo Foundation entered into the Non-Competition Agreement with Tiger in which Mayo Foundation agreed, that if the Merger is completed, for a period of seven years following the Effective Time neither it nor any of its affiliates will, directly or indirectly, as owner, partner, manager, agent, consultant or otherwise: (i) own, lease, control, operate, manage or finance any hotel in the Geographic Area, (ii) provide financial incentives for the use of, or subsidies to, any hotel in the Geographic Area (other than the hotels currently owned by the Company therein), (iii) cooperate with the promotional activities of any hotel in the Geographic Area (unless Tiger is provided substantially the same opportunities for cooperation for the hotels owned by the Company in the Geographic Area); or (iv) solicit, encourage, or engage in any activity to induce any executive officer or division or hotel manager of the Company whose principal office is in the Geographic Area to terminate their employment, or to become employed by the Mayo Foundation or any of its affiliates.

EFFECTIVE TIME OF THE MERGER

          The Effective Time will occur at the date and time that the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such later time as may be specified in the Articles of Merger so filed. So long as the Merger Agreement shall not have been terminated, the filing of the Articles of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived. See "THE MERGER--Terms of the Merger--Conditions to Consummation of the Merger."

PAYMENT FOR SHARES OF COMMON STOCK

          As a result of the Merger, holders of certificates formerly evidencing shares of Common Stock will cease to have any equity interest in the Company and such certificates shall represent only the right to receive, upon surrender to the Paying Agent, $17.00 in cash multiplied by the number of shares of Common Stock evidenced by such certificates. After consummation of the Merger, all certificates formerly evidencing shares of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Merging Subsidiary and
(iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA) will be required to be surrendered to the Paying Agent in order to receive the cash price of $17.00 per share of Common Stock to which holders thereof will be entitled as a result of the Merger. No interest will be paid or accrued on the cash payable upon the surrender of such certificates. After the Effective Time, the Surviving Corporation shall retain the obligation to pay to holders Common Stock any dividends or distributions with respect to such Common Stock with a record date prior to the Effective Time, declared by the Company in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement, and which remain unpaid at the Effective Time. Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to former holders of shares of Common Stock by the Paying Agent promptly, but in no event later than two business days, following the Effective Time. Holders of shares of Common Stock should not submit their certificates to the Paying Agent until they have received such materials. Upon surrender of certificates and other required documents to the Paying Agent, the Paying Agent will distribute by bank check the cash price of $17.00 per share for each share represented by such certificates to the holder thereof. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

CERTAIN OTHER EFFECTS OF THE MERGER

          If the Merger is consummated, the Company's shareholders will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and therefore will not share in future earnings, if any, and growth of the Company. If the Merger is consummated, public trading of the Common Stock will cease, the Common Stock will cease to be quoted on the NASDAQ, and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. As a result, the Surviving Corporation will be relieved of the duty to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and more than 10% shareholders will be relieved of the reporting requirements under, and the "short-swing" profit recapture provisions of, Section 16 of the Exchange Act.

          For information concerning the income tax consequences of the Merger, see "THE MERGER--Certain Tax Consequences of the Merger."

REGULATORY AND THIRD PARTY APPROVALS

          HSR Act. The HSR Act provides that certain acquisition transactions (including the Merger) may not be consummated unless certain information has been furnished to the Antitrust Division of the DOJ and the FTC and the applicable waiting period in connection with such information has expired or been earlier terminated. The required information was furnished by the Company and Tiger on June 13, 1996, and the Company received early termination of the waiting period applicable to the Merger on June 24, 1996.

          Other Governmental Approvals. The consummation of the Merger will result in certain local governmental authorities having the right to terminate or revoke certain local licenses or other rights possessed by individual hotels that are owned or operated by the Company and its Subsidiaries, including licenses to serve alcoholic beverages at certain of such hotels. The obligations of Tiger and Merging Subsidiary to effect the Merger are subject to the receipt by Tiger of all consents, approvals, licenses and permits of governmental entities necessary for Tiger to operate the Company's hotel properties immediately following the Effective Time in substantially the same manner as operated on May 6, 1996. See "THE MERGER--Terms of the Merger--Conditions to Consummation of the Merger". Tiger and the Company are in the process of seeking all such governmental actions. There is no assurance, however, that all such required governmental consents, approvals, licenses and permits will be obtained.

          Third Party Contractual Consents. The consummation of the Merger will result in each of Hilton Inns, Inc., Holiday Inns, Inc., Marriott International, Inc., Choice Hotels International, Inc. and Best Western International, Inc. having the right to terminate the agreements under which the Company operates certain hotels under such parties' brand names. The obligations of Tiger and Merging Subsidiary to effect the Merger are subject to each of the foregoing parties consenting to the transaction on terms that are reasonably satisfactory to Tiger. See "THE MERGER--Terms of the Merger--Conditions to the Merger". Tiger and the Company are in the process of seeking all such third party consents. There is no assurance, however, that all such consents will be obtained.

ACCOUNTING TREATMENT

          The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

TERMS OF THE MERGER

          The following is a summary of certain provisions of the Merger Agreement, a conformed copy of which is included as Annex A to this Proxy Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

          General. The Merger Agreement sets forth the terms and conditions upon and subject to which the Merger is to be effected. If the Merger Agreement is authorized and adopted by the shareholders in accordance with the MBCA, and the other conditions contained in the Merger Agreement are satisfied or waived, the Merging Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation under the name "Kahler Realty Corporation". Upon the terms and subject to the conditions of the Merger
Agreement: each share of the Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by Parent or by the Merging Subsidiary and
(iii) held by shareholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA) will be converted into the right to receive $17 per share in cash, without interest.

          Conditions to Consummation of the Merger. Under the Merger Agreement, the obligations of the Company, Tiger and the Merging Subsidiary to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions: (a) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote; (b) the filing of the Articles of Merger with and the acceptance of the same by the Secretary of State of the State of Minnesota, and the expiration of all applicable waiting periods under the HSR Act (see "The Merger--Regulatory and Third Party Approvals--HSR Act"); (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, no action or proceeding shall have been commenced by any governmental entity seeking any injunction, restraining order or other order which seeks to prohibit consummation of the Merger, no action or proceeding shall have been commenced by any governmental entity seeking material damages in connection with the Merger shall be pending and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to, the Merger, which makes the consummation of the Merger illegal; and (d) the opinion of Montgomery Securities addressed to the Board, to the effect that the consideration to be received in the Merger is fair to the Company's shareholders, shall not have been withdrawn (see "The Merger--Opinion of Financial Advisor").

          In addition, the obligations of Tiger and the Merging Subsidiary to effect the Merger are subject to the fulfillment at or prior to the Closing of certain other conditions, any one or more of which may be waived by Tiger, including: (a) the accuracy in all material respects of the representations and warranties of the Company set forth in the Merger Agreement and the receipt by Tiger of an officers' certificate of the Company to such effect; (b) the performance by the Company in all material respects of all material obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date and the receipt by Tiger of an officers' certificate of the Company to such effect; (c) the receipt of certain third party contractual consents on terms reasonably satisfactory to Tiger (see "The Merger--Regulatory and Third Party Approvals--Third Party Contractual Consents") and the receipt by Tiger of all consents, approvals, licenses and permits of governmental entities necessary to enable Tiger to operate the Company's Properties immediately following the Effective Time substantially in the same manner as operated on May 6, 1996 (see "The Merger--Regulatory and Third Party Approvals--Other Regulatory Approvals"); and (c) the absence since May 6, 1996 of any material adverse change in the business, Properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole and the absence since May 6, 1996 of any development which, taken together with all other developments in the aggregate, would reasonably be expected to result in such material adverse change.

          Under the Merger Agreement, the obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Closing of certain other conditions, any one or more of which may be waived by the Company, including: (a) the accuracy in all material respects of the representations and warranties of Tiger and the Merging Subsidiary set forth in the Merger Agreement and the receipt by the Company of a certificate of Tiger to such effect; and (b) the performance by Tiger and the Merging Subsidiary in all material respects of all material obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date and the receipt by the Company of a certificate of Tiger to such effect.

          Representations and Warranties. The Merger Agreement includes representations and warranties by the Company as to, among other things: (i) organization, valid existence, good standing, corporate or partnership power and qualification of the Company, its Subsidiaries and Investment Entities; (ii) capital structure of the Company, its Subsidiaries and its Investment Entities and certain partnership matters; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, and the Merger's noncontravention of any charter or by-law provision or any joint venture or partnership agreement of the Company, its Subsidiaries and Investment Entities; (iv) regulatory approvals required for the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by the Company; (v) compliance as to form and the accuracy of information contained in documents filed by the Company with the Securities and Exchange Commission ("SEC"); (vi) the accuracy of certain financial statements of the Company and their compliance with applicable accounting requirements and with generally accepted accounting principles; (vii) compliance as to form and the accuracy of information contained in this Proxy Statement; (viii) except as disclosed, the absence of material transactions between the Company and its affiliates, directors and executive officers; and
(ix) certain brokers' and advisors' fees and expenses.

          Except for such matters that would not singly or in the aggregate (x) materially adversely affect the ability of the Company to perform its obligations under the Merger Agreement or (y) reasonably be expected to result in a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, the Merger Agreement also includes additional representations and warranties by the Company as to, among other things: (i) except as disclosed and subject to certain qualifications, the absence of conflicts between (a) the execution, delivery and performance of the Merger Agreement and (b) the governmental regulations applicable to, and contractual obligations of, the Company, its Subsidiaries and Investment Entities; (ii) except as disclosed, the absence of material undisclosed liabilities; (iii) except as disclosed, the absence of certain changes or events affecting the Company, its Subsidiaries and Investment Entities since December 31, 1995; (iv) except as disclosed, the Company's (and its Subsidiaries' and Investment Entities') possession of material licenses and permits and compliance with laws and the absence of governmental investigations with respect to such entities; (v) the disclosure of the material contracts ("Material Contracts") of the Company, its Subsidiaries and its Investment Entities and the absence of defaults thereunder; (vi) compliance in all material respects with the terms of Permitted Liens (as defined in the Merger Agreement) applicable to the Company, its Subsidiaries (and to the knowledge of the Company, its Investment Entities and Properties); (vii) except as disclosed, the absence of any litigation; (viii) certain employee benefits matters, including, among other things, compliance with laws, the absence of contributions to multiemployer plans, the absence of pending actions, retiree benefit obligations, pension plan underfunding matters, the absence of excess parachute payments, and union, labor law and insurance matters; (ix) certain tax matters, including timely payment of taxes and the absence of tax deficiencies, tax liens and excess parachute payments; (x) certain environmental matters, including compliance with laws, licenses and permits, the absence of releases of hazardous materials, the absence of environmental claims, and underground storage tank and asbestos matters; (xi) certain real and personal property matters, including marketable title, the absence of liens (other than Permitted Liens), the absence of assessments, quiet possession, material property damage, structural and utility matters, zoning and encumbrances; and (xii) certain insurance matters.

          The Merger Agreement also includes representations and warranties by Tiger and the Merging Subsidiary as to, among other things, (i) organization, valid existence, good standing and corporate or partnership power of Tiger and the Merging Subsidiary; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) the absence of conflicts between
(a) the execution, delivery and performance of the Merger Agreement and (b) the Partnership Agreement of Tiger, the Articles of incorporation or By-Laws of the Merging Subsidiary, or governmental regulations applicable to, and contractual obligations of, Tiger or Merging Subsidiary; (iv) regulatory approvals required for the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by Tiger and the Merging Subsidiary; (v) the accuracy of information supplied by Tiger or the Merging Subsidiary in connection with this Proxy Statement; (vi) certain brokers' and advisors' fees and expenses and
(vii) the availability to Tiger and Merging Subsidiary of all funds necessary to consummate the transactions contemplated by the Merger Agreement.

          Conduct of Business of the Company. The Company has agreed that, except as contemplated by the Merger Agreement, during the period from May 6, 1996 to the Effective Time, the Company shall, and shall cause its Subsidiaries and, to the extent within its control, its Investment Entities to, (i) act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts, to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, (ii) maintain and keep their Properties and equipment in good repair, working order and condition, consistent with current condition, except for ordinary wear and tear, (iii) use their best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by each of them, and (iv) perform in all material respects all of its obligations under all contracts and commitments applicable to its business or Properties (including, without limitation, under Material Contracts), subject to the Company's right to enter into comparable substitute arrangements, consistent with past practice, on terms generally no less favorable to the Company than those in effect on May 6, 1996. Without limiting the generality of the foregoing, the Company has agreed that during such period, except as expressly contemplated by the Merger Agreement, the Company shall not, and shall not permit any of its Subsidiaries or, to the extent within the Company's control, its Investment Entities to, without the prior consent of Tiger: (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding Ownership Interests (as defined in the Merger Agreement), other than (A) dividends and distributions to the Company or any of its wholly owned Subsidiaries, (B) regular quarterly cash dividends not in excess of $.04 per share of Common Stock (with usual record and payment dates and in accordance with the Company's present dividend policy) and scheduled distributions by non-wholly owned Subsidiaries and Investment Entities; (2) split, combine or reclassify any of its outstanding Ownership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding Ownership Interests; or (3) subject to certain limited exceptions, purchase, redeem or otherwise acquire any outstanding Ownership Interests, or any rights, warrants or options to acquire any such Ownership Interests; (ii) except for limited exceptions set forth in the Merger Agreement, authorize for issuance, issue, deliver, sell (or agree or commit to do the foregoing), pledge or otherwise encumber any shares of its Ownership Interests, any other voting securities, or any securities convertible, exchangeable or exercisable into, or any rights, warrants or options to acquire, any of the foregoing or other equivalents or, subject to contractual obligations, not consent to the admission of any new partners to any partnerships in which any of the Company's Subsidiaries or Investment Entities is a partner; (iii) except to the extent required under existing Company Plans (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement and except for certain specified exceptions, (A) increase or accelerate the compensation or fringe benefits of any of its directors, officers or employees, or (B) grant any severance or termination pay not currently required to be paid under any Company Plans as in effect on May 6, 1996, or (C) enter into any employment agreement with any present or former director or officer or senior employee, or other than in the ordinary course of business consistent with past practice and terminable without severance or other termination payment on 30 days' notice or less, any other employee of the Company, any of its Subsidiaries or its Investment Entities, or
(D) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, its Subsidiaries or its Investment Entities;

(iv) amend its or their Articles of Incorporation, By-Laws, partnership agreement or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the entity structure or ownership of any of the Company's Subsidiaries and, to the extent within the control of the Company, its Investment Entities;
(v) except as disclosed, acquire or agree to acquire (A) by merging or consolidation with, or by purchasing a substantial portion of the stock, assets or properties of, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (B) any material assets or properties (except purchases of inventory and services in the ordinary course of business consistent with past practice and capital expenditures permitted by (viii) below); (vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (as defined in the Merger Agreement) or otherwise dispose of any of its Properties or assets, except (A) sales (x) in the ordinary course of business consistent with past practice or (y) in connection with the replacement of capital assets made in the ordinary course of business consistent with past practice, (B) leases of retail space in hotels in the ordinary course of business consistent with past practice and (C) as disclosed; (vii) amend, supplement or modify any Material Contract, except in the ordinary course of business, or relinquish, forgive or cancel any material debt or claim or waive any rights of material value; (viii) except as disclosed and except for certain emergency repairs, make any capital expenditure or commitment to make any such expenditure (except in accordance with the Company's capital expenditures budget) or defer making any budgeted capital expenditure, in each case in excess of $100,000 and $500,000 in the aggregate; (ix) subject to certain exceptions, (A) incur or prepay any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or its Investment Entities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, which borrowings shall not in the aggregate exceed $7,000,000 outstanding at any particular time, or (B), make any loans, advances or capital contributions to, or investments in, any other person; (x) change any accounting principle, method or practice used by it or change the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates theretofore applied, unless required by the SEC or the Financial Accounting Standards Board; (x) make any material tax election or settle or compromise any income tax liability in excess of $500,000 in the aggregate or defer the payment of any material taxes that come due; (xii) enter into any contract which would require the consent (including the waiver of any right of first refusal or similar right) of a third party to the consummation of the transactions contemplated by the Merger Agreement other than renewals or replacements of existing working capital lines of credit on terms no less favorable to the Company than the terms of such existing lines of credit; or
(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

          Articles of Incorporation; By-Laws; Directors and Officers. Immediately after the Effective Time, the Articles of Incorporation and the By-Laws of the Merging Subsidiary shall be the Articles of Incorporation of the Surviving Corporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of this corporation is Kahler Realty Corporation." Immediately after the Effective Time, the directors of the Merging Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law.

          No Solicitation and Related Matters. Pursuant to the Merger Agreement, the Company has agreed that it will not, nor will it authorize or permit any of its Subsidiaries or, to the extent within its control, Investment Entities, or any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, solicit or initiate, or encourage, or take any other action to facilitate or encourage (including by way of furnishing any information or having discussions concerning the business, Properties or assets of the Company or any of its Subsidiaries or Investment Entities), the submission of inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of the Properties or assets of the Company or any of its Subsidiaries, or of over a 10% equity interest in, the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all Properties and/or assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or materially dilute the benefits to Tiger of the transactions contemplated by the Merger Agreement, or any agreement to, or public announcement by the Company or any other person of a proposal, plan or intention to do any of the foregoing (a "Takeover Proposal") or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company and its advisers, following receipt of an unsolicited Takeover Proposal that it reasonably anticipates could lead to a Superior Proposal (as defined below) to provide information to the person making such Takeover Proposal (subject to the execution of a confidentiality agreement) and participate in discussions or negotiations concerning such Takeover Proposal following delivery of a Notice of Superior Proposal (as defined below). The Company has also agreed that neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tiger or the Merging Subsidiary, the approval or recommendation by the Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board based on the advice of outside counsel), it determines to be a bona fide Takeover Proposal with fully committed financing without material contingencies (other than customary conditions) to acquire, directly or indirectly, for consideration consisting of cash and/or marketable securities, more than 50% of the shares of Common stock then outstanding or all or substantially all the Properties and/or assets of the Company, and otherwise on terms which the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger (a "Superior Proposal"), the Board may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate the Merger Agreement, in each case at any time after the fifth business day following Tiger's receipt of written notice (a "Notice of Superior Proposal") advising Tiger that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Board may also withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and terminate the Merger Agreement if Montgomery Securities' fairness opinion is withdrawn. If the Company proposes to take any of the actions described in the two preceding sentences with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Tiger or the Merging Subsidiary (as Tiger shall designate) the Expense Reimbursement, and in the event that the Company shall enter into any agreement relating to a Takeover Proposal, such agreement shall provide for the payment to Tiger of the Termination Fee, upon the consummation of the transaction contemplated by the agreement, provided that if, prior to the receipt of a Takeover Proposal, the Company proposes to take any of the foregoing actions as provided in the second preceding sentence, it shall concurrently with taking any of such actions pay, or cause to be paid to Tiger or the Merging Subsidiary (as Tiger shall designate) the Expense Reimbursement and pay or cause to be paid to the Merging Subsidiary the Termination Fee. None of the above provisions shall prohibit accurate disclosure by the Company in any document required to be filed with the SEC. In addition, the Company has agreed in the Merger Agreement to promptly advise Tiger orally and in writing of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. The Company has also agreed to keep Tiger fully informed of the status and details of any such request, Takeover Proposal or inquiry.

     Pursuant to the Voting Agreement between Milner Associates and Merging Subsidiary, Milner Associates agreed to be bound by and to comply with the no solicitation obligations of the Company described above.

     Employment and Severance Arrangements. Pursuant to the Merger Agreement, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, Tiger agrees that the employees of the Company or its Subsidiaries who continue employment with the Surviving Corporation and its subsidiaries ("Transferred Employees") (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefits which in the aggregate are substantially comparable to such currently provided by the Company and its Subsidiaries to such employees. Subject to the foregoing, nothing in the Merger Agreement shall prevent the amendment or termination of any plan, program or arrangement. Transferred Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement.

     Tiger shall cause the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned or accrued through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director pension or welfare benefit plans, programs and policies in existence as of May 6, 1996 for all employees (and former employees) and directors (and former directors) of the Company and scheduled in the Merger Agreement. Tiger shall cause the Surviving Corporation to pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any current or former employee or director in effect and disclosed on a schedule to the Merger Agreement. Nothing in the Merger Agreement requires the continued employment of any person or prevents Tiger and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

     Tiger shall cause the Surviving Corporation to be responsible for any medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees and their covered dependents on or after the Effective Time. For purposes of this paragraph, a claim is deemed incurred when the event which is the subject of the claim occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

     With respect to any welfare benefit plans (as defined in section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Tiger or the Surviving Corporation for the benefit of Transferred Employees on and after the Effective Time, Tiger shall use its best efforts to
(i) cause there to be waived any preexisting condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by the Company for their benefit immediately prior to the Effective Time.

     With respect to any pension benefit plans (as defined in section 3(2) of ERISA) maintained by Tiger or the Surviving Corporation for the benefit of Transferred Employees on and after the Effective Time, Tiger shall provide the Transferred Employees with past service credit solely for vesting and participation purposes for their service prior to the Effective Time with the Company and/or its Subsidiaries.

     With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to that employee immediately prior to the Effective Time (the "Vacation Policy"), Tiger shall cause the Surviving Corporation to allow such employee to use such accrued vacation; provided, however, that if Tiger deems it necessary to disallow such employee from taking such accrued vacation, Tiger shall cause the Surviving Corporation to be liable for and pay in cash to each such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy.

     Other Employee Benefit Matters. For a description of the treatment of Options in the Merger under the Company's Options, see "THE MERGER--Interests of Certain Persons in the Merger--Options." For a description of the terms of the Merger Agreement related to indemnification of officers and directors and directors' and officers' liability insurance, see "THE MERGER--Interests of Certain Persons in the Merger--Indemnification and Insurance."

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company: (a) by unanimous written consent of Tiger, the Merging Subsidiary and the Company; (b) by Tiger, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, or if any such representation or warranty of the Company is or becomes untrue, in each case such that the conditions to the obligations of Tiger and the Merging Subsidiary with respect to the accuracy of the representations and warranties of the Company and the performance of the material obligations of the Company (see "THE MERGER--Terms of the Merger-- Conditions to Consummation of the Merger"), could not be satisfied; (c) by the Company, upon a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Tiger, or if any such representation or warranty of Tiger is or becomes untrue, in each case such that the conditions to the obligations of the Company with respect to the accuracy of the representations and warranties of Tiger and the Merging Subsidiary and the performance of the material obligations of Tiger and the Merging Subsidiary (see "THE MERGER--Terms of the Merger--Conditions to Consummation of the Merger"), could not be satisfied; (d) by either Tiger or the Company, if any permanent injunction or action by any governmental entity preventing the consummation of the Merger shall have become final and unappealable; (e) by either Tiger or the Company if the Merger has not been consummated on or prior to October 6, 1996;
(f) by either Tiger or the Company, if the approval by the shareholders of the Company of the Merger Agreement and the Merger has not been obtained by reason of the failure to obtain the required vote at a duly called meeting of shareholders or an adjournment of such a meeting; (g) by Tiger, if (i) following the receipt of a Takeover Proposal, the Board or any committee thereof shall have withdrawn or modified (or resolved to withdraw or modify) its approval or recommendation of the Merger Agreement or the Merger in any manner which is adverse to Tiger or the Merging Subsidiary; or (ii) the Board has approved or recommended (or resolved to approve or recommend) to the shareholders of the Company a Superior Proposal; and (h) by the Company if the Board receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board based on the advice of outside counsel) it determines to be a Superior Proposal (and after notice to Tiger) or if Montgomery Securities withdraws its fairness opinions.

     Fees and Expenses. Unless the Merger Agreement is terminated by the Company, and Tiger or the Merging Subsidiary shall have failed to perform in any material respects its obligations under the Merger Agreement, (x) if the Merger Agreement is terminated under clauses (b), (f) (but only if a Takeover Proposal has been received by the Company prior to the vote or the Board has withdrawn or adversely modified its approval or recommendation of the Merger), (g) or (h) of the preceding paragraph, or (y) if at any time within one year following the termination of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act (other than Tiger or any of its affiliates)) shall have acquired, directly or indirectly, the Company, all or substantially all its Properties or assets or more than 50% of the shares of Common Stock then outstanding; or if the Company enters into an agreement with respect to a Superior Proposal prior to the one year anniversary of the termination of the Merger Agreement, the Company shall reimburse upon demand Tiger or the Merging Subsidiary for all documented out-of-pocket fees and expenses payable to non-affiliates incurred by Tiger and the Merging Subsidiary in connection with the Merger Agreement and the transactions contemplated thereby to the date of such event, up to a maximum reimbursement obligation of $1,250,000. The Company shall pay to Tiger an additional fee of $5,000,000 upon demand if (i)(A) it is required to reimburse Tiger or the Merging Subsidiary for its fees and expenses (as set forth in clause (x) above, but other than a termination by Tiger described in clause (b) of the preceding paragraph), (B) the Company shall have entered into an agreement with respect to a Superior Proposal within one year after such termination and (C) the transactions contemplated by such agreement shall have been consummated or (ii) it is required to reimburse Tiger or the Merging Subsidiary for their fees and expenses as a result of a person or "group" having acquired the Company, all or substantially all its Properties or assets or more than 50% of the shares of the Common Stock then outstanding or the Company having entered into an agreement with respect to a Superior Proposal within one year following the termination of the Merger Agreement, as set forth in clause (y) above. Except as described above, each party to the Merger Agreement agreed to bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendments. Subject to the provisions of the MBCA, the Merger Agreement may be amended by written agreement of the Company, Tiger and the Merging Subsidiary prior to the Effective Time; provided, however, that if the Merger Agreement is approved by the shareholders of the Company, no amendment shall be made, without the approval of such shareholders, which reduces the amount or changes the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or adversely affects the rights of the Company's shareholders under the Merger Agreement.

SOURCE AND AMOUNT OF FUNDS

     Tiger shall pay or cause to be paid approximately $82 million to make payment of the amounts required under the Merger Agreement in respect of the shares of Common Stock and to pay certain fees and expenses related to the Merger. Such payment shall be funded through certain financing sources available to Tiger, including drawing down funds from investors or borrowings under existing lines of credit. Tiger may also utilize third-party financing to fund such payments as well as to refinance portions of the Company's existing indebtedness. However, the Merger Agreement does not contain a financing condition and, therefore, the obligation of Tiger and the Merging Subsidiary to effect the Merger is not subject to obtaining financing from the sources identified above or otherwise.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a shareholder will recognize gain or loss for such purposes equal to the difference between the cash received and such shareholder's tax basis for the shares of Common Stock such shareholder sells in the Merger. For federal income tax purposes, any such gain or loss will be a capital gain or loss if the shares of Common Stock are held as a capital asset, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the Effective Time. There are limitations on the deductibility of capital losses.

     The summary of tax consequences set forth above is for general information only. The tax treatment of each shareholder will depend in part upon such holder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, tax-exempt organizations, persons who are not citizens or residents of the United States, shareholders who acquired the shares of Common Stock through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire shares of Common Stock. All shareholders should consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and effect of any state, local and foreign laws.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     As described in more detail below, a shareholder who wishes to exercise dissenters' rights in connection with the Merger must file with the Company before the vote at the Special Meeting to approve the Merger Agreement a written notice of intent to demand the fair value of the shares of Common Stock owned by the shareholder and such shareholder must not vote his shares in favor of the Merger. If the Merger Agreement is approved by the shareholders of the Company, the Company shall send to all shareholders who have complied with the foregoing requirements a notice containing, among other things, the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received. A shareholder's vote for the proposal to approve the Merger Agreement will constitute a waiver of such shareholder's dissenters' rights. A vote against the proposal to adopt the Merger Agreement, alone, will not satisfy the notice requirements under the MBCA.

     Record Holders of shares of Common Stock on the Record Date are entitled to appraisal rights under Sections 302A.471 and 302A.473 of the MBCA in connection with the Merger. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 which are reprinted in their entirety as Annex C to this Proxy Statement. Except as set forth herein and in Annex C, holders of shares of Common Stock will not be entitled to dissenters' rights in connection with the Merger.

     Section 302A.471 of the MBCA provides that a shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares, if such corporation is a party to a merger (unless such corporation is the surviving corporation of the merger and such shareholder had no right to vote thereon). However, Section 302A.471 explicitly provides that shareholders who have a right to obtain payment thereunder do not have a right at law or in equity to have such a merger set aside or rescinded, except when the merger is fraudulent with regard to the complaining shareholder or the corporation.

     Under Section 302A.471, a beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder, if the beneficial owner submits a written consent of the shareholder to the corporation at the time of or before the assertion of dissenters' rights. Shareholders must assert dissenters' rights as to all of the shares registered in his or her name, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents.

     Section 302A.473 establishes the procedures for asserting dissenters' rights under the MBCA. Section 302A.473 requires a corporation calling a shareholder meeting for the purpose of voting on a merger to which it is a party to inform each shareholder in its notice of the meeting of the right to dissent and to include a copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed under such Sections in such notice. This proxy statement serves as the notice of the Special Meeting for purposes of voting on the Merger and this description of dissenters' rights, and the copies of Sections 302A.471 and 302A.473 included as Annex C are provided to comply with
Section 302A.473 of the MBCA.

     Where a proposed action subject to dissenters' rights must be approved by shareholders of the corporation (e.g. the Merger), a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on such proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of such proposed action.

     After approval by the board and shareholders of a proposed action subject to dissenters' rights that requires shareholder approval (e.g. the Merger),
Section 302A.473 requires the corporation to send to all shareholders who have complied with the procedures described in the previous paragraph a notice that contains (a) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received, (b) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (c) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment and (d) copies to Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under those sections.

     In order to exercise dissenters' rights and to receive the fair value of their shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice described in the preceding paragraph was given. However, the dissenter retains all other rights of a shareholder until the proposed action (e.g. the Merger) takes effect.

     After the later of (a) the date the corporate action subject to dissenters' rights takes effect or (b) the date the corporation receives a valid demand for payment, the corporation is required to remit to each dissenting shareholder who has complied with the procedures described above the amount the corporation estimates to be the fair value of the shares, plus interest commencing five days after the effective date of such corporate action up to and including the date of payment. The payment must be accompanied by (i) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with its latest available interim financial statements, (ii) the corporation's estimate of the fair value of the shares and a brief description of the method used to reach the estimate and (iii) copies of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed to demand supplemental payment.

     However, no payment need be made by the corporation to persons who were not shareholders on the date the action dissented from was first announced to the public (May 7, 1996 in the case of the Merger) or who are dissenting on behalf of a person who was not a beneficial owner on that date. If such a dissenter has complied with the procedures described above, the corporation shall forward to such dissenter the materials described in the preceding paragraph, a statement of the reason for withholding payment, and an offer to pay to such dissenter the corporation's estimate of the fair value of the shares if the dissenter agrees to accept that amount in full satisfaction. Such a dissenter will be entitled to only the amount offered unless such a dissenter makes a demand for supplemental payment as described below.

     If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it is required to return all deposited certificates and cancel all transfer restrictions (although the notice described above with regard to deposit requirements and transfer restrictions may be given again by the corporation at a later time).

     Dissenting shareholders who believe that the amount paid or offered to be paid by the corporation as described above is less than the fair value of the shares plus interest may give written notice to the corporation of the dissenters' own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails its payment/offer to pay, and demand payment of the difference. Dissenting shareholders who do not give such written notice and demand are entitled only to the amount paid/offered to be paid by the corporation.

     Within 60 days of receipt of the demand described in the preceding paragraph, the corporation shall either (a) pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or
(b) file a petition in court in the county in which the registered office of the corporation is located (or in the case of a surviving foreign corporation to a merger, where the registered office of the domestic corporation party to the action was located) requesting that the court determine the fair value of the shares, plus interest. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholders in question have fully complied with the requirements of Section 302A.473, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter.

     The fair value of the shares as determined by the court is binding on all shareholders, wherever located, and a dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, paid as described above. However, dissenting shareholders are not liable for any amounts paid by the corporation which exceed the fair value of the shares as determined by the court, plus interest.

     The court shall determine the costs and expenses of the proceeding described in the second preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that it may assess part or all of those costs and expenses against a dissenter whose action in demanding supplemental payment is found to be arbitrary, vexatious, or not in good faith. Fees and expenses of experts or attorneys may also be assessed against the corporation if it has failed to comply substantially with Section 302A.473 or against any person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding. Such fees and expenses may be awarded to a party injured by those actions. In addition, the court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

     Failure to follow the steps required by Section 302a.473 of the MBCA for perfecting dissenters' rights may result in the loss of such rights.

     The foregoing is a summary of certain of the provisions of Sections 302A.471 and 302A.473 of the MBCA and is qualified in its entirety by the reference to the full text of such Sections, copies of which are included as Annex C to this Proxy Statement.


                            MARKET PRICES; DIVIDENDS

     The Common Stock is listed on the NASDAQ. As of November 22, 1995, the last full trading day prior to the press release by the Company announcing that it had retained Montgomery Securities to assist the Board in evaluating strategic alternatives to enhance shareholder value, including a possible sale of all or a part of the Company, the high and low sales prices of the Common Stock, as reported to the NASDAQ, were $10.125 and $10.00, respectively and the closing sales price was $10.125. As of May 6, 1996, the last full trading day prior to the announcement by the Company of the execution of the Merger Agreement, the high, low and closing sales prices of the Common Stock, as reported to the NASDAQ, were each $15.50. Stockholders are urged to obtain current market quotations for the Common Stock.

     The Company has paid regular, quarterly dividends since the second quarter of 1993. Under the Merger Agreement, the Company has agreed not to pay dividends on the Common Stock prior to the Effective Time other than regular quarterly cash dividends not in excess of $0.04 per share of Common Stock (with usual record and payment dates and in accordance with the Company's present dividend policy).

        SELECTED FINANCIAL AND OPERATING DATA OF THE COMPANY (UNAUDITED)

     The following table presents selected historical financial data for the Company. The data should be read in conjunction with the financial information contained in the historical Consolidated Financial Statements and Notes thereto of the Company which are incorporated by reference elsewhere in this Proxy Statement. The interim unaudited information for the three months ended March 31, 1996 and April 2, 1995 reflect, in the opinion of management of the Company, all adjustments necessary for a fair presentation of results for such periods and all such adjustments are of a normal recurring nature. The results of operations of such interim periods are not necessarily indicative of the results of operations for any other interim periods or for the year as a whole.


                                                                  FISCAL YEAR (1)                           FIRST THREE MONTHS (1)
                                          ---------------------------------------------------------------   ---------------------
                                          1991         1992         1993          1994          1995          1995         1996
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL OPERATING DATA)

REVENUES                               $  64,652     $  74,014    $  96,979     $ 109,910     $  121,772     $ 29,367     $ 31,535
 Revenue of owned operations.........

 Other properties managed and/or          31,506        29,237       17,910        17,490         18,113        4,109        4,519
  partially owned....................  ---------     ---------    ---------     ---------     ----------     --------     --------

   Total revenues....................  $  96,158     $ 103,251    $ 114,889     $ 127,400     $  139,885     $ 33,476     $ 36,054
                                       =========     =========    =========     =========     ==========     ========     ========

REVENUE OF OWNED OPERATIONS            $  51,021     $  58,408    $  80,505     $  93,243     $  105,356     $ 26,643     $ 28,629
 Lodging.............................

 Formal wear, laundry & other........     13,193        14,182       15,277        15,894         15,912        2,686        2,795

 Interest income.....................        438         1,424        1,197           773            504           38          111
                                       ---------     ---------    ---------     ---------     ----------     --------     --------

   Total revenue of owned operations.     64,652        74,014       96,979       109,910        121,772       29,367       31,535
                                       ---------     ---------    ---------     ---------     ----------     --------     --------

OPERATING COSTS AND EXPENSES              38,458        45,053       60,974        70,797         79,318       19,753       21,145
 Lodging.............................

 Formal wear, laundry & other........     10,772        12,092       12,621        13,487         12,801        3,177        3,214

 Corporate expenses..................      2,827         3,225        3,272         3,257          3,901        1,055        1,056

 Depreciation and amortization.......      5,740         6,492        7,904         8,477          8,919        2,036        2,233

 Non-recurring charges (2)...........         --         2,758(2)        --         1,811(2)         526(2)        --           --
                                       ---------     ---------    ---------     ---------     ----------     --------     --------

   Total operating costs and expenses     57,797        69,620       84,771        97,829        105,465       26,021       27,648
                                       ---------     ---------    ---------     ---------     ----------     --------     --------

GROSS OPERATING PROFIT...............      6,855         4,394       12,208        12,081         16,307        3,346        3,887

 Interest expense....................     (6,764)       (7,303)      (9,362)      (11,207)       (13,115)      (3,050)      (3,062)
 Equity earnings (loss) of
   affiliates........................     (2,326)         (688)          27           193            533          154          115

 Gain (loss) on sale of assets.......      3,005          (693)           6            20            (11)           1           --
                                       ---------     ---------    ---------     ---------     ----------     --------     --------
INCOME (LOSS) FROM OPERATIONS
 BEFORE INCOME TAXES.................        770        (4,290)       2,879         1,087          3,714          451          940

 Provision (credit) for income taxes         247          (300)         875           323            697          140          294
                                       ---------     ---------    ---------     ---------     ----------     --------     --------
 Income (loss) before extraordinary
  item and changes in accounting
  principle.........................         523        (3,990)       2,004           764          3,017          311          646

 Extraordinary item net of income
  taxes..............................        173         2,517           --            --             --           --           --

 Cumulative effect of change in               --          (250)          --            --             --           --           --
  accounting for nonpension post-      ---------     ---------    ---------     ---------     ----------     --------     --------
  retirement benefits

NET INCOME (LOSS)....................  $    696      $  (1,723)   $   2,004     $     764     $    3,017     $    311     $    646
                                       =========     =========    =========     =========     ==========     ========     ========
 Income (loss) per share (3).........  $   $0.13     $   (0.59)   $    0.46     $    0.14     $     0.69     $  $0.07     $   0.15
                                       =========     =========    =========     =========     ==========     ========     ========
OTHER FINANCIAL DATA:                  $  10,269     $  11,398    $  20,139     $  20,751     $   25,759     $  5,536     $  6,235
EBITDA (4)..........................

 Cash flows from:
   Operations (5)....................  $   7,686     $   4,427(5)  $ 10,249     $   9,434(5)  $   13,271(5)  $  4,116     $  3,424
   Investing activities..............    (19,729)       (9,797)     (14,685)      (13,256)       (16,234)      (1,702)      (3,445)
   Financing activities...............    12,024         5,975        4,617         3,948          2,776       (1,263)       2,083

                                                             Fiscal Year (1)                          First Three Months (1)
                                      ------------------------------------------------------------    ----------------------
                                        1991         1992         1993         1994         1995         1995        1996
                                      --------     --------     --------     --------     --------    ----------  ----------
                                                (dollars in thousands, except per share and Hotel Operating Data)

 HOTEL OPERATING DATA (OWNED                14           16           18           20           22           20          22
   OR MANAGED):
    Number of hotels--end of
     period........................

    Number of rooms--end of              3,374        3,699        4,103        4,382        4,647        4,385       4,647
     period........................

    Room nights available..........  1,214,729    1,314,976    1,406,488    1,560,874    1,669,835      405,975     430,938

    Occupancy......................       60.9%        61.9%        63.9%        65.1%        65.9%        64.6%       62.9%

    ADR (6).......................   $   61.71   $    61.36    $   63.31    $   63.75   $    65.48     $  69.88    $  74.41

    REVPAR (6).....................  $   37.56   $    38.01    $   40.48    $   41.53   $    43.13     $  45.16    $  46.82

 BALANCE SHEET DATA:
    Investment in real estate
     (before accumulated
     depreciation).................  $ 122,659   $  156,583    $ 196,873    $ 205,028   $  217,702     $206,688    $220,566

    Net investment in real estate...    81,259      110,202      142,743      150,747      156,584      150,472     157,322

    Total assets....................   114,170      132,392      162,406      169,069      178,367      170,392     182,994

    Total mortgage debt.............    81,334       93,710      123,985      125,126      129,754      123,804     133,575

    Stockholders' equity............    16,586       14,867       16,366       21,271       24,173       21,504      24,984

 CASH DIVIDENDS DECLARED                    --           --          .04          .08          .13          .03         .04
   PER COMMON SHARE:

 BOOK VALUE PER SHARE:                    5.06         4.42         4.78         5.10         5.63         5.14        5.76
- ----------------------------------------------------------------------------------------------------------------------------



(1) The Company's fiscal year ends on the Sunday closest to December 31 in each year. Accordingly, the table presents selected financial and operating data as of the end of and for each of the five fiscal years and for the three months ended April 2, 1995 and March 31, 1996.
(2) Non-recurring charges for fiscal 1992, 1994 and 1995 reflect (i) a charge of $2.8 million in 1992 consisting of a $1.2 million non-cash writedown of a hotel property and a $1.6 million charge to settle a lawsuit concerning the Sheraton San Marcos Golf Resort and Conference Center, and (ii) $1.8 million and $526,000 of expenses in 1994 and 1995, respectively, related to the REIT Offering.
(3) Income per share in 1991 is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents of 3,274,000. For 1992, loss per share is computed on a primary share basis using only the weighted average number of outstanding shares of Common Stock aggregating 3,341,000. Common Stock equivalents are excluded since the effect is antidilutive. For 1993, 1994 and 1995, income per share is computed on a primary and fully diluted share basis using the weighted average number of outstanding shares of Common Stock and Common Stock equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 3,743,000, 3,956,000 and 4,355,000, respectively.
(4) EBITDA means income (loss) from operations before income taxes, excluding gains or losses on sale of assets, non-cash writedowns of real estate property, interest expense, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurements as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. Management believes that EBITDA is a useful measure of cash flow because it indicates the cash flow available to spend on capital additions to maintain the Company's assets, to service existing debt or to use at the Company's discretion for other purposes.
(5) Cash flow from operations for fiscal 1992, 1994 and 1995 reflects non-recurring charges of $1.6 million, $1.8 million and $526,000, respectively. Prior to consideration of such expenses, cash flow from operations would have been $6.0 million for 1992, $11.2 million for 1994 and $13.8 million for 1995. The $1.6 million charge in 1992 relates to the settlement of a lawsuit, and the 1994 and 1995 charges represent costs incurred in connection with the REIT Offering.
(6) "ADR" means average daily room revenue per occupied room, while "REVPAR" means average daily room revenue per available room.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information, to the Company's knowledge, as of the Record Date, regarding beneficial ownership of Common Stock by (i) each person who beneficially owns more than 5% of the Common Stock, (ii) each director and certain executive officers of the Company and (iii) all directors and executive officers of the Company as a group. To the Company's knowledge, each person holds sole voting and/or investment power over the shares shown unless otherwise indicated.

                                                                                             AMOUNT
                                                                                         AND NATURE OF     PERCENT OF
                   NAME                                            ADDRESS              OWNERSHIP(1)(2)      CLASS
- -------------------------------------------              ---------------------------    ---------------    ----------

Mayo Foundation                                          200 SW 1st Street                1,113,234           25.6%
                                                         Rochester, Minnesota  55902

Harold W. Milner                                                     N/A                    493,657(3)        11.4%

John H. Herrell                                                      N/A                     35,398(4)          *

A. Blaine Huntsman                                                   N/A                     34,571             *

Donald L. Lucas                                                      N/A                     36,318             *

Donald C. McIlrath, M.D.                                             N/A                     26,000             *

Mark W. Sheffert                                                     N/A                     31,781             *

Michael R. Hinckley                                                  N/A                     26,600             *

Kevin L. Molloy                                                      N/A                     22,078             *

Steven R. Stenhaug                                                   N/A                     18,807             *

All executive officers and directors as a group                                             832,630           18.7%
 (17 persons)
- -------------------------------------------------------------------------------------------------------------------


*  Less than one percent.

(1) Includes shares held by wives or minor children.

(2) Includes the following shares which could be acquired within 60 days upon exercise of options: Mr. Milner, 1,250 shares; Mr. Huntsman, 4,000 shares; Mr. Herrell, 8,000 shares; Mr. Hinckley, 0 shares; Mr. Lucas, 8,000 shares; Dr. McIIrath, 12,000 shares; Mr. Molloy, 9,100 shares; Mr. Sheffert, 28,200 shares; Mr. Stenhaug, 11,625 shares and all directors and executive officers as a group, 108,750 shares.

(3) 492,407 of these shares are held by Milner Associates, a family partnership of which Mr. Milner is a general partner. As a general partner, Mr. Milner has power both to vote and dispose of the 492,407 shares. In addition, includes 1,250 shares Mr. Milner may acquire upon exercise of options exercisable within 60 days.

(4) The share ownership shown above for Mr. Herrell, who is an officer, director or employee of the Mayo Foundation or its affiliates, does not include shares owned by Mayo Foundation, although Mr. Herrell may be deemed to share voting power with respect to the shares owned by the Mayo Foundation.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG Peat Marwick LLP, independent auditors, audited and reported on the consolidated financial statements of the Company and its subsidiaries for its fiscal year ended December 31, 1995. Such financial statements have been incorporated by reference in this Proxy Statement in reliance upon such report. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

   The following documents filed by the Company with the SEC are incorporated herein by reference:

     1. Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 1995, as amended, a copy of which amendment is attached hereto.

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, a copy of which is attached hereto.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

     A copy of any and all information that has been incorporated herein by reference (without exhibits, unless such exhibits are specifically incorporated by reference into the information incorporated by reference herein) that are not delivered herewith will be provided, without charge, to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of request. Requests should be directed to Kahler Realty Corporation, 20 Second Avenue SW, Rochester, Minnesota, 55902, attention: Office of the Secretary, telephone number 507-285-2710.

                                 OTHER MATTERS

     The Board does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.

     If the Merger is not consummated, the Company will hold its 1997 Annual Meeting of the shareholders of the Company in accordance with the Company's By-laws and the MBCA. Shareholder proposals intended to be presented at the 1997 Annual Meeting of the shareholders must have been received by the Company not later than December 1, 1996 for inclusion in the proxy materials for the 1997 Annual Meeting.

                                    By Order of the Board of Directors

                                    /s/ Michael J. Quinn
                                    ____________________________________
                                    Michael J. Quinn
                                    Secretary

Rochester, Minnesota
July 25, 1996

                           KAHLER REALTY CORPORATION



                           ANNEXES TO PROXY STATEMENT


          A.   AGREEMENT AND PLAN OF MERGER

          B.   FAIRNESS OPINION OF MONTGOMERY SECURITIES

          C. SECTIONS 302A.471 AND 302A.473 OF THE BUSINESS CORPORATION ACT OF THE STATE OF MINNESOTA

          D. VOTING AGREEMENT BETWEEN TIGER REAL ESTATE ACQUISITION CORP. AND MILNER ASSOCIATES

          E. VOTING AGREEMENT BETWEEN TIGER REAL ESTATE ACQUISITION CORP. AND MAYO FOUNDATION

                                                                Annex A
                                                                Conformed Copy




                 ____________________________________________

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         TIGER REAL ESTATE FUND, L.P.

                      TIGER REAL ESTATE ACQUISITION CORP.

                                      AND

                           KAHLER REALTY CORPORATION


                            DATED AS OF MAY 6, 1996

                 ____________________________________________

                               TABLE OF CONTENTS

                                                                          Page
                                   ARTICLE I
THE MERGER
  SECTION 1.1    The Merger....................................................2
  SECTION 1.2    Closing.......................................................3
  SECTION 1.3    Effective Time of the Merger..................................3
  SECTION 1.4    Effects of the Merger.........................................4
  SECTION 1.5    Articles of Incorporation; By-Laws............................4
  SECTION 1.6    Directors and Officers........................................5
  SECTION 1.7    Stockholders' Meeting.........................................5

                                   ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

  SECTION 2.1    Effect on Capital Stock.......................................6
    (a)   Common Stock of the Purchaser........................................6
    (b)   Cancellation of Subsidiary or Parent-Owned Company Common Stock......6
    (c)   Conversion of Company Common Stock...................................7
    (d)   Shares of Dissenting Holders.........................................7

  SECTION 2.2    Exchange of Certificates......................................9
    (a)   Paying Agent.........................................................9
    (b)   Exchange Procedures..................................................9
    (c)   Letter of Transmittal...............................................10
    (d)   No Further Ownership Rights in Company Common Stock.................11
    (e)   Termination of Payment Fund.........................................11
    (f)   No Liability........................................................11
    (g)   Investment of Payment Fund..........................................12

  SECTION 2.3    Treatment of Employee Options................................13

                                  ARTICLE III

REPRESENTATIONS AND WARRANTIES

  SECTION 3.1 A.  Representations and Warranties of the Company................14
    (a)   Organization and Qualification; Subsidiaries.........................14
    (b)   Capitalization.......................................................15
    (c)   Company Action.......................................................18
    (d)   Authority Relative to Agreement......................................20
    (e)   Regulatory Approvals.................................................20
    (f)   SEC Filings; Financial Statements....................................22
    (g)   Proxy Statement......................................................22
    (h)   Transactions with Affiliates.........................................22
    (i)   Opinion of Financial Advisor.........................................22
    (j)   Brokers; Estimated Fees..............................................23
    (k)   Mayo.................................................................23
    (l)   No Conflicts.........................................................23
    (m)   Undisclosed Liabilities..............................................24
    (n)   Absence of Certain Changes or Events.................................24
    (o)   Compliance with Laws.................................................27
    (p)   Agreements...........................................................28
    (q)   Permitted Liens......................................................33
    (r)   Absence of Litigation................................................33
    (s)   Employee Matters.....................................................34
    (t)   Tax Matters..........................................................38
    (u)   Environmental Matters................................................41
    (v)   Properties...........................................................43
    (w)   Insurance............................................................46

  SECTION 3.2  Representations and Warranties of the Parent and the Purchaser..47
    (a)   Corporate Organization...............................................47
    (b)   Authority Relative to Agreements.....................................47
    (c)   No Conflict; Required Filings and Consents...........................48
    (d)   Information Supplied.................................................49
    (e)   Financing............................................................49
    (f)   Brokers..............................................................49

                                  ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

  SECTION 4.1  Conduct of Business of the Company Pending the Merger...........50
  SECTION 4.2  Conduct of Business of the Purchaser............................56
  SECTION 4.3  Preparation of Proxy Statement..................................56
  SECTION 4.4  Access to Information; Confidentiality..........................57
  SECTION 4.5  No Solicitation.................................................59
  SECTION 4.6  Employee Benefits Matters.......................................63
  SECTION 4.7  Directors' and Officers' Indemnification and Insurance..........66
  SECTION 4.8  Further Action; Best Efforts....................................66
  SECTION 4.9  Public Announcements............................................67
  SECTION 4.10 Taxes...........................................................68
  SECTION 4.11 Conveyance Taxes................................................68

                                   ARTICLE V

CONDITIONS OF MERGER

  SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger.....68
    (a)   Stockholder Approval.................................................69
    (b)   Other Approvals......................................................69
    (c)   No Injunctions or Restraints; Illegality.............................69
    (d)   Opinion of Financial Advisor.........................................70

  SECTION 5.2  Conditions to Obligations of Parent and Purchaser...............70
    (a)   Representations and Warranties.......................................70
    (b)   Performance of Obligations of the Company............................70
    (c)   Required Consent; Governmental Approvals.............................71
    (d)   No Material Adverse Change...........................................71

  SECTION 5.3  Conditions to Obligations of the Company........................72
    (a)   Representations and Warranties.......................................72
    (b)   Performance of Obligations of the Parent and the Purchaser...........72


                                  ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

  SECTION 6.1  Termination.....................................................72
  SECTION 6.2  Effect of Termination...........................................74
  SECTION 6.3  Fees and Expenses...............................................74
  SECTION 6.4  Amendment.......................................................76
  SECTION 6.5  Waiver..........................................................76
  SECTION 6.6  Procedure for Termination, Amendment, Extension or Waiver.......77


                                  ARTICLE VII

GENERAL PROVISIONS

  SECTION 7.1  Non-Survival of Representations, Warranties and Agreements......77
  SECTION 7.2  Notices.........................................................77
  SECTION 7.3  Certain Definitions.............................................79
  SECTION 7.4  Severability....................................................92
  SECTION 7.5  Entire Agreement; Assignment....................................92
  SECTION 7.6  Parties in Interest.............................................92
  SECTION 7.7  Governing Law...................................................93
  SECTION 7.8  Interpretation..................................................93
  SECTION 7.9  Counterparts....................................................93

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of May 6, 1996 (this "Agreement"), among Tiger Real Estate Fund, L.P., a Delaware limited partnership (the "Parent"), Tiger Real Estate Acquisition Corp., a Minnesota corporation and a subsidiary of the Parent (the "Purchaser"), and KAHLER REALTY CORPORATION, a Minnesota corporation (the "Company").

          WHEREAS, the Boards of Directors of the Company and the Purchaser have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which the Purchaser will merge with and into the Company (the "Merger");

          WHEREAS, the Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser and the Company agree as follows:


                                   ARTICLE I

                                  THE MERGER

          SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act of the State of

Minnesota (the "MBCA"), at the Effective Time (as defined in Section 1.3 below), the Purchaser shall be merged with and into the Company. At the Effective Time, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name "Kahler Realty Corporation."

          SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V (the "Closing Date"), at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 1.3 Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, provided that this Agreement shall not have been terminated as provided in
Section 6.1, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota (or such later time as is specified in the Articles of Merger) being the "Effective Time").

          SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all the duties and liabilities of the Company and the Purchaser shall become the duties and liabilities of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including, without limitation, executing and delivering any document) in the name and on behalf of the Company or the Purchaser in order to carry out and effectuate the transactions contemplated in this Agreement.

          SECTION 1.5   Articles of Incorporation; By-Laws.

          (a) The Articles of Incorporation of the Purchaser shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read in its entirety as follows: "The name of this corporation is Kahler Realty Corporation." A form of the Articles of Incorporation of the Surviving Corporation is attached hereto as Exhibit A.

          (b) Immediately after the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 1.6 Directors and Officers. Immediately after the Effective Time, and without any action on the part of the Company and the Purchaser, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and applicable law.

          SECTION 1.7 Stockholders' Meeting. The Company will take all action necessary in accordance with and subject to applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable after the date of this Agreement to consider and vote upon the adoption and authorization of this Agreement and the approval of the Merger. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall (a) prepare, file with the SEC and send to its stockholders a Proxy Statement (as hereinafter defined), which shall include the recommendation of its Board of Directors that holders of Company Common Stock (as hereinafter defined) adopt and authorize this Agreement and the Merger and (b) use their reasonable best efforts to obtain the adoption and authorization of this Agreement and the Merger by the stockholders of the Company, including without limitation, timely mailing a notice complying with the MBCA and describing the Merger and the other transactions contemplated hereby and containing a recommendation of the Board of Directors of the Company that the holders of Company Common Stock entitled to vote thereon approve this Agreement and the Merger.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.10 per share, of the Company (the "Company Common Stock"), or holders of any shares of capital stock of the Purchaser:

          (a) Common Stock of the Purchaser. Each share of Common Stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.10 per share, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Cancellation of Subsidiary or Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by any Subsidiary of the Company, each share of Company Common Stock that is held by the Company as treasury stock and each share of Company Common Stock that is owned by the Parent, the Purchaser or any other Subsidiary of the Parent shall automatically be canceled and retired and shall cease to exist, and no stock of the Parent or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.1(d) , each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $17.00, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2; provided, that if, after the date of this Agreement, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such change. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (d) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger, who have filed (or given a consent to another beneficial owner of Company Common Stock to file) a written notice of intent to demand the fair value of their shares of Company Common Stock and who have demanded (or given a consent to another beneficial owner of Company Common Stock to demand) payment with respect thereto in accordance with Section 302A.473 of the MBCA and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (the "Dissenting Shares") shall not be converted as described in Section 2. 1(c) , but holders of such shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Section 302A.473, except that all

Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of Company Common Stock under such Section 302A.473 shall thereupon be deemed to have converted into and to represent the right to receive, without any interest thereon, Merger Consideration upon surrender, in the manner provided in Section
2.1 of the certificate or certificates that formerly evidenced such Dissenting Shares. The Company shall give the Parent (i) prompt notice of any written notice of intent to demand fair value of any shares, any demands for payment and any other instruments served pursuant to the MBCA and received by the Company relating to stockholders' dissenters' rights and any withdrawals of such notices and other instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the MBCA. Except as required by Section 302A.473 of the MBCA, the Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment with respect to Dissenting Shares, offer to settle or settle any such demands.

          SECTION 2.2   Exchange of Certificates.

          (a) Paying Agent. As of the Effective Time, the Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company (the "Paying Agent"), designated by the Parent and reasonably satisfactory to the Company, for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount (such amount being hereinafter referred to as the "Payment Fund") equal to the product of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares held by Parent, Purchaser or the Company, or any Subsidiary thereof, and shares known at the Effective Time to be Dissenting Shares) and (B) the per share Merger Consideration.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender of such certificate or certificates to the Paying Agent and acceptance thereof by the Paying Agent, be entitled to the amount of cash which the aggregate number of shares of Company Common Stock previously represented by such certificate or certificates so surrendered shall have been converted into the right to receive pursuant to Section 2.1(c) of this Agreement, and such shares of Company Common Stock represented by the certificate so surrendered shall forthwith be canceled. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration (or any portion thereof) to be paid in the Merger is to be delivered to any Person other than the Person in whose name the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock, and if such certificates are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash as hereinabove provided. Until surrendered as contemplated by this Section 2.2(b), each certificate representing shares of Company Common Stock (other than certificates representing Dissenting Shares or shares held by Parent, Purchaser or the Company, or any Subsidiary thereof), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such certificate, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          (c) Letter of Transmittal. Promptly after the Effective Time, but in no event later than two business days after the Effective Time, the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Company Common Stock which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 2.1.

          (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

          (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for any cash payable in respect of such certificates to which such holders may be entitled.

          (f) No Liability. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3. 1(e)), any such cash payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by both Moody's Investors Services, Inc. and Standard & Poor' s Corporation, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Company Common Stock of the Merger Consideration or otherwise impair such holders' respective rights hereunder. In the event the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund on behalf of the Surviving Corporation cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

          SECTION 2.3   Treatment of Employee Options.

          (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including, if desirable, obtaining Consents from the optionees, to provide for the automatic vesting and conversion and cancellation, effective at the Effective Time, of the outstanding stock options (the "Options") heretofore granted (whether vested or unvested) under the Kahler Corporation Amended and Restated 1987 Stock Option Plan, the Amended and Restated Kahler Corporation Stock Option Plan for Non-Employee Directors, the Kahler Corporation Amended and Restated 1982 Incentive Stock Option Plan, the Kahler Realty Corporation 1994 Stock Option Plan, and the Kahler Realty Corporation 1994 Non-Employee Directors Stock Option Plan (the "Stock Plans").

          (b) The Company shall pay, as of the Effective Time, to each holder of an outstanding Option (who consents to the cancellation of all of his or her Options) for each share of Company Common Stock subject to an Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option. For purposes of this Section 2.3, such amount, multiplied by the number of shares subject to each Option, shall in the aggregate for all Options constitute the "Cash Payment." The Cash Payment shall be reduced by any applicable withholding taxes or other amounts required by law to be paid or withheld by the Company, and each Option will be canceled. The Cash Payment shall be made as soon as practicable, but in no event later than ten days following the Effective Time. Notwithstanding the foregoing, with respect to any Person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any Cash Payment shall be made as soon as practicable after the first date payment can be made without liability for such Person under Section 16(b) of the Exchange Act. No interest will be paid or will accrue on any Cash Payment.

          (c) As provided herein, the Stock Plans and the outstanding Options shall terminate as of the Effective Time. The Company will take all necessary steps to ensure that none of the Parent, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Parent or its Affiliates, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof after the Effective Time.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          SECTION 3.1.A. Representations and Warranties of the Company. The Company hereby represents and warrants to the Parent and the Purchaser as follows:

          (a) Organization and Qualification; Subsidiaries. The Company, each of its Subsidiaries and its Investment Entities (as defined below) is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate or partnership power and authority to own, lease and operate its Properties and assets and to carry on its business as it is now being conducted. The Company, each of its Subsidiaries and its Investment Entities is duly qualified or licensed as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction where the character of the Properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to the Parent a true, correct and complete copy of the Articles of Incorporation and the By-Laws of the Company and either the partnership or joint venture agreement or the Articles of Incorporation and the By-Laws of each Subsidiary and of each Investment Entity of the Company, as applicable, each as amended to date and as currently in effect.

          (b) Capitalization. (i) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $.10 par value per share ("Company Preferred Stock"). As of May 2, 1996, (i) (A) 4,343,291
shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (B) an aggregate of 398,600 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options or other rights to acquire shares of Company Common Stock issued pursuant to the Stock Plans. All shares of Company Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Schedule 3.1(b)(i) provides a list of the Subsidiaries of the Company and other entities in which the Company holds, directly or indirectly, an equity interest (those entities in which the Company has an equity interest but do not constitute Subsidiaries, hereinafter, the "Investment Entities"), and, as to each such Subsidiary which is not wholly owned by the Company and each Investment Entity the identity and percent record ownership of third parties as of the date hereof, the percentage of capital stock or other equity interests owned by the Company, directly or indirectly, in such Subsidiaries or Investment Entities and the percentage of capital stock or other equity interests owned by Affiliates of the Company. Except as set forth in Schedule 3.1(b)(i) hereto, each of the outstanding shares of capital stock of each of the Company's corporate Subsidiaries and Investment Entities directly or indirectly owned by the Company is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(b)(i), the Company does not own, directly or indirectly, less than a 50% equity interest in any Person.

          (ii) Except as set forth in this Section 3.1(b), as reflected on
Schedule 3.1(b)(ii) and for shares of Company Common Stock issued pursuant to the exercise of Options outstanding on May 2, 1996 in accordance with their terms, there are outstanding (w) no shares of capital stock or other voting securities of the Company or any of its Subsidiaries or Investment Entities, (x) no securities of the Company or any of its Subsidiaries or Investment Entities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or Investment Entities, (y) no options, warrants or other rights, agreements, arrangements or commitments pursuant to which the Company or any of its Subsidiaries or Investment Entities is obligated to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock of or voting securities of the Company or any of its Subsidiaries or its Investment Entities, and (z) except pursuant to Material Contracts disclosed to Parent on or prior to the date hereof, no equity equivalents or other similar rights, options or warrants, or other rights, agreements, arrangements or commitments pursuant to which the Company or any of its Subsidiaries or Investment Entities is obligated to issue any such equity equivalents or such interests (collectively referred to for purposes of this Section 3.1(b) as "Company Securities"). Except as set forth above, or as set forth on Schedule 3.1(b)(ii) hereto, there are no outstanding obligations of the Company or any of its Subsidiaries or, to the knowledge of the Company, Investment Entities to repurchase, redeem or otherwise acquire any Company Securities and no subscriptions, agreements or other commitments of any character pursuant to which the Company or any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities is or may become obligated to issue Company Securities or evidencing the right to subscribe for Company Securities. As of the date hereof, the Board of Directors has suspended The Kahler Realty Corporation Employee Stock Purchase Plan, and has suspended the stock portion of the 1994 Retainer Stock Payment Plan for Non-Employee Directors. Neither the Company nor any of its Subsidiaries or Investment Entities has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries or Investment Entities on any matter, except for debt owed by one of the Company's Subsidiaries or Investment Entities to the Company or a wholly owned Subsidiary thereof.

          (iii) Each of the Company's Subsidiaries and its Investment Entities which is a partnership (each a "Partnership") is and has been from its inception
(A) a "partnership" within the meaning of Sections 761 and 7701(a)(2) of the Code and (B) subject to the provisions of Subchapter K of the Code for federal income tax purposes. Schedule 3.1(b)(iii) sets forth a true, correct and complete list of each partnership agreement, joint venture agreement and similar agreement (together with all supplements, amendments and modifications thereto) with respect to each Partnership. Except as set forth in Schedule 3.1(b)(iii) hereto, (x) each partnership interest of the Partnerships exists in accordance with applicable law and such Partnership's partnership agreement, and neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is in default of any of its material obligations under such partnership agreement and (y) there are no unsatisfied capital calls applicable to the Company or any of its Subsidiaries that in the aggregate exceed $250,000.

          (c) Company Action. An independent committee of the Company's Board of Directors, at a meeting duly called and held on May 6, 1996, has unanimously approved (i) the entry by the Purchaser into voting agreements with Milner Associates and the Mayo Foundation (the "Voting Agreements") and the consummation of the transactions contemplated thereby and (ii) the entry by the Parent and the Purchaser into this Agreement and the consummation of the transactions contemplated hereby. Such approval includes and constitutes approval of the Voting Agreements, this Agreement and the consummation of the respective transactions contemplated thereby for purposes of Section 302A.673 of the MBCA. The Company's Board of Directors, at a meeting duly called and held on May 6, 1996, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the holders of the shares of Company Common Stock, (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement and the Merger and (iii) approved this Agreement and the transactions contemplated hereby. The Company further represents and warrants that in connection with the actions taken pursuant to clauses (i) and (ii) above the Board resolved to arrange for this Agreement and the transactions contemplated hereby, including the Merger, to be presented for approval by the Company's stockholders.

          (d) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation by the Company of such transactions, other than the approval and adoption of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance of this Agreement by the Company do not and will not conflict with or violate the Articles of Incorporation or By-Laws of the Company or any partnership or joint venture agreement or Articles of Incorporation or By-Laws, as the case may be, of any of the Company's Subsidiaries or any of its Investment Entities.

          (e) Regulatory Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity except for: (A) the filing with the SEC of a Proxy Statement in definitive form relating to the Stockholders' Meeting and of other reports required to be filed pursuant to the Exchange Act; (B) applicable filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of all applicable waiting periods thereunder; (C) the filing and recordation of appropriate merger or other documents as required by the MBCA; (D) compliance with the statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes; (E) applicable reporting and notification requirements of the NASDAQ Stock Market; (F) such other consents, approvals, authorizations, filings or notices as are set forth in Schedule 3.1(e) hereto and (G) such consents, approvals, authorizations, permits, actions, filings or notifications which the failure to make or obtain would not singly or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

          (f) SEC Filings; Financial Statements. (i) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1993 (collectively, the "SEC Reports"). Except as set forth on Schedule 3.1(f), the SEC Reports, including all the SEC Reports filed after the date of this Agreement and prior to the Effective Time, were or will be in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, each as in effect on the date so filed. Except as set forth on Schedule 3.1(f), none of the SEC Reports filed by the Company, including all the SEC Reports filed after the date of this Agreement and prior to the Effective Time, contained, or will contain when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Except as set forth on Schedule 3.1(f), the consolidated financial statements of the Company for each of the three fiscal years ended December 31, 1993, 1994 and 1995 included in SEC Reports comply, and the financial statements included in all SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and do or will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations and changes in cash flows for the periods indicated.

          (iii) The consolidating financial statements of each of the Company's Subsidiaries and Investment Entities previously provided to the Parent have been prepared in good faith and were used by the Company as the basis for the preparation of the Company's audited financial statements for the three fiscal years ended December 31, 1995.

          (iv) All elements of the Improvements (other than the elements and systems referred to in Section 3.1(v)(vii) for which there is a representation and warranty therein) are in good operating condition, normal wear and tear excepted, and in a good state of repair and maintenance except where the failure to be in such condition or state shall not singly or in the aggregate have a Company Material Adverse Effect.

          (g) Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto) shall comply in all material respects with applicable federal securities laws and, at the date of mailing to stockholders of the Company and at the time of the Stockholders' Meeting to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or the Purchaser in writing for inclusion in the Proxy Statement.

          (h) Transactions with Affiliates.  Other than matters referred to in
Schedule 3.1(h) and transactions between any of the Company and its Subsidiaries and Investment

Entities, and except as disclosed in the SEC Reports, there are none, and for the past three years there have not been any, material contracts, agreements or transactions between the Company, any of its Subsidiaries or its Investment Entities, and any Affiliates, directors or executive officers of the Company.

          (i) Opinion of Financial Advisor. On the date hereof, the Company has received the opinion of Montgomery Securities to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

          (j) Brokers; Estimated Fees. Except as disclosed on Schedule 3.1(j), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. A schedule setting forth the aggregate estimated out-of-pocket fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including the fees of the Company's legal counsel but excluding the costs of any Required Consents) has been delivered by the Company on the date hereof.

          (k) Mayo. The Company and the Mayo Foundation have each executed and delivered the amendment, attached hereto as Exhibit B, to the Agreement, dated as of February 1, 1989, between the Company and the Mayo Foundation.

          Section 3.1B Additional Representations and Warranties of the Company. The Company represents and warrants that, except for such matters that would not singly or in the aggregate (x) materially adversely affect the ability of the Company to perform its obligations hereunder and (y) reasonably be expected to result in a Company Material Adverse Effect:

          (l) No Conflicts. (i) Except as disclosed on Schedule 3.1(l) (i), the execution, delivery and performance of this Agreement by the Company do not and will not: (A) assuming that all consents, approvals and authorizations contemplated by Section 3.1(e) have been obtained and all filings described in
Section 3.1(e) have been made, conflict with or violate any Governmental Regulation applicable to the Company or any of its Subsidiaries or Investment Entities or by which its or any of their respective Properties or assets are bound; or (B) assuming that all consents, approvals and authorizations contemplated by Section 3.1(e) have been obtained and all filings described in
Section 3.1(e) have been made, result in any breach or violation of or constitute a default under, or give rise to any right of first refusal, termination, amendment, acceleration or cancellation of, result in a loss or reduction of rights under, or result in the creation of a Lien on any of the Properties or assets of the Company or any of its Subsidiaries or Investment Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is a party or by which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities or its or any of their respective material Properties or assets are bound or are subject.

          (m) Undisclosed Liabilities. Except as set forth on Schedule 3.1(m) and except as and to the extent disclosed in the consolidated balance sheet of the Company as at December 31, 1995 previously furnished the Parent, there are no liabilities, whether absolute, accrued, contingent or otherwise, of the Company or any of its Subsidiaries, that would be required to be reflected on, or reserved against, in a consolidated balance sheet of the Company in accordance with GAAP, except for (i) liabilities which, singly or in the aggregate, are immaterial in amount or nature, and (ii) liabilities incurred subsequent to the date of such financial statement by the Company, its Subsidiaries or its Investment Entities in the ordinary course of business consistent with past practice.

          (n) Absence of Certain Changes or Events. Except as disclosed prior to the date hereof in the SEC Reports or on Schedule 3.1(n), since December 31, 1995, the Company each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities has conducted its business only in the ordinary course, consistent with past practice and except as disclosed prior to the date hereof in the SEC Reports or on Schedule 3.1(n), since December 31, 1995, there has not been prior to the date hereof, (x) any adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or, to the knowledge of the Company, its Investment Entities taken as a whole with the Company and its Subsidiaries, nor has there been any development which, taken together with all other developments in the aggregate, would reasonably be expected to result in such an adverse change, nor to the knowledge of the Company is any such adverse change or development threatened,
(y) any change in any accounting principle, method or practice used by it or any change in the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates therefore applied (unless required by the SEC or the Financial Accounting Standards Board ("FASB")), or
(z) except in the ordinary course of business consistent with past practice and within levels anticipated in the 1996 Budget, any actual or, to the knowledge of the Company, threatened, damage, destruction, loss, conversion, condemnation or taking by eminent domain related to any material asset or Property of the Company, its

Subsidiaries or, to the knowledge of the Company, its Investment Entities (including each of the Property Owners), nor are any proceedings pending with respect to the same. In addition, except as disclosed on Schedule 3.1(n) or in the SEC Reports, from December 31, 1995 to the date hereof, neither the Company nor any of its Subsidiaries or Investment Entities has (A) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of their capital stock (except for the issuance of Company Common Stock pursuant to the exercise of Options in accordance with their terms or pursuant to the compensation elections of the directors of the Company under Company Plans in effect on the date hereof), partnership, joint venture or other equity interests (collectively, "Ownership Interests"), or any options, warrants or rights to acquire any Ownership Interests, or securities convertible into or exchangeable for Ownership Interests, other than to the Company or its wholly owned Subsidiaries, (B) acquired or disposed of any material assets or material Properties or agreed to manage or operate any material asset or material Property, or entered into any agreement or other arrangement for any such acquisition, disposition, management or operation, except in each case in the ordinary course of business consistent with past practice, (C) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders, partners or co-venturers (other than the Company and its wholly owned Subsidiaries), or purchased or redeemed any of its Ownership Interests or reclassified any of its Ownership Interests, (D) except as required under existing Company Plans, increased or accelerated the wages, salaries, compensation, pension or other benefits payable to any employee, or granted any severance or termination pay, except to employees who are not executive officers or directors in accordance with its past business practice, or entered into any employment agreement with any officer or salaried employee which is not terminable by the employer, without cause and without severance or termination payments, upon notice of 30 days or less, or established, adopted, entered into or amended or terminated any Company Plan or other Material Contract listed on Schedule 3.1(p)(i)(B), (E) relinquished, forgiven or canceled any material debts or claims (except with respect to transient hotel guests in the ordinary course of business consistent with past practice) or waived any rights of material value,
(F) suffered any strike or other material labor trouble, (G) made or prepaid any material investment, loan or other extension of credit (other than working capital borrowings) or entered into any commitment or agreement to make or prepay any material investments, loans or extensions of credit (other than working capital borrowings) to any entity, other than a wholly owned Subsidiary of the Company, (H) issued any indemnity, guaranty, "keep well" agreement or similar assurances of performance for any other entity, other than a wholly owned Subsidiary, with respect to which the contingent liability exceeds $100,000 per agreement, (I) except as reflected on Schedule 3.1(b)(iii), amended its organizational documents or altered, through merger, liquidation, reorganization, restructuring or any other fashion the entity structure or the Company's direct or indirect Ownership Interests in such entity, (J) except as reflected on Schedule 3.1(p), amended, supplemented or modified any Material Contract or entered into any material transaction, in each case other than in the ordinary course of business consistent with past practice; or (K) made any material Tax elections, settled or compromised any material income Tax liabilities or deferred the payment of any material Taxes that came due.

          (o)  Compliance with Laws.

          (i) Except as set forth on Schedule 3.1(o)(i) the Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities hold all material Licenses and Permits necessary for the lawful conduct of their respective businesses and the operation and management of the Properties as currently conducted. All such Licenses and Permits are valid and in full force and effect.

          (ii) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities are in compliance in all material respects with the terms of their respective Licenses and Permits, and each of the Properties is being operated, leased, managed and used in accordance in all material respects with the Licenses and Permits.

          (iii) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities are in compliance in all material respects with all Government Regulations, excluding the Americans with Disabilities Act (the "ADA").

          (iv) Except as set forth on Schedule 3.1(o), as of the date of this Agreement, to the knowledge of the Company, no investigation, review, inquiry or proceeding by any Governmental Entity is pending or threatened with respect to any material matter as to which the Company, any of its Subsidiaries or any of its Investment Entities is a party or subject.

          (v) Except as set forth on Schedule 3.1(o)(v), as of the date of this Agreement, neither the Company nor any Subsidiary nor, to the Company's knowledge, any Investment Entity, has received any written notice from any Governmental Authority with respect to compliance with the ADA. The Company has in effect an ADA compliance program for the Company, its Subsidiaries and the Investment Entities. The Company, its Subsidiaries and the Investment Entities have taken all commercially reasonable actions to comply with the ADA.

          (p)  Agreements.

               (i) Schedule 3.1(p) and Schedules 3.1(s)(i) through 3.1(s)(xi) together set forth a true, correct and complete list of all of the executory contracts and other agreements (together with all supplements, amendments and modifications thereto) in each of the following categories to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is a party or by or to which their respective assets, Properties or businesses are bound or subject as of the date hereof (the "Material Contracts"):

                   (A) except as set forth in Partnership Agreements, Franchise Agreements and Ground Leases previously disclosed to Parent, (x) any agreement, preferential rights or options or rights of first refusal in each case relating to the acquisition by the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities, of any operating business, material amount of assets, properties or the capital stock of any other Person or relating to the disposition of the capital stock of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities, or a material amount of its or their assets or Properties (including grants of any preferential rights or options or right of first refusal with respect thereto) and (y) any agreement for the sale or exchange of assets that provides for payments in excess of $100,000 per annum or $250,000 in the aggregate per agreement;

                   (B) all Company Plans (as defined in Section 3.1(s)) for the benefit of, or relating to, any employee, director, former employee, former director or retiree of the Company, any of the Company's Subsidiaries or any of its Investment Entities;

                   (C) all employment, consulting, severance, or any similar agreement, arrangement or contract related to employment or personal services with Persons who are not officers, directors or employees of the Company or ERISA Affiliates having a remaining term of one year or more, not terminable by the Company or any Subsidiary without penalty on 90 days or less notice and involving payments in excess of $50,000.

                   (D) all collective bargaining or similar agreements with any labor union;

                   (E) all contracts or agreements to indemnify any officers or directors of the Company, its Subsidiaries or, to the knowledge of the Company, its Investment Entities;

                   (F) except for Partnership Agreements and agreements listed on Schedule 3.1(p)(E), all agreements of surety, guarantee, reimbursement, indemnity, "keep well" or agreements to advance funds, letters of credit, bid bond, temporary performance bond or indemnification or similar assurances of performance with respect to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities, is the obligor or beneficiary, with respect to which the contingent liability exceeds $100,000 (excluding any such arrangement between the Company and its wholly owned Subsidiaries);

                   (G) except for documents relating to indebtedness not exceeding $200,000 in any single instrument and $1,000,000 for all such instruments, all indentures, loan agreements, promissory notes, agreements pledging, mortgaging or otherwise granting a security interest in collateral or guarantees under which the Company or any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities has outstanding indebtedness (including Existing Indebtedness), obligations or liabilities, contingent or otherwise, for borrowed money or under which any Person (including the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities) has outstanding indebtedness, obligations or liabilities, contingent or otherwise, for borrowed money with the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities (set forth on Schedule 3.1(p)(G) is a list of the Existing Indebtedness, maturity date and interest rate with respect to each Existing Loan, and specifying if such Existing Loan is not recourse);

                   (H) excluding group reservations for transient hotel guests, all material Property Contracts and, to the knowledge of the Company, all proposed material Property Contracts being negotiated;

                   (I) all Ground Leases and material Space Leases (including a schedule of the current annual rent and term for such material Space Leases);

                   (J) all commitments to make capital expenditures, capital additions or capital improvements (including, without limitation, tenant improvements) not reflected in the Capital Expenditure Budget, involving an expenditure in excess of $100,000 and capital expenditures exceeding $500,000 in the aggregate;

                   (K) other than as set forth on Scheduled 3.1(l), all agreements providing for additional or accelerated payments or other consideration or altering the respective rights of the parties thereto on account of the transactions contemplated hereby;

                   (L) all agreements (other than Franchise Agreements, Partnership Agreements, REAs and Ground Leases) which limit in any material respect the right of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities to engage in any business (including without limitation, the ownership, operation or sale of hotels); and

                   (M) any agreements or contracts (of the types not covered by clauses (A) through (L) above and except for Permitted Liens), which are material to the business, operations, Properties, assets or results of operations of the Company and its Subsidiaries taken as a whole and which are not terminable by the Company without penalty on 90 days' notice or less.

          (ii) The Company has made available to the Parent true, correct and complete copies of the Material Contracts. Except for modifications as set forth on Schedule 3.1(p)(i), each of the Material Contracts is valid and binding, in full force and effect and unmodified. Except as set forth on
Schedule 3.1(p)(ii), neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities: (x) is in material breach or default under any Material Contract; (y) has received any written notice of default, acceleration, cancellation or termination (or any other written notice with like or similar effect) under any Material Contract; or (z) has any knowledge of any default or fact which would, to the knowledge of the Company, with the giving of notice or passage of time or both, constitute a material default by the Company, its Subsidiaries or its Investment Entities under any Material Contract, and the Company has no knowledge that any other party to any Material Contract is in material breach or default thereof. Neither the consummation of the transactions contemplated by this Agreement nor any subsequent sale or transfer of any Property may give rise to, or result in the exercise of, any right of first refusal or option exercisable by any Person (other than the Company or its Subsidiaries) with respect to all or any portion of any Property pursuant to the terms of any of the Permitted Liens or Material Contracts listed on Schedule 3.1(p)(i)(A) hereof..

          (q) Permitted Liens. The Company, the Subsidiaries and, to the knowledge of the Company, each of its Investment Entities and each Property is in compliance in all material respects with the terms of Permitted Liens applicable to it. Except as set forth on Schedule 3.1(v)(iii), none of the Permitted Liens (excluding any of the Ground Leases and any mortgages or deeds of trust) requires the Company, its Subsidiaries or any of its Investment Entities to make any material special or non-recurring payment so long as there is no default under such Permitted Lien.

          (r) Absence of Litigation. Except as disclosed on Schedule 3.1(r), in the SEC Reports or the financial statements or the notes thereto delivered to the Parent pursuant to Sections 3.1(f)(iii), as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities or any Properties or rights of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, other than ordinary course claims of the type insured against (subject to self-insured retentions and deductibles) by the Company, its Subsidiaries and, to the knowledge of the Company, its Investment Entities. Except as set forth on Schedule 3.1(r), neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities nor any of their respective Properties is or are subject to any material order, writ, judgment, injunction, decree, determination or award that remains unsatisfied or in effect.

          (s) Employee Matters. (i) Schedule 3.1(s) (i) lists each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs, policies or arrangements, any employment, consulting, indemnification or executive compensation agreements for the benefit of, or relating to, any employee, former employee or retiree of the Company or any trade or business under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, and written descriptions of any oral arrangements or agreements with respect to the foregoing, currently maintained or maintained within the last three years by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability in respect of current or former employees (collectively referred to as the "Company

Plans"). True, correct and complete copies of the following have been made available to the Parent: (A) all Company Plans and any trust agreement related thereto; (B) the most recent annual report (Form 5500 Series) with respect to each Company Plan; (C) the most recent summary plan description (as described in section 102(a)(1) of ERISA); and (D) the most recent actuarial report (based on information accurately reported by the Company or any Subsidiary of the Company) which reflects the funded status and contribution requirements of each Title IV Plan (as defined in Section 3.1(s)(viii) below)). The annual reports (Form 5500 Series) with respect to each Company Plan have been properly filed, including the payment in full of any late fees, interest and penalties, if, and to the extent, applicable.

          (ii) Each Company Plan has been administered, and is in compliance, in all material respects with ERISA, the Code, the terms of such Company Plan and all laws, rules and regulations applicable thereto.

          (iii) No "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) has heretofore occurred with respect to the assets of any Company Plan.

          (iv) Neither the Company nor any ERISA Affiliate contributes to, or was required within the preceding six years to contribute to, any "multiemployer plan" (within the meaning of section 3(37) of ERISA).

          (v) Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") as to its qualification and since the date of such favorable determination letter, to the Company's knowledge, neither it nor any ERISA Affiliate has taken or failed to take any action which would be reasonably likely to disqualify such Company Plan.

          (vi) There are no pending actions which have been asserted in writing or instituted (other than in respect of benefits due in the ordinary course) against the assets of any of the Company Plans or against the Company or any ERISA Affiliate or any fiduciary of the Company Plans with respect to the Company Plans.

          (vii) Except as required by section 4980B of the Code or as set forth on Schedule 3.1(s)(vii), no Company Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of employment. Any continuation coverage provided under any Company Plans which are welfare benefit plans (within the meaning of section 3(1) of ERISA) complies with section 4980B of the Code and is at the expense of the participant or beneficiary.

          (viii) Schedule 3.1(s)(viii) sets forth each Company Plan (other than a multiemployer plan) that is subject to Title IV of ERISA (a "Title IV Plan"). Except as set forth on Schedule 3.1(s)(viii), no accumulated funding deficiency or unpaid required installments within the meaning of section 412 of the Code exists, nor has there been issued a waiver or variance of the minimum funding standards imposed by the Code with respect to any Title IV Plan, nor has any lien been created under section 302(f) of ERISA or security been required under section 307 of ERISA, nor are any excise taxes due or hereafter to become due under section 4971 or 4972 of the Code with respect to the funding of any such plan for any plan year or other fiscal period ending on or before the Effective Time. With respect to each Title IV Plan,

(a) there has not occurred any reportable event within the meaning of section 4043(c) of ERISA or the regulations thereunder (other than events as to which the 30-day notice requirement has been waived), and (b) there exists no ground upon which the Pension Benefit Guaranty Corporation ("PBGC") would reasonably be expected to demand termination of any Title IV Plan or appoint itself or its nominee as trustee thereunder. The PBGC has not instituted or threatened in writing a proceeding to terminate any Title IV Plan. All PBGC premiums due on or before the date hereof with respect to any Title IV Plan have been paid in full, including late fees, interest and penalties, if and to the extent applicable. There has been no material adverse change in the assets, liabilities or financial position of each Title IV Plan since the date of the most recent actuarial report. The Company does not intend that a principal purpose for engaging in the transactions contemplated hereby is for the evasion of liability under Title IV of ERISA.

          (ix) Except as set forth on Schedule 3.1(s)(ix) (which sets forth the respective amounts of money, property or other consideration which would reasonably be expected to be paid or transferred), no Company Plan or agreement, program, policy or other arrangement by or to which the Company or any ERISA Affiliate is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the sale, lease, exchange or transfer of either any shares of stock or any of the assets of the Company or any ERISA Affiliate (whether or not any such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code).

          (x) As of the date hereof, the Company and its Subsidiaries have approximately 3,750 employees in the aggregate, and no demand for recognition made by any labor organization is pending with respect to any such employees. Schedule 3.1(s)(xi) sets forth a list of all collective bargaining agreements to which the Company is a party as of the date hereof and any pending grievances thereunder. The Company and its Subsidiaries have not at any time during the last two years (a) had, nor is there now threatened, a material strike, picketing, work stoppage, work slowdown, lockout or other labor trouble or dispute or grievance under any collective bargaining agreement or (b) engaged in any unfair labor practice or discriminated on the basis of age or other discrimination prohibited by applicable law in their employment conditions or practices. There are no representation petitions, unfair labor practice or age discrimination charges or complaints, or other charges or complaints alleging illegal discriminatory practices by the Company or its Subsidiaries, pending or threatened before the National Labor Relations Board or any other governmental body. The Company and its Subsidiaries have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, which remains unpaid or unsatisfied.

          (xi) All insurance premiums required to be paid with respect to Company Plans as of the Effective Time have been or will be paid prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time.

     (t) Tax Matters. (i) Except as disclosed in Schedule 3.1(t) , the Company and each of its Subsidiaries and, to the knowledge of the Company, each of its Investment Entities, and any consolidated, combined, unitary or aggregate group for Tax (as hereinafter defined) purposes of which the Company or any of its Subsidiaries and Investment Entities is or has been a member has timely filed all Tax Returns (as hereinafter defined) required to be filed by it, has paid all Taxes required to be paid whether or not shown to be due prior to the date any fine or penalty would be assessed thereon or has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

          (ii) Except as disclosed in Schedule 3.1(t), (i) no deficiency for any Taxes has been proposed, asserted or assessed against the Company or its Subsidiaries and, to the knowledge of the Company, its Investment Entities that has not been resolved and paid in full, (ii) there are no waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries and, to the knowledge of the Company, its Investment Entities and (iii) there are no present or proposed audits, examinations, administrative proceedings or court proceedings with respect to any Taxes or Tax Returns of the Company or its Subsidiaries and, to the knowledge of the Company, its Investment Entities.

          (iii) Except as disclosed in Schedule 3.1(t), none of the Company or any of its Subsidiaries and, to the Company's knowledge, Investment Entities is a party to or liable under any material agreement (other than Permitted Liens) for the allocation, payment or sharing of Taxes.

          (iv) There are no material Liens for Taxes upon the Properties or assets of the Company or any of its Subsidiaries and, and to the Company's knowledge, Investment Entities except for liens for Taxes not yet due and payable.

          (v) The Company and its Subsidiaries had aggregate accumulated earnings and profits for federal income tax purposes of not more than $18,000,000 as of December 31, 1995.

          (vi) Schedule 3.1(t) indicates (i) the approximate basis (net of depreciation and other adjustments) of (x) the total assets of the Company and its Subsidiaries and (y) each Property (including associated Personal Property) set forth on Schedule 3.1(t), in each case as indicated on the consolidated financial statements of the Company for the fiscal year ended December 31, 1995 and (ii) the approximate basis (net of depreciation and other adjustments) of
(x) the total assets of the Company and its Subsidiaries and (y) each such Property, in each case for federal income tax purposes as of December 31, 1995.

          (vii) As of December 31, 1995, except as disclosed in Schedule 3.1(t), with respect to each hotel Property owned by the Company and its Subsidiaries and Investment Entities, the aggregate adjusted federal income tax basis of the personal property in or relating to each hotel was less than 15% of the adjusted federal income tax basis of both the real and personal property comprising such hotel determined for purposes of Code Section 856(d)(1)(C).

          (viii) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Investment Entities is party to any agreement, contract, plan or arrangement that (i) would result, by reason of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payments" by the Company or any of its Subsidiaries and Investment Entities within the meaning of Section 280G of the Code or (ii) provides for any compensation or other payments to any employee with respect to which a deduction would be reduced or disallowed pursuant to Code Section 162(m).

          (ix) None of the Company or any of its Subsidiaries and Investment Entities has made any written or oral commitment to pay any tax bonuses to any employee pursuant to any plan, agreement, contract or arrangement with their employees.

          (x) As used herein, "Taxes" shall mean any federal, state, local or foreign taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental entity with respect to Taxes.

     (u) Environmental Matters. Except as set forth in Schedule 3.1(u) and except for such Environmental Liabilities to the Company, its Subsidiaries and Investment Entities as shall not reasonably be expected to exceed $20,000 in any single instance (provided that the Environmental Liabilities for all such instances do not exceed $150,000 in the aggregate):

          (i) The operations of the Properties, the Company, its Subsidiaries and, to the knowledge of the Company, its Investment Entities are in compliance with applicable Environmental Laws;

          (ii) The Company, its Subsidiaries and its Investment Entities and the Properties are in compliance with the terms of their Licenses and Permits required under applicable Environmental Laws;

          (iii) There has been no Release at any parcel of Real Property, or to the knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest;

          (iv) (A) No Environmental Claims have been asserted or are pending against the Company or any of its Subsidiaries or their Properties or, to the knowledge of the Company, any Investment Entity or any of its Properties or, to the knowledge of the Company, any predecessor in interest of any of them, other than any Environmental Claim which is immaterial in nature or amount, (B) neither the Company, its Subsidiaries, nor to the knowledge of the Company, any of its Investment Entities has knowledge or notice of any threatened Environmental Claim against the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest and (C) no remedial obligation has been imposed on the Company, any of its Subsidiaries or any of their Properties and, to the knowledge of the Company, any of its Investment Entities or any of its Properties under any applicable Environmental Law, other than any remedial obligation which is immaterial in nature or amount;

          (v) To the knowledge of the Company, no Environmental Claims have been asserted against any facilities that have received Hazardous Materials generated by the Company, its Subsidiaries, its Investment Entities or the Properties, or any predecessor in interest;

          (vi) Schedule 3.1(u)(vi) hereto sets forth (a) the general location of any underground storage tanks located at any of the Properties, (b) to the knowledge of the Company, the general location of any asbestos located at any of the Properties and (c) the estimated cost of any Remedial Action required under applicable Environmental Laws with respect to any such matters. The asbestos (other than "Category II" (as defined in 40 CFR 61.141) non-friable asbestos as to which no representation is made in this sentence) that is located at the Properties and is not disclosed on Schedule 3.1(u)(vi), (x) does not require any Remedial Action under applicable Environmental Law and (y) does not materially adversely affect the operations or the marketability of the relevant Property where such asbestos is located;

          (vii) None of the Properties contains any Hazardous Materials except in substantial compliance with applicable Environmental Laws;

          (viii) None of the Properties are now being or have ever been used, nor has any property or asset previously owned by the Company or one of its Subsidiaries or its Investment Entities ever been used for any activities involving, directly or indirectly, the use, handling, generation, treatment, storage, transportation, removal, remediation, Release or disposal of any Hazardous Materials except in compliance with applicable Environmental Laws.

          (v) Properties.

          (i) Each Property Owner (a true, correct and complete list of which is set forth on Schedules 3.1(v)(i) and (ii)) has (A) good and marketable fee simple title to the Real Property owned by such Property Owner, free and clear of all Liens other than the Permitted Liens applicable to it, and (B) good and marketable leasehold title to the Real Property leased by such Property Owner, free and clear of all Liens other than the Permitted Liens applicable to it.

          (ii) except as set forth on Schedule 3.1(v)(iii), neither the Company nor any Property Owner has knowledge of, nor has it received any notice of, any material non-recurring or special taxes or assessments or any planned public improvements that may result in a material non-recurring or special tax or assessment with respect to the Company, its Subsidiaries, its Investment Entities or the Properties.

          (iii) The Company, its Subsidiaries or its Investment Entities has
(A) good title to all of the material Personal Property owned by such Person, free and clear of all Liens other than Permitted Liens applicable to it and (B) a valid leasehold interest to all material Personal Property leased by such Person, free and clear of all Liens other than Permitted Liens applicable to it. Each parcel of Real Property which is a hotel contains all levels of Personal Property and inventories of supplies necessary to operate such hotel in the ordinary course of business, consistent with past practice.

          (iv) The lessee under each Ground Lease and under each Space Lease (where the Company, or any of its Subsidiaries or its Investment Entities is lessee) is in peaceful and quiet possession of the Property demised thereunder.

          (v) Neither the Company, nor any of its Subsidiaries or any of its Investment Entities has knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving any parcel of Real Property. Within the period of eighteen (18) months prior to the date hereof, no portion of any of the Properties has suffered any material damage or had its operation curtailed in any material respect by fire, flood or other casualty which has not heretofore been repaired and restored to its original or better condition and paid or provided for, all in accordance with all applicable Governmental Regulations.

          (vi) All utilities required for the operation of each parcel of Real Property either enter such Real Property through adjoining streets, or they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements, and all of said utilities are installed and operating.

          (vii) The structural elements of the Improvements, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) in the Improvements, the elevators and the utility systems servicing the Improvements and the roofs located at the Improvements (excluding in all events decorative fixtures and furniture as to which no representation is made in this clause
(vii)) are in good condition, normal wear and tear excepted. The condition of such elements and systems (including the absence of any material latent defects) is such that the cost of capital improvements (including major repairs or replacements which would be capitalized in accordance with GAAP) required to be made with respect to such elements and systems during the years 1996, 1997 and 1998 would reasonably be expected to not exceed the amounts set forth on
Schedule 3.1(v)(vii) hereof for such year.

          (viii) The present zoning (including, by means of special variances of record) of each parcel of Real Property permits the current use thereof (excluding isolated instances of non-compliance which are immaterial in nature). Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of the Investment Entities, has knowledge of any fact, proceeding or threatened action or proceeding which could materially adversely affect the present zoning of any parcel of Real Property.

          (ix) There are no (A) unrecorded easements which are not shown on the Surveys, (B) strips or gores with respect to or affecting any parcel of Real Property (or portion thereof) which cause any related parcels of Land to be non-contiguous or (C) encroachments either by the Improvements on any property owned by others or by any improvement owned by others on any parcel of the Real Property (other than encroachments which are immaterial in nature). Each parcel of Real Property has a right to access to and from such parcel of Real Property.

          (x) Schedule 3.1(v)(x) is a true, correct and complete list of all Title Insurance Policies, each of which is in full force and effect.

          (w) Insurance. Schedule 3.1(w) contains an accurate and complete list of all policies of insurance (other than Title Insurance Policies), including the amounts thereof and all deductibles, maintained by the Company, each of its Subsidiaries and, to the knowledge of the Company, its Investment Entities with respect to its business, employees, Properties and assets. To the knowledge of the Company, each such policy is in full force and effect and, assuming consummation of the transactions contemplated hereby, is free from any right of termination on the part of the insurance carriers (and no notice of cancellation of any such policy has been received by the Company or the relevant Subsidiary or Investment Entity). Except as set forth on Schedule 3.1(w), there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the Properties and assets of the Company, any of its Subsidiaries or its Investment Entities or by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any material repairs or other material work to be done on or with respect to any of the Properties and assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities or requiring or recommending any material equipment or facilities to be installed on or in connection with any of the Properties or assets of the Company, any of its Subsidiaries or, to the knowledge of the Company, its Investment Entities.

          SECTION 3.2 Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

          (a) Corporate Organization. The Parent is a limited partnership duly organized and validly existing under the laws of the state of its formation, and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has the requisite power or authority for such entity to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) Authority Relative to Agreements. Each of the Parent and the Purchaser has all necessary power and authority for such entity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Parent and the Purchaser, and the consummation by each of the Parent and the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate or other action on the part of the Parent and the Purchaser, and no other corporate or other proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement and the consummation by the Parent and the Purchaser of such transactions. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms.

          (c) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by the Parent and the Purchaser do not and will not: (A) conflict with or violate the Partnership Agreement of the Parent or the Articles of Incorporation or By-Laws of the Purchaser, (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any Governmental Regulation applicable to the Parent, the Purchaser or any of their respective Subsidiaries or by which any of them or their respective properties are bound or (C) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have had been obtained and all filings described in such clause have been made, result in any breach or violation of or constitute a default, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the property or assets of the Parent, the Purchaser or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent, the Purchaser or any of their respective Subsidiaries is a party or by which the Parent, the Purchaser or any of their respective Subsidiaries or any of their respective properties are bound.

          (ii) The execution, delivery and performance of this Agreement by the Parent and the Purchaser and the consummation of the transactions contemplated hereby by the Parent and the Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for: (A) applicable filings pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder, (B) the filing and recordation of appropriate merger or other documents as required by the MBCA, (C) compliance with the statutory provisions and regulations relating to any Real Property transfer gains tax or Real Property transfer tax, and (D) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not reasonably be expected to have a Parent Material Adverse Effect.

          (d) Information Supplied. None of the information supplied or to be supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, at the date of mailing to stockholders and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (e) Financing. The Parent and the Purchaser have available (through existing credit arrangements or otherwise) all funds necessary to consummate the transactions contemplated by this Agreement.

          (f) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent or the Purchaser.

                                   ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

          SECTION 4.1 Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries and, to the extent within its control, its Investment Entities to,
(i) act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts, to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, (ii) maintain and keep their Properties and equipment in good repair, working order and condition, consistent with current condition, except for ordinary wear and tear, (iii) use their best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by each of them, and (iv) perform in all material respects all of its obligations under all contracts and commitments applicable to its business or Properties (including, without limitation, under Material Contracts), (subject to the Company's right to enter into comparable substitute arrangements, consistent with past practice, on terms generally no less favorable to the Company than those in effect on the date hereof). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries or, to the extent within its control, its Investment Entities to, without the prior consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its outstanding Ownership Interests, other than (A) dividends and distributions to the Company or any of its wholly owned Subsidiaries, (B) regular quarterly cash dividends not in excess of $.04 per share of Company Common Stock (with usual record and payment dates and in accordance with the Company's present dividend policy) and distributions by non-wholly owned Subsidiaries and Investment Entities in accordance with Schedule 4.1(a), (ii) split, combine or reclassify any of its outstanding Ownership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding Ownership Interests or (iii) purchase, redeem or otherwise acquire any outstanding Ownership Interests of the Company or any of its Subsidiaries or its Investment Entities, or any rights, warrants or options to acquire any such Ownership Interests except, in the case of clause (iii), for (A) the acquisition by the Company of the capital stock of its wholly owned Subsidiaries or (B) the transactions contemplated by Section 2.3(b) hereof;

          (b) except as expressly set forth on Schedule 4.1(b) and except for the issuance of Company Common Stock pursuant to the exercise of Options outstanding on the date hereof in accordance with their terms or pursuant to the previously made compensation elections of the directors of the Company under Company Plans in effect on the date hereof, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, including pursuant to any debenture or note issued to the Mayo Foundation), pledge or otherwise encumber any shares of its Ownership Interests, any other voting securities or any securities convertible, exchangeable or exercisable into, or any rights, warrants or options to acquire, any such Ownership Interests, voting securities or other equity equivalents (including without limitation stock appreciation rights) (other than (i) sales of capital stock of any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (ii) upon the exercise of Options outstanding on the date of this Agreement in accordance with their terms) or, subject to contractual obligations, not consent to the admission of any new partners to any Partnerships;

          (c) except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase or accelerate the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under any Company Plans as in effect on the date hereof, or (iii) enter into any employment agreement with any present or former director or officer or senior employee, or, other than in the ordinary course of business consistent with past practice and terminable without severance or other termination payment on 30 days' notice or less, any other employee of the Company, any of its Subsidiaries or its Investment Entities, or (iv) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, its Subsidiaries or its Investment Entities, provided that the collective bargaining agreements for employees at Copper King Inn Hotel and the salaries and benefits provided thereunder may be amended, modified, extended or replaced as the result of good faith negotiations relating to the expiration of the terms of the current agreements in June of 1996;

          (d) amend its or their Articles of Incorporation, By-Laws, partnership agreement or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the entity structure or ownership of any of the Company's Subsidiaries and, to the extent within the control of the Company, its Investment Entities;

          (e) except as set forth on Schedule 4.1(e), acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, assets or properties of, (including through the exercise of any right of first refusal or the exercise of any option to purchase or convert), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (ii) any material assets or properties (except purchases of inventory and services in the ordinary course of business consistent with past practice and capital expenditures permitted by (h) below);

          (f) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Properties or assets, except (i) sales (A) in the ordinary course of business consistent with past practice or
(B) in connection with the replacement of capital assets made in the ordinary course of business consistent with past practice, (ii) leases of retail space in Properties which are hotels in the ordinary course of business consistent with past practice and (iii) as disclosed on Schedule 4.1(f);

          (g) amend, supplement or modify any Material Contract, except in the ordinary course of business (including as contemplated in the proviso to clause
(c) above), or relinquish, forgive or cancel any material debt or claim or waive any rights of material value;

          (h) except as set forth in Schedule 4.1(h), make any capital expenditure or commitment to make any such expenditure (except in accordance with the Capital Expenditures Budget) or defer making any budgeted capital expenditure, in each case in excess of $100,000 and $500,000 in the aggregate; provided that following notice to, and to the extent circumstances permit, consultation with Parent, the Company shall be permitted to make capital expenditures not contemplated by the Capital Expenditure Budget to make emergency repairs;

          (i) (i) except as set forth on Schedule 4.1(i) hereto, incur or prepay any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than guarantees by the Company in favor of any of its wholly owned Subsidiaries or by any of its Subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or its Investment Entities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, which borrowings shall not in the aggregate exceed $7,000,000 outstanding at any particular time, (provided that the foregoing shall not restrict the Company or any of its Subsidiaries or Investment Entities from renewing or replacing existing working capital lines provided that no such lines shall provide for any penalties for the prepayment or termination of the same (other than customary LIBOR breakage costs) or (ii), except pursuant to partnership agreements previously disclosed to Parent and except pursuant to capital calls of Investment Entities not controlled by the Company or its Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company, and other routine advances to employees (which advances shall not exceed $10,000 in the aggregate at any one time outstanding);

          (j) change any accounting principle, method or practice used by it or any change in the classification of assets, recognition of income or expenses or the depreciation or amortization policies or rates theretofore applied, unless required by the SEC or the FASB;

          (k) make any material Tax election or settle or compromise any income Tax liability in excess of $500,000, in the aggregate or defer the payment of any material Taxes that come due;

          (l) enter into any contract, including but not limited to mortgages and security agreements, which would require the consent (including the waiver of any right of first refusal or similar right) of the third party to the consummation of the transactions contemplated hereby other than renewals or replacements of existing working capital lines of credit on terms no less favorable to the Company than the terms of such existing lines of credit;

          (m) authorize any of, or commit or agree to take any of, the foregoing actions.

          To the extent any of the Company, its Subsidiaries or its Investment Entities has done anything in contravention of the acts required or proscribed, as applicable, in this Section 4.1 without the prior written consent of the Parent, the Company will promptly inform the Parent, by telephone (with confirmation of details in writing) of such action in contravention.

          SECTION 4.2 Conduct of Business of the Purchaser. The Purchaser has not engaged, and during the period from the date of this Agreement to the Effective Time, the Purchaser shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

          SECTION 4.3   Preparation of Proxy Statement.

          (a) The Company shall promptly (and in any event within 30 days of the date hereof) file or cause to be filed with the SEC a preliminary Proxy Statement relating to the Merger and this Agreement. In connection therewith, the Parent and the Purchaser will fully cooperate with the Company and its counsel in the preparation by the Company of the Proxy Statement and in obtaining the stockholder approvals sought thereunder. The Company shall respond as promptly as practicable to any comments of the SEC on the preliminary Proxy Statement, and cause the Proxy Statement, and any amendment or supplement thereto, to be mailed to the Company's stockholders at the earliest practicable time. The Company will notify Parent as promptly as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly advise Parent and Purchaser, such an amendment or supplement to be mailed to the Company's stockholders within five business days after the same is cleared by the SEC (or as promptly as practicable thereafter). The Company, Parent and Purchaser each agree to correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading. Prior to the filing or distribution of the Proxy Statement and any amendments or supplements thereto, Parent and its counsel shall be given an opportunity to review and comment upon such documents.

          (b) As used in this Agreement, "Proxy Statement" shall mean a collective reference to the letter to stockholders, notice of meeting, proxy statement and form of proxy (including any amendments or supplements thereto and any schedules required to be filed with the SEC in connection therewith) to be distributed to stockholders of the Company in connection with the Merger.

          SECTION 4.4   Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and, to the extent within its control or possession, its Investment Entities to, afford the officers, employees, auditors and other agents (including engineers and environmental consultants) of the Parent, full and free access at all reasonable times to its officers, employees, Properties, offices, plants and other facilities and to its contracts, commitments, books and records, and shall furnish the Parent and such other Persons all such documents and such financial, operating and other data and information regarding the Company, its Subsidiaries and, to the extent within its control or possession, its Investment Entities as the Parent, through its officers, employees or agents may from time to time reasonably request in order to conduct such due diligence review of the Company, its Subsidiaries and its Investment Entities and their business, assets or Properties as Parent and Purchaser shall determine to be necessary or appropriate. Without limiting the foregoing, (i) from time to time, at the request of

Parent, the Company will cause the officers of the Company, its Subsidiaries and its Investment Entities to keep the officers of the Parent informed as to the affairs of such entities and to arrange for meetings with the management of each such entity from time to time upon the Parent's request, and (ii) the Parent shall have the right to conduct, at its own cost and expense, environmental site assessments of each of the Properties by one or more independent engineering or environmental site assessment firms (which assessments may include the taking and testing of samples). Such due diligence and assessments shall be conducted with a view to their completion as promptly as practicable. The Company shall fully cooperate and shall cause its Subsidiaries and, to the extent within its control, its Investment Entities to fully cooperate, with such due diligence review. Within ten days following the date hereof, the Company shall deliver to the Parent true, correct and complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Company, its Subsidiaries, its Investment Entities and their respective Properties or any environmental conditions at any of the Properties which are in possession of the Company, its Subsidiaries or Investment Entities, their agents, representatives or consultants. Any environmental or engineering assessments by the Parent will be conducted in a manner that does not cause any meaningful interruption to the business or operations of any of the Properties and by a licensed engineering firm with not less than $3,000,000 of errors and omission insurance coverage (subject to customary deductibles). Parent shall indemnify and hold the Company, its Subsidiaries and its Investment Entities harmless against, and agrees to promptly reimburse such Persons for, any losses, costs, penalties, injuries or damages to any of their respective assets or to any third parties resulting from the conduct (but not the results) of the environmental and engineering assessments. Nothing in this Section 4.4 shall obligate the Company to disclose any information relating to (i) other bids to the Company submitted prior to the date hereof, (ii) the sales process conducted by the Company or
(iii) any strategic alternatives considered by the Company.

          (b) Each of the Parent and the Purchaser will hold, and will cause their Affiliates and the directors, officers, employees, agents, advisors (including attorneys, accountants and financial advisors of Parent, the Purchaser and their Affiliates), prospective bank or institutional lenders or representatives of such agents, advisors, prospective bank or institutional lenders, to hold in confidence, all documents and information concerning the Company, its Subsidiaries, its Investment Entities and any other Person in which any of the Company's Subsidiaries or Investment Entities has an ownership interest furnished to any such Person in connection with the transactions contemplated in this Agreement, to the extent required by, and in accordance with, the provisions of the letter dated January 8, 1996 between Parent and Montgomery Securities on behalf of the Company (the "Confidentiality Agreement"). Parent and Purchaser acknowledge that they are Affiliates of Tiger Real Estate Partners, LLC.

          SECTION 4.5 No Solicitation. (a) The Company shall not, nor shall the Company authorize or permit any of its Subsidiaries or, to the extent within its control, Investment Entities to, nor shall it authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, solicit or initiate, or encourage, or take any other action to facilitate or encourage (including by way of furnishing any information or having discussions concerning the business, Properties or assets of the Company or any of its Subsidiaries or

Investment Entities), the submission of inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company and its advisors, following receipt of an unsolicited Takeover Proposal that it reasonably anticipates could lead to a Superior Proposal to provide information to the Person making such Takeover Proposal (subject to execution of a confidentiality agreement substantially on the same terms as the Confidentiality Agreement) and participate in discussions or negotiations concerning such Takeover Proposal following delivery of the notice required by
Section 4.5(c) regarding such Takeover Proposal, in each case to the extent the Board of Directors shall have concluded in good faith on the basis of advice from outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.5(a) by the Company. As used herein, the term "Takeover Proposal" means (x) any acquisition or purchase of a substantial amount of the Properties or assets of the Company or any of its Subsidiaries, or of over a 10% equity interest in, the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all Properties and/or assets, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than the transactions contemplated hereby) or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or materially dilute the benefits to Parent of the transactions contemplated hereby, or any agreement to, or public announcement by the Company or any other person of a proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors based on the advice of outside counsel), it determines to be a Superior Proposal (as hereinafter defined), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Board of Directors of the Company may also withdraw or modify its approval or recommendation of this Agreement or the Merger and terminate this Agreement if Montgomery Securities' fairness opinion shall have been withdrawn. If the Company proposes to take any of the foregoing actions with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent or Purchaser (as Parent shall designate) the Expense Reimbursement (as hereinafter defined) and in the event that the Company shall enter into any agreement relating to a Takeover Proposal, such agreement shall provide for the payment to Purchaser of the Termination Fee (as hereinafter defined), upon the consummation of the transaction contemplated by the agreement, provided that if, prior to the receipt of a Takeover Proposal, the Company proposes to take any of the foregoing actions as provided in the immediately preceding sentence, it shall concurrently with taking any of such actions pay, or cause to be paid to the Parent or Purchaser (as Parent shall designate) the Expense Reimbursement and pay or cause to be paid to Purchaser the Termination Fee. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal with fully committed financing without material contingencies (other than customary conditions) to acquire, directly or indirectly, for consideration consisting of cash and/or marketable securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the Properties and/or assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the

Merger. This Section 4.5 shall not prohibit accurate disclosure by the Company in any document that is required to be filed with the SEC.

          (c) In addition to the obligations of the Company set forth in paragraph (b), the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such request, Takeover Proposal or inquiry.

          (d) Notwithstanding anything contained in this Agreement to the contrary, actions by the Board of Directors of the Company that is taken in accordance with this Section 4.5 shall not constitute a breach of this Agreement by the Company.

          SECTION 4.6  Employee Benefits Matters.

          (a) The Parent agrees that, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, the Transferred Employees (as hereinafter defined) of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefits which in the aggregate are substantially comparable to those currently provided by the Company and its Subsidiaries to such employees. Subject to the foregoing, nothing herein shall prevent the amendment or termination of any plan, program or arrangement. Transferred Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement.

          (b) The Parent shall cause the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned or accrued through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director pension or welfare benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and listed on any Schedule to this Agreement. The Parent shall cause the Surviving Corporation to pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any current or former employee or director in effect and listed on Schedule 4.6(b)(ii) to this Agreement. Nothing in this Agreement shall require the continued employment of any Person or prevent the Parent and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

          (c) The Parent shall cause the Surviving Corporation to be responsible for any medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by employees of the Company or its Subsidiaries who continue employment with the Surviving Corporation and its Subsidiaries ("Transferred Employees") and their covered dependents on or after the Effective Time. For purposes of this paragraph, a claim is deemed incurred when the event which is the subject of the claim occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

          (d) With respect to any welfare benefit plans (as defined in section 3(l) of ERISA) maintained by the Parent or the Surviving Corporation for the benefit of Transferred Employees on and after the Effective Time, the Parent shall use its best efforts to (i) cause there to be waived any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by the Company for their benefit immediately prior to the Effective Time.

          (e) With respect to any pension benefit plans (as defined in section 3(2) of ERISA) maintained by the Parent or the Surviving Corporation for the benefit of Transferred Employees on and after the Effective Time, the Parent shall provide the Transferred Employees with past service credit solely for vesting and participation purposes for their service prior to the Effective Time with the Company and/or its Subsidiaries.

          (f) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Effective Time (the "Vacation Policy"), the Parent shall cause the Surviving Corporation to allow such Employee to use such accrued vacation; provided, however, that if the Parent deems it necessary to disallow such employee from taking such accrued vacation, the Parent shall cause the Surviving Corporation to be liable for and pay in cash to each such Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy.

          SECTION 4.7  Directors' and Officers' Indemnification and Insurance.

          (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were current or former directors, officers, agents, or employees of the Company or otherwise entitled to indemnification pursuant to the Company's By-Laws. The Surviving Corporation shall cause any entity to which it shall transfer all or substantially all of the Company's operations to assume the indemnification obligations of the Surviving Corporation under the By-Laws for the remainder of such six-year period..

          (b) The Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto.

          SECTION 4.8 Further Action; Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to facilitate to satisfaction and make effective each condition to the consummation of the transactions, including without limitation the Merger, contemplated by this Agreement, including but not limited to (i) cooperating in the preparation and filing of the Proxy Statement, any required filings under the HSR Act, and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all Licenses and Permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, its Subsidiaries and the Investment Entities as are necessary for the consummation of the transactions contemplated by this Agreement, or to permit such Licenses and Permits, consents, waivers of rights of first refusal and similar rights, approvals, authorizations, qualifications, orders and contracts to continue in effect without modification after the Effective Time and (iii) subject to its contractual obligations hereunder and the other terms and conditions of this Agreement, using its reasonable best efforts to cause each of its representations and warranties set forth herein to be true, correct and complete in all material respects as at the Closing Date as if made on such date. In addition, the Company shall cause senior management of the Company and its Subsidiaries and, to the extent within its control, of its Investment Entities to cooperate in good faith with representatives of the Parent in identifying transition issues and formulating plans and strategies to address any such issues.

          SECTION 4.9 Public Announcements. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, shall provide each other the opportunity to review and comment upon, any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange on which its securities are listed. The parties agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed to by the parties.

          SECTION 4.10 Taxes. Any liability with respect to taxes specified in Section 4.11 hereof that are incurred in connection with the Merger shall be borne by the Company and expressly shall not be a liability of the stockholders of the Company.

          SECTION 4.11 Conveyance Taxes. The Parent, the Purchaser and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                                   ARTICLE V
                              CONDITIONS OF MERGER

          SECTION 5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) Other Approvals. All consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity listed on Schedule 5.1(b) shall have been filed, occurred or been obtained and shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, no action or proceeding shall have been commenced by any Governmental Entity seeking any injunction, restraining order or other order which seeks to prohibit consummation of the Merger, and no action or proceeding shall have been commenced by any Governmental Entity seeking material damages in connection with the Merger shall be pending; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such action, proceeding, order or injunction vacated. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to. the Merger, which makes the consummation of the Merger illegal.

          (d) Opinion of Financial Advisor. The opinion of Montgomery Securities addressed to the Board of Directors of the Company, to the effect that the consideration to be received in the Merger is fair to the Company's stockholders, shall not have been withdrawn.

          SECTION 5.2 Conditions to Obligations of Parent and Purchaser. The obligations of the Parent and the Purchaser to effect the Merger are further subject to the satisfaction of the following conditions prior to the Effective Time unless waived by the Parent and the Purchaser:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1A this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company set forth in Section 3.1B of this Agreement shall be true, correct and complete as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case (x) that those representations and warranties which address matters only as of a particular date shall remain true, correct and complete as of that date and (y) as otherwise contemplated by this Agreement, and (ii) the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations, required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Required Consents; Governmental Approvals. (i) All Required Consents shall have been obtained on terms reasonably satisfactory to Parent and shall be in full force and effect, and (ii) Parent shall have received all consents, approvals, Licenses and Permits of Governmental Entities so as to enable it to operate the Properties immediately following the Effective Time substantially in the same manner as operated on the date hereof; provided, that with respect to Licenses and Permits or other governmental consents or approvals that can be obtained only after consummation of the Merger, such consents, approvals, Licenses or Permits shall not be a condition precedent if Parent shall have not received advice from its counsel, after due inquiry of the appropriate regulatory agency or from the appropriate regulatory agency to the effect that there is a substantial possibility that such Licenses and Permits will not be obtained promptly following such consummation.

          (d) No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the business, Properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, nor shall there have been any development which, taken together with all other developments in the aggregate, would reasonably be expected to result in such a material adverse change, nor shall any such change or development be threatened.

          SECTION 5.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Parent by the managing member of the Parent to such effect.

          (b) Performance of Obligations of the Parent and the Purchaser. The Parent and the Purchaser shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent by the managing member of the Parent to such effect.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of the Parent, the Purchaser and the Company; or

          (b) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in Section 5.2(a) or
Section 5.2(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

          (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any such representation or warranty of the Parent shall have been or become untrue, in each case such that the conditions set forth in Section 5.3(a) or
Section 5.3(b), as the case may be, would be incapable of being satisfied (following notice and failure to cure within 20 days of such notice);

          (d) by either the Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either the Parent or the Company if the Merger shall not have been consummated on or prior to October 6, 1996;

          (f) by either the Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          (g) by the Parent, if (i) following the receipt of a Takeover Proposal, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in any manner which is adverse to the Parent or the Purchaser or shall have resolved to do the foregoing; or (ii) the Board of Directors of the Company shall have approved or have recommended to the stockholders of the Company a Superior Proposal or shall have resolved to do the foregoing; and

          (h) by the Company in accordance with Section 4.5.

          SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 6.3, Section 4.4(b), Section 7.1 and the penultimate sentence in Section 4.4(a); provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

          SECTION 6.3  Fees and Expenses.

          (a) (i) Unless this Agreement is terminated by the Company and Parent or Purchaser shall have failed to perform in any material respects its obligations under this Agreement, (x) if this Agreement is terminated pursuant to Section 6.1(b), Section 6.1(f) (but only if a Takeover Proposal has been received prior to such vote or, prior to the receipt of a Takeover Proposal, the Board of Directors has withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of this Agreement and the Merger),
Section 6.1(g) or Section 6.1(h), or (y) if at any time on or after the date of this Agreement until one year following the termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act (other than Parent or any of its affiliates) shall have acquired, directly or indirectly, the Company, all or substantially all its Properties or assets or more than 50% of the shares of Company Common Stock then outstanding or (ii) if the Company enters into any agreement with respect to any Superior Proposal prior to the one-year anniversary of the termination of this Agreement (each such event described in clauses (x) and (y) of this Section 6.3(a)(i) being hereinafter referred to as a "Triggering Event"), the Company shall reimburse upon demand, Parent or Purchaser (as determined in their discretion) for all documented out-of-pocket expenses payable to non-Affiliates (the "Expense Reimbursement") incurred by the Parent and the Purchaser in connection with this Agreement and the transactions contemplated hereby to the date of the applicable Triggering Event (collectively, the "Documented Expenses"), up to a maximum reimbursement obligation of $1,250,000. The Documented Expenses shall be certified in reasonable detail by a managing director of the Parent prior to the payment to be made by the Company hereunder. The Expense Reimbursement shall be paid in same day funds. In the event this Agreement is terminated pursuant to
Section 6.1(b), at the request of the Company, Parent will deliver to the Company copies of all written environmental and engineering reports and title reports and surveys prepared by Parent's or Purchaser's consultants, other than any such reports and surveys (or analyses) prepared by Parent's counsel.

          (b) The Company shall pay, or cause to be paid, to Purchaser an additional fee of $5,000,000 (the "Termination Fee"), in same day funds (i) upon demand if (A) the Expense Reimbursement becomes payable pursuant to clause
(a)(i)(x) above (other than in the event of a termination of this Agreement pursuant to Section 6.1(b)), (B) the Company shall have entered into any agreement with respect to a Superior Proposal within one year after such termination, and (C) the transactions contemplated by such agreement shall have been consummated, or (ii) upon demand, in the event the Expense Reimbursement shall have become payable pursuant to clause (a)(i)(y) above.

          (c) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 6.4 Amendment. Subject to the applicable provisions of the MBCA, this Agreement may be amended by the parties hereto by written agreement executed and delivered by duly authorized officers of the respective parties at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the amount or changes the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger or adversely affects the rights of the Company's stockholders hereunder without approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 6.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 6.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.4 or an extension or waiver pursuant to
Section 6.5 shall, in order to be effective, require in the case of the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VII

                               GENERAL PROVISIONS

          SECTION 7.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and pre-Closing agreements in this Agreement shall terminate at the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1, except that those set forth in Section 4.4(b), Section 6.3 and this Article VII shall survive termination indefinitely (in accordance with the terms of such provisions).

          SECTION 7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to the Parent or the Purchaser:

               c/o Tiger Real Estate Partners, L.L.C.
               101 Park Avenue, 47th Floor
               New York, New York 10178
               Attn: Jonathan H. Paul

          with a copy to:

               Schulte Roth & Zabel
               900 Third Avenue
               New York, New York 10022
               Attn: Stuart D. Freedman

          if to the Company:

               Kahler Realty Corporation
               20 Second Avenue SW
               Rochester, Minnesota 55902
               Attn: Harold W. Milner, Chief Executive Officer

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017-3954
               Attn: Richard I. Beattie

          SECTION 7.3  Certain Definitions.

          (a) For purposes of this Agreement, the term:

          "Affiliate" of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "Beneficial Owner" with respect to any shares of Company Common Stock means a Person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) , pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

          "Capital Expenditures Budget" means the Company's capital expenditures budget, dated May 6, 1996, delivered by the Company to Parent on the date hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Material Adverse Effect" means a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder, or with respect to the representations and warranties set forth in
Section 3.1B(t)(v), (vi) or (vii), on the after-tax proceeds that would result from the sale of one or more Properties or on the ability to elect REIT status for the Company for a taxable year beginning on or prior to January 1, 1997.

          "Construction Contract" means any construction contract, architect's and/or engineer's agreement, construction management contract, design contract, subcontract, and other similar type of agreement, together with all supplements, amendments, modifications, general conditions, change orders and addenda thereto entered into by or on behalf of any Property Owner (as hereinafter defined) or tenant under any Space Lease (where the Company, its Subsidiaries or its Investment Entity is such tenant under any Space Lease), or its predecessors-in-interest, in connection with the construction, rehabilitation or renovation of any of the Properties or any part thereof or the installation of any Improvements on any of the Properties or any part thereof and which in each instance provides for the payment of $150,000 or more or provides for payment on a "cost plus" basis.

          "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets,

Properties or businesses of the Company, its Subsidiaries or its Investment Entities, or any predecessor in interest; (ii) from adjoining Properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company, its Subsidiaries or its Investment Entities, or any predecessor in interest.

          "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of or requirements for conduct for protection of the environment, which standards or requirements are now in effect or are currently scheduled to become effective in the future.

          "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Entity or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by the Borrower or any of its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or a predecessor in interest.

          "Existing Indebtedness" means, with respect to each Existing Loan, the indebtedness borrowed thereunder (including all unpaid principal and accrued interest and all other penalties, charges, and other amounts due and payable under each such Existing Loan as of March 31, 1996).

          "Existing Loan" means the loans set forth on Schedule 3.1(p)(i)(G).

          "Expansion Property" means the Real Property designated on Schedule 3.1(v)(iii).

          "Franchise Agreements" means the Franchise Agreements listed on
Schedule 3.1(p)(i)(H) under the heading "Franchise Agreements", together with all supplements, amendments and modifications thereto.

          "GAAP" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1995 were prepared.

          "Governmental Entity" means the United States of America, any state or local government, any political subdivision of either, any agency, department, commission, board, bureau or instrumentality of any of them, or any quasi-public agency established by any of the foregoing including, without limitation, any insurance rating organization or board of fire underwriters which exercises jurisdiction over the Premises.

          "Governmental Regulations" means any laws, orders, judgments, decrees, ordinances, rules, requirements, resolutions, and regulations, now or hereinafter existing, (including, without limitation, those relating to land use, subdivision, zoning, environmental, hazardous substances, employment practices, occupational health and safety, water and building and fire codes) of any Governmental Entity.

          "Ground Lease" means each of the leases, together with all supplements, amendments and modifications thereto, listed on Schedule 3.1(p)(I) under the heading "Ground Lease".

          "Hazardous Materials" means any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "Hazardous Materials", "regulated substances", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "contaminants", "pollutants", "medical waste", "biohazardous or infectious waste", "solid waste", "special waste", or words of similar import under any applicable Environmental Law. Without limiting the generality of the foregoing, the term "Hazardous Materials" shall include, to the extent such materials are regulated by any Environmental Law (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes, chemicals, or substances, or toxic wastes; (b) asbestos in any form; (c) urea formaldehyde foam insulation; (d) transformers or other equipment which contain polychlorinated biphenyls; and (e) Radon gas.

          "Improvements" means all buildings, improvements, structures and fixtures located on the Land or any part thereof.

          "Intangible Personal Property" means all Intangible Personal Property owned or possessed by any Property Owner and used in connection with the ownership, operation, leasing, occupancy or maintenance of any of the Properties, including, without limitation, (a) such Property Owner's right to use any tradenames, (b) the Licenses and Permits, (c) any escrow accounts, (d) all rights, privileges and appurtenances pertaining to any of the Properties, including, without limitation, air-rights, development rights and utility rights, (e) general intangibles, (f) all books, plans and records of the Company, its Subsidiaries and each Property Owner, and (g) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway.

          "Knowledge" means, with respect to a Person, the actual knowledge, after having made reasonable inquiry of (x) any of its executive officers or directors, (y) any of the executive officers or directors of any Subsidiary or Investment Entity, if any, of such Person and (z) in the case of the Company, any general manager of any Property.

          "Land" means, collectively, each parcel of Real Property shown on the Survey for such parcel of Real Property and denoted thereon as being owned or leased by the applicable Property Owner.

          "Leasehold Estates" means, collectively, each Leasehold Estate created pursuant to a Ground Lease with respect to a parcel of Land related thereto.

          "Licenses and Permits" means, collectively, all licenses (including, without limitation, liquor licenses and casino licenses), permits, authorizations, certificates of occupancy, approvals, dedications, subdivision approvals and entitlements issued, approved or granted by any Governmental Entity or otherwise in connection with any of the Properties; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of the existing utilities and to insure vehicular and pedestrian ingress and egress to any of the Properties.

          "Liens" means any mortgage, deed of trust, pledge, security interest, financing statement, encumbrance, lien, judgment, segregation, charge or deposit arrangement or other arrangement having the practical effect of any of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

          "Management Contracts" means the management contracts listed on
Schedule 3.1(p)(i)(G), together with all supplements, amendments and modifications thereto.

          "1996 Budget" means the Company's budget for calendar year 1996 delivered by the Company to Parent on the date hereof.

          "Parent Material Adverse Effect" means a material adverse effect on
(i) the business, properties, assets, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or (ii) on the ability of the Parent to perform its obligations hereunder.

          "Permitted Liens" means, subject to the terms and conditions of the second sentence of this definition, (a) liens, levies and assessments (it being understood that in the case of levies and assessments, such matters are recurring and generally reflected in the Company's financial statements) for current taxes, sewer charges, water charges or common charges of any condominium association, in all cases, not yet due and payable, (b) rights of (x) tenants or persons in possession as listed on Schedule 3.1(p)(I), and (y) tenants or persons in possession pursuant to immaterial Space Leases, (c) the matters and items listed on
Schedule 3.1(v)(i) and (ii), (d) the matters and items shown on the Surveys, which Surveys have been made available to the Parent prior to the date hereof,
(e) matters that would be disclosed by an accurate survey of the Land done after the date of the respective Surveys, (f) as to Personal Property, liens of carriers and warehousemen incurred in the ordinary course of business for sums not yet due and liens arising under the loan documents described on Schedule 3.1(p)(F) and (G), (g) as to Personal Property liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return-of-money bonds and similar obligations (exclusive of obligations for the payment of borrowed money), (h) easements, covenants and restrictions placed of record subsequent to the date of the Title Reports described on Schedule 3.1(v)(i) and (ii), (i) matters placed of record subsequent to the date of the Title Reports described on Schedule 3.1(v)(ii) affecting the title of any owner of the Land covered by the Ground Leases, provided that such matter is subject and subordinate in all respects to the applicable Ground Lease. Notwithstanding the foregoing, (I) a matter or item described above in clauses (d), (e) or (h) or marked with a single asterisk on
Schedule 3.1(v)(i) and (ii) (collectively, the "Excludable Liens") shall not be a "Permitted Lien" (x) if any such Excludable Lien (A) (excluding the terms of any of the Ground Leases and any mortgages or deeds of trust or other collateral loan document) provides for a condition or right of reverter or other provision for forfeiture under which the fee or leasehold title, as the case may be, or the possessory rights of the Company, any of its Subsidiaries or its Investment Entities can be cut off, subordinated or otherwise disturbed as a result of (w) a presently existing default thereunder, (x) notice or the passage of time or both (excluding in the case of default or violation thereunder subsequent to the Effective Date), (y) the consummation of the transactions contemplated by this Agreement or (z) the current use of the Real Property, (B) is violated by the existence of the existing Improvements, (C) prohibits or impairs in any material respect the present use and enjoyment of the Real Property, (D) prohibits or impairs in any material respect the right to construct the improvements which are to be constructed on Expansion Property in accordance with the plans previously disclosed to the Parent or the proposed use and enjoyment of any Expansion Property in accordance with the plans previously disclosed to the Parent or (E) causes the representations and warranties set forth in Section 3.1(v)(ix) to be untrue, and (y) if a reputable national title insurance company shall not be ready, willing and able to issue affirmative title insurance (without additional cost or premium) insuring against the matters described in clauses (A), (B), (C) and (D) above, as applicable, with respect to any such Excludable Lien, and (II) a matter or item marked with two asterisks in Schedule 3.1(v)(i) and (ii) shall not be a "Permitted Lien" if such matter or item is violated by the existence of the Existing Improvements or prohibits or impairs in any material respect the present use and enjoyment of the Real Property.

          "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) .

          "Personal Property" means, collectively, the Tangible Personal Property, the Intangible Personal Property and the Reservation System.

          "Properties" or "Property" means the Real Property, any premises demised to the Company or any of its Subsidiaries or its Investment Entities under any Space Lease and the Personal Property.

          "Property Contracts" means, collectively, Construction Contracts, Service Contracts, the Franchise Agreements and the Management Contracts relating to any of the Properties.

          "Property Owner" means the owners or tenants, as the case may be (as set forth on Schedule 3.1(v)(i)) and (ii) hereto, of each parcel of Real Property.

          "Real Property" means the Land, the Expansion Property, the Leasehold Estates and the Improvements.

          "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

          "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other remedial, removal or investigatory actions authorized by 42 U.S.C. 9601 et seq.

          "Required Consents" means the consents set forth on Schedule 7.3(a).

          "Reservation System" means each Property Owner's reservation terminal and reservation system equipment and software, if any.

          "Service Contract" means any service agreement, brokerage commission agreement, maintenance contract, contract for the purchase or delivery of services, materials, goods, inventory or supplies, cleaning contracts, equipment rental agreements, equipment leases or leases of Personal Property (other than the Franchise Agreements and the Management Agreements), together with all supplements, amendments and modifications thereto, relating to any of the Properties or any part thereof; provided, however, the term "Service Contract" shall not include any Service Contract which (i) provides for the payment of $100,000 per annum or $250,000 in the aggregate or less, or (ii) is terminable without penalty on 90 days' or less prior written notice.

          "Space Leases" means all material leases, licenses, subleases, rental agreements or occupancy agreements, together with all supplements, amendments and modification thereto, entered into by the Company or its Subsidiaries or Investment Entities.

          "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, the Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Surveys" means the Surveys, plats, plot plans and floor plans listed on Schedule 3.1(v)(i) and (ii) hereto.

          "Tangible Personal Property" means the items of tangible personal property consisting of all furniture, furnishings, fixtures, equipment, machinery and other Personal Property of every kind and nature located on or used or useful in the operation of any of the Properties, including, without limitation, as lessee with respect to any such Tangible Personal Property.

          "Title Insurance Policies" means any title insurance policy insuring title (either fee simple or leasehold) vested in the Company or one of its Subsidiaries or Investment Entities, as the case may be.

          "Title Reports" means the title reports, title commitments and title opinions listed under the heading "Title Reports" on Schedule 3.1(v)(i) and
(ii).
          (b) The following terms shall have the meaning specified in the indicated Section of this Agreement:

Term.........................   Section  Effective Time...............       1.3
                                         ERISA........................       3.1
Agreement....................   Recitals ERISA Affiliate..............       3.1
Articles of Merger...........       1.3  Exchange Act.................       2.3
Business Combination.........       4.5  Expense Reimbursement........       4.5
Cash Payment.................       2.3  FASB.........................       3.1
Closing......................       1.2  Fee Properties...............       3.1
Closing Date.................       1.2  HSR Act......................       3.1
Company......................  Recitals  IRS..........................       3.1
Company Common Stock.........       2.1  Material Contracts...........       3.1
Company Plans................       3.1  Leasehold Properties.........       3.1
Company Preferred Stock......       3.1  Lease........................       3.1
Company Securities...........       3.1  Investment Entities..........       3.1
Dissenting Shares............       2.1  MBCA.........................       1.1
Documented Expenses..........       6.3  Merger.......................  Recitals

Merger Consideration.........       2.1  Securities Act...............       3.1
Notice of Superior Proposal..       4.5  Surviving Corporation........       1.1
Options......................       2.3  Stockholders' Meeting........       1.7
Ownership Interests..........       3.1  Stock Plans..................       2.3
Parent.......................  Recitals  Superior Proposal............       4.5
Partnership..................       3.1  Takeover Proposal............       4.5
Paying Agent.................       2.2  Taxes........................       3.1
Payment Fund.................       2.2  Tax Return...................       3.1
PBGC.........................       3.1  Termination Fee..............       4.5
Proxy Statement..............       3.1  Title IV Plan................       3.1
Purchaser....................  Recitals  Transferred Employees........       4.6
SEC..........................       3.1  Triggering Event.............       6.3
SEC Reports..................       3.1  Vacation Policy..............       4.6

          SECTION 7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 7.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and the Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned Subsidiary or Subsidiaries of the Parent, provided that no such assignment shall relieve the assigning party of it s obligations hereunder if such assignee does not perform such obligations.

          SECTION 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent specifically covered by the MBCA as provided herein), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 7.8 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 7.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement, as amended and restated, to be executed by their respective officers thereunto duly authorized, all as of the date written above.

                              TIGER REAL ESTATE FUND, L.P.

                              By: Tiger Real Estate Partners
                                  Management, L.L.C., its
                                  general partner


                                  By: Tiger Real Estate Partners,
                                      L.L.C., its managing member

                                      By: /s/ Paul D. Kazilionis
                                          ------------------------------
                                          Name:  Paul D. Kazilionis
                                          Title:  Managing Principal


                              TIGER REAL ESTATE ACQUISITION CORP.


                              By:    /s/ Paul D. Kazilionis
                                     -------------------------
                              Name:  Paul D. Kazilionis
                              Title:


                              By:    /s/ Patrick Fox
                                     -------------------------
                              Name:  Patrick Fox
                              Title: Secretary



                              KAHLER REALTY CORPORATION


                              By:    /s/ Harold W. Milner
                                     --------------------------
                              Name:  Harold W. Milner
                              Title: President

                                   EXHIBIT A
                                   ---------

                           ARTICLES OF INCORPORATION

                                       OF

                           KAHLER REALTY CORPORATION


          ARTICLE I: The name of the corporation is Kahler Realty Corporation (the "Corporation").

          ARTICLE II: The street address of the initial registered office of the Corporation in the State of Minnesota is c/o Corporation Service Company, Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402. Such initial registered office is located in the County of Hennepin. The name of the initial registered agent of the Corporation at such address is Corporation Service Company.

          ARTICLE III: The Corporation shall have authority to issue One Thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share.

          ARTICLE IV: The name and address of the incorporator are Stuart Freedman, 900 Third Avenue, New York, New York 10022.

          ARTICLE V: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the MBCA.

          ARTICLE VI: No shareholder entitled to vote in the election of directors of the Corporation shall be entitled the right to cumulative voting in any such election.

          ARTICLE VII: No holder of the shares of any class of the Corporation shall be entitled to preemptive rights.

          ARTICLE VIII: Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

          ARTICLE IX: The Corporation shall, to the fullest extent permitted by the MBCA, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the MBCA. The Corporation may also indemnify such persons, pursuant to agreement or resolution of shareholders or directors, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the MBCA. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, resolution of shareholders or directors, agreement or otherwise, as permitted by the MBCA, as to action, or as to failure to act, in any capacity in which such person served at the request of the Corporation.

          ARTICLE X: The personal liability of the directors of the Corporation to the Corporation and to its shareholders is eliminated to the fullest extent permitted by Section 302A.251 of the MBCA, as the same may be amended and supplemented from time to time.

                                                                       Exhibit B
                                                                       ---------

                           KAHLER REALTY CORPORATION
                             20 Second Avenue, S.W.
                           Rochester, Minnesota 55902

                                                                     May 6, 1996

Mayo Foundation
200 First Street S.W.
Rochester, Minnesota  55905

Ladies and Gentleman:

          The purpose of this letter is to confirm our agreement to terminate that certain Cross-Option Agreement, dated as of February 1, 1989 (the "Agreement"), between Mayo Foundation, a Minnesota corporation (the "Foundation") and Kahler Realty Corporation, a Minnesota corporation ("Kahler").

          Kahler intends to engage in a business combination transaction with Tiger Real Estate Fund, L.P., a Delaware limited partnership ("Parent") and Tiger Realty Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent ("Purchaser"), pursuant to which Purchaser will: i) acquire all of the issued and outstanding capital stock of Kahler and ii) merge with and into Kahler (together, the "Merger").

          Pursuant to Section 3.3. of the Agreement, it is anticipated that the Agreement will terminate retroactively upon consummation of the Merger. The purpose of this letter is to confirm and document that termination.

          Accordingly, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Kahler and the Foundation hereby agree as follows:

          1. Termination of the Agreement. The Agreement is hereby terminated, effective as of the effective date of the Merger, from and after which neither Kahler nor the Foundation shall have any rights, liabilities or obligations thereunder.

          2. Miscellaneous. This letter agreement may not be amended or modified except by an instrument in writing signed by the parties hereto. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument. This letter agreement will terminate in the event that the Merger Agreement is terminated in accordance with its terms.

          If you are in agreement with the foregoing, please execute both enclosed copies of this letter agreement in the space provided and return one fully executed copy to Kahler at the following address: 20 Second Avenue, S.W., Rochester, Minnesota 55902, attention: Harold W. Milner, President and Chief Executive Officer.

                                    Very truly yours,

                                    KAHLER REALTY CORPORATION

                                    By:  _________________________
                                         Harold W. Milner
                                         President and Chief
                                         Executive Officer

ACCEPTED AND AGREED AS OF THIS
6TH DAY OF MAY, 1996

MAYO FOUNDATION

By:  _________________________
Name:
Title:

                     Description of Schedules
                     ------------------------


Schedule 3.1(b)          Capitalization
Schedule 3.1(e)          Regulatory Approvals
Schedule 3.1(f)          SEC Filings; Financial Statements
Schedule 3.1(h)          Transactions with Affiliates
Schedule 3.1(j)          Brokers
Schedule 3.1(l)          No Conflicts
Schedule 3.1(m)          Undisclosed Liabilities
Schedule 3.1(n)          Absence of Certain Changes or Events
Schedule 3.1(o)          Compliance with Laws
Schedule 3.1(p)          Agreements
Schedule 3.1(r)          Absence of Litigation
Schedule 3.1(s)          Employee Matters
Schedule 3.1(t)          Tax Matters
Schedule 3.1(u)          Environmental Matters
Schedule 3.1(v)          Properties
Schedule 3.1(w)          Insurance
Schedule 4.1(a)          Conduct of Business:  Dividends and Distributions
Schedule 4.1(b)          Conduct of Business:  Ownership Interests
Schedule 4.1(e)          Conduct of Business:  Planned Acquisitions
Schedule 4.1(f)          Conduct of Business:  Planned Dispositions
Schedule 4.1(i)          Conduct of Business:  Planned Debt
Schedule 4.6(b)          Employee Agreements
Schedule 5.1(b)          Conditions of Merger: Governmental Approvals
Schedule 7.3(a)          Required Consents

                                                                         Annex B


                     [LETTERHEAD OF MONTGOMERY SECURITIES]

                         [MONTGOMERY SECURITIES LOGO]
                                                                  July 25, 1996

Board of Directors
Kahler Realty Corporation
20 Second Avenue, S.W.
Rochester, MN 55902


Gentlemen:

     We understand that Kahler Realty Corporation, a Minnesota corporation ("Seller"), Tiger/Westbrook Real Estate Fund, L.P., a Delaware limited partnership (the "Partnership"), and Tiger Realty Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of the Partnership ("Buyer"), have entered into an Agreement and Plan of Merger dated May 6, 1996 (the "Merger Agreement"), pursuant to which Buyer will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement provided to us by Seller and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $.10 par value per share, of Seller ("Seller Common Stock") will be converted into the right to receive $17.00 cash (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the lodging industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the lodging industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and

Board of Directors
Kahler Realty Corporation
July 25, 1996
Page 2


discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller's management, upon such management's advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller's management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the date of Seller's last financial statements made available to us, other than those changes that have been disclosed by management of Seller to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving Seller. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or engineering inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals (other than an architectural and engineering report prepared in 1994 in connection with Seller's Real Estate Investment Trust offering and prepared by a third party). Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

Board of Directors
Kahler Realty Corporation
July 25, 1996
Page 3


     This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger.


                                      Very truly yours,


                                      MONTGOMERY SECURITIES

                                                                Annex C

                         MINNESOTA STATUTES ANNOTATED
                                 CORPORATIONS
                      CHAPTER 302A, BUSINESS CORPORATIONS
                             SHARES;  SHAREHOLDERS


302A.471.  Rights of dissenting shareholders

 Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:
 (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
 (1) alters or abolishes a preferential right of the shares;
 (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
 (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
 (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;
 (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
 (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;
 (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or
 (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
 Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
  (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.
  Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.
  Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

                         MINNESOTA STATUTES ANNOTATED
                                 CORPORATIONS
                      CHAPTER 302A, BUSINESS CORPORATIONS
                            SHARES;  SHAREHOLDERS


302A.473.  Procedures for asserting dissenters' rights

  Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.
  Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.
  Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.
  Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:
  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
  (a) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
     (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
     (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.
     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                  Conformed Copy
                                                                         Annex D

                                VOTING AGREEMENT


          VOTING AGREEMENT, dated as May 6, 1996 (this "Agreement"), by MILNER ASSOCIATES, a Utah Limited Partnership, (the "Stockholder") with TIGER REAL ESTATE ACQUISITION CORP., a Minnesota corporation ("Purchaser").

          WHEREAS, Purchaser and its parent, TIGER REAL ESTATE FUND, L.P., a Delaware limited partnership ("Parent"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with KAHLER REALTY CORPORATION, a Minnesota corporation (the "Company"), which provides, among other things, that the Company will merge with Purchaser pursuant to the merger contemplated by the Merger Agreement (the "Merger");

          WHEREAS, as of the date hereof, the Stockholder owns 492,407 shares of common stock, par value $.10 per share, of the Company ("Company Common Stock"); and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has required that the Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now owned and which may hereafter be acquired by the Stockholder (the "Shares").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            PROXY OF THE STOCKHOLDER
                            ------------------------

          SECTION 1.01 Voting Agreement. The Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Stockholder shall vote the Shares: (a) in favor of the Merger, the Merger Agreement (subject to the proviso below, as amended from time to time) and any of the transactions contemplated by the Merger Agreement; and
(b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, provided that the Stockholder shall have no obligations hereunder in the event that the Merger Agreement is amended to (i) change the form of the Merger Consideration, (ii) reduce the Merger Consideration below $17.00 per share or (iii) change the treatment of Options. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

          SECTION 1.02 Irrevocable Proxy. In the event the Stockholder shall fail to comply with the provisions of Section 1.01 hereof as determined by Purchaser in its sole discretion, the Stockholder agrees that such failure shall result, without any further action by the Stockholder, in the irrevocable appointment of Purchaser, until termination of the Merger Agreement, as his attorney and proxy pursuant to the provisions of Section 302A.449 of the Minnesota Business Corporation Act, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Shares which Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares which he may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
               -------------------------------------------------

          The Stockholder hereby represents and warrants to Purchaser as follows:

          SECTION 2.01 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

          SECTION 2.02 No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i), to the Stockholder's knowledge, conflict with or violate any Governmental Regulations (as such term is defined in the Merger Agreement) applicable to the Stockholder or by which the Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any, partnership agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected.

          (b) To the Stockholder's knowledge, the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          SECTION 2.03 Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 492,407 shares of Company Common Stock, which are all the securities of the Company owned, either of record or beneficially, by the Stockholder. Except as set forth in a Schedule to the Merger Agreement, the Stockholder owns all the Shares free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights and other encumbrances or any nature whatsoever. Except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares or Other Securities.


                                  ARTICLE III

                          COVENANTS OF THE STOCKHOLDER
                          ----------------------------

          SECTION 3.01 No Disposition or Encumbrance of Shares. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any Lien (as defined in the Merger Agreement), option, right of first refusal, agreement, limitation on the Stockholder's voting rights or other encumbrance of any nature whatsoever with respect to, the Shares or, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

          SECTION 3.02 No Solicitation of Transactions. The Stockholder hereby agrees to be bound by and to comply with obligations of the Company set forth in
Section 4.5 of the Merger Agreement as if such obligations were set forth in their entirety in this Section 3.02 as obligations of the Stockholder.

                                   ARTICLE IV

                                 MISCELLANEOUS
                                 -------------

          SECTION 4.01 Termination. This Agreement (except for Article IV of this Agreement) shall terminate upon the termination of the Merger Agreement in accordance with its terms. Article IV of this Agreement shall survive termination of this Agreement.

          SECTION 4.02 Further Assurances. The Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          SECTION 4.03 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and the Stockholder with respect to the subject matter hereof.

          SECTION 4.05 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 4.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court.

          SECTION 4.08 Definitions. Capitalized terms not otherwise defined herein are used as defined in the Merger Agreement.

          IN WITNESS WHEREOF, the Stockholder has duly executed this Agreement.


Dated: May 6, 1996


                                    MILNER ASSOCIATES, L.P.

                                        /s/ Harold W. Milner
                                    By: ______________________________
                                        Harold W. Milner
                                        General Partner


Agreed and accepted
as of May 6, 1996

TIGER REAL ESTATE FUND, L.P.

By: Tiger Real Estate Partners
Management, L.L.C., its general
partner

   By: Tiger Real Estate Partners,
       L.L.C., its managing member

          /s/ Paul D. Kazilionis
       By:____________________________
          Name: Paul D. Kazilionis
          Title: Managing Principal

TIGER REAL ESTATE ACQUISITION CORP.

    /s/ Paul D. Kazilionis
By: _______________________________
    Name: Paul D. Kazilionis
    Title:


    /s/ Patrick Fox
By: _______________________________
    Name: Patrick Fox
    Title: Secretary

                                                                  Conformed Copy
                                                                         Annex E

                                VOTING AGREEMENT


          VOTING AGREEMENT, dated as of May 6, 1996 (this "Agreement"), by MAYO FOUNDATION (the "Stockholder") with TIGER REAL ESTATE ACQUISITION CORP., a Minnesota corporation ("Purchaser").

          WHEREAS, Purchaser and its parent, TIGER REAL ESTATE FUND, L.P., a Delaware limited partnership ("Parent"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with KAHLER REALTY CORPORATION, a Minnesota corporation (the "Company"), which provides, among other things, that the Company will merge with Purchaser pursuant to the merger contemplated by the Merger Agreement (the "Merger");

          WHEREAS, as of the date hereof, the Stockholder owns 1,113,234 shares of common stock, par value $.10 per share, of the Company ("Company Common Stock") representing 25.6% of the outstanding shares of the Company Common Stock; and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has required that the Stockholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to 370,000 shares of Company Common Stock now owned by the Stockholder (the "Subject Shares"), representing 8.5% of the outstanding shares of the Company Common Stock.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            PROXY OF THE STOCKHOLDER
                            ------------------------

          SECTION 1.01 Voting Agreement. The Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, the Stockholder shall vote the Subject Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled; provided that the Stockholder shall have no obligations hereunder in the event the Merger Agreement is amended to (i) change the form of the Merger Consideration or (ii) reduce the Merger Consideration below $17.00 per share. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

          SECTION 1.02 Irrevocable Proxy. In the event the Stockholder shall fail to comply with the provisions of Section 1.01 hereof as determined by Purchaser in its sole discretion, the Stockholder agrees that such failure shall result, without any further action by the Stockholder, in the irrevocable appointment of Purchaser, until termination of the Merger Agreement, as its attorney and proxy pursuant to the provisions of Section 302A.449 of the Minnesota Business Corporation Act, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Subject Shares which Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Subject Shares which it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the termination of existence of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the successors and assigns of the Stockholder

          SECTION 1.03. Limitation to Subject Shares. Nothing herein shall be deemed to create, whether by express provision or impliedly, any agreement, arrangement, relationship or understanding, with respect to the voting, the power to direct the voting, the disposition, or the power to direct the disposition of any shares of Company Common Stock owned by the Stockholder other than the Subject Shares.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
               -------------------------------------------------

          The Stockholder hereby represents and warrants to Purchaser as follows:

          SECTION 2.01 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

          SECTION 2.02 No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate any Governmental Regulations (as such term is defined in the Merger Agreement) applicable to the Stockholder or by which the Subject Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Subject Shares are bound or affected.

          (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          SECTION 2.03 Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 1,113,234 shares of Company Common Stock, which are all the securities of the Company owned, either of record or beneficially, by the Stockholder. Except as set forth in a Schedule to the Merger Agreement, the Stockholder owns such shares of Company Common Stock free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights and other encumbrances or any nature whatsoever. Except as provided in this Agreement with respect to the Subject Shares, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any shares of Company Common Stock owned by it.


                                  ARTICLE III

                          COVENANTS OF THE STOCKHOLDER
                          ----------------------------

          SECTION 3.01 No Disposition or Encumbrance of Shares. (a) The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any Lien (as defined in the Merger Agreement), option, right of first refusal, agreement, limitation on the Stockholder's voting rights or other encumbrance of any nature whatsoever with respect to, the Subject Shares or, directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

                                   ARTICLE IV

                                 MISCELLANEOUS
                                 -------------

          SECTION 4.01 Termination. This Agreement (except for Article IV of this Agreement) shall terminate upon the termination of the Merger Agreement in accordance with its terms. Article IV of this Agreement shall survive termination of this Agreement.

          SECTION 4.02 Further Assurances. The Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          SECTION 4.03 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement between Purchaser and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and the Stockholder with respect to the subject matter hereof.

          SECTION 4.05 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 4.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court.

          IN WITNESS WHEREOF, the Stockholder has duly executed this Agreement.


Dated: May 6, 1996

                                    MAYO FOUNDATION

                                         /s/ R. Waller
                                    By: __________________________
                                         Name: R. Waller
                                         Title: President

Agreed and accepted
as of May 6, 1996

TIGER REAL ESTATE ACQUISITION CORP.

     /s/ Paul D. Kazilionis
By:  _______________________________
     Name: Paul D. Kazilionis
     Title:

     /s/ Patrick Fox
By:  _______________________________
     Name: Patrick Fox
     Title: Secretary

                                     PROXY

                           KAHLER REALTY CORPORATION

 SPECIAL MEETING OF STOCKHOLDERS - AUGUST 13, 1996 AT 10:00 A.M. CENTRAL TIME.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Kahler Realty Corporation (the "Company") hereby appoints Harold W. Milner and Mark W. Sheffert, or either of them, the attorneys and proxies for the undersigned (each with power of substitution and with all powers the undersigned would possess if personally present) to vote at the Special Meeting of Stockholders of the Company to be held at 10:00 a.m. Central Time on August 13, 1996, and at any adjournment or postponement thereof (the "Special Meeting"), all the shares of Common Stock of the Company which the undersigned is entitled to vote on the following proposal (more fully described in the Proxy Statement for the Special Meeting) in the manner specified on the reverse hereof, and on any other business that may properly come before the Meeting at the discretion of the named proxies.

                           -------------------------

Please date and sign this proxy and indicate how your stock is to be voted below. UNLESS YOU SPECIFICALLY DIRECT OTHERWISE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING PROPOSAL.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR


(1) Approval and adoption of the Agreement and Plan of Merger, dated as of May 6, 1996, relating to the merger of Tiger Real Estate Acquisition Corp. with and into the Company.


    For  Against  Abstain

    [_]    [_]      [_]

    NOTE: Your signature should appear as your name appears hereon. When share are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    Please sign, date and return the proxy card promptly using the enclosed envelope.

    Dated: _________________________, 1996

    --------------------------------------
         Signature

    --------------------------------------
         (Signature if held jointly)